================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------

                             PRIMAL SOLUTIONS, INC.
              (Exact name of Small Business Issuer in its Charter)
                           ---------------------------


         DELAWARE                         7372                   36-4170318
(State or Other Jurisdiction     Primary Standard Industrial (I.R.S. Employer
of Incorporation or Organization) Classification Code Number Identification No.)

                           ---------------------------

                             18881 VON KARMAN AVENUE
                                    SUITE 450
                            IRVINE, CALIFORNIA 92612
                                 (949) 260-1500

          (Address and telephone number of Principal Executive Offices)

                             18881 VON KARMAN AVENUE
                                    SUITE 450
                            IRVINE, CALIFORNIA 92612

(Address of principal place of business or intended principal place of business)
                           ---------------------------

                                JOSEPH R. SIMRELL
                             18881 VON KARMAN AVENUE
                                    SUITE 450
                            IRVINE, CALIFORNIA 92612
                                 (949) 260-1500

           (Name, Address and Telephone Number of Agent for Service)
                                with copies to:

   BRUCE A. CHEATHAM, ESQ.                       RANDOLF W. KATZ, ESQ.
WINSTEAD SECHREST & Minick P.C.                      Bryan Cave LLP
  5400 Renaissance Tower                            2020 Main Street
     1201 Elm Street                                    Suite 600
   Dallas, Texas 75270                           Irvine, California 92614
     (214) 745-5213                                    (949) 223-7000

                           ---------------------------

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of Each Class                              Proposed                Proposed
of Securities To Be      Amount To Be            Maximum                 Maximum                  Amount of
Registered               Registered              Offering Price Per      Aggregate                Registration Fee
                                                 Share                   Offering Price
Common Stock,
$.01 par value           19,660,453 (1)          $0.16 (2)               $3,145,672.40            $830.46
Total Amount Due                                                                                  $830.46

     (1) Shares of common stock of the registrant being distributed to stockholders of Avery Communications, Inc.
     (2) Based on the fair market value on an OTCBB marketable minority interest basis, solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) of the Securities Act of 1933, as amended.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                 Subject to Completion, Dated September 22, 2000

     PROSPECTUS


                             PRIMAL SOLUTIONS, INC.

                        19,660,453 Shares of Common Stock

     This prospectus relates to the distribution by Avery Communications, Inc., of 13,369,108 shares of our common stock to the holders of record on October 2, 2000, of shares of Avery's common stock, series a, b, c, d and e preferred stock and convertible note and of 6,291,345 shares of our common stock in redemption of 4,244,783 shares of Avery's series g preferred stock. The 19,660,453 shares of our common stock constitutes all of our presently issued and outstanding shares of common stock. Avery is making the distribution of our common stock pursuant to the terms of the Primal Solutions, Inc. Preliminary Distribution Agreement, dated July 31, 2000.

     After the distribution, we will be a separate company, no longer owned in any way by Avery.

     Certificates evidencing the 19,660,453 shares of our common stock will be distributed by mail within a reasonable time after the distribution date, currently anticipated to be by October 31, 2000.

                  --------------------------------------------


     OWNERSHIP OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                  --------------------------------------------


     The information contained in this prospectus is not complete and may be changed. We may not sell any shares of the common stock until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities in any state where the offer or sale is not permitted.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                  --------------------------------------------


                The date of this prospectus is September 22, 2000

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Primal.........................................................................3
Summary........................................................................4
Risk Factors...................................................................6
A Note About Foward Looking Statements........................................17
Use Of Proceeds...............................................................17
The Primal Distribution.......................................................17
Material Federal Income Tax Consequences Of The
Distribution To Primal's Stockholders.........................................36
Market Information............................................................37
Management's Discussion and Analysis Of Financial Condition
and Results of Operations.....................................................37
Business......................................................................44
Legal Proceedings.............................................................56
Management....................................................................56
Certain Relationships and Related Transactions................................59
Limitation of Liability and Indemnification...................................60
Stock Ownership of Directors, Executive Officers and Principal Holders........61
Description of Capital Stock..................................................63
Where you can find more information...........................................64
Experts.......................................................................64
Independent Auditors Report..................................................F-1



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                                        2

                                     PRIMAL

     Primal develops, markets and supports customer management and billing software, customer analytics software, and intelligent switch mediation software to support the converging requirements of wireless, voice over Internet protocol, and data communications service providers. Service providers using Internet protocol, or IP, networks transmit and receive voice and data communications using IP either over the Internet, or private networks, while wireless telecommunications operators utilize radio frequency to transmit and receive cellular and messaging communications.

     Primal's Operational Support System Suite, comprised of Connect CCB(TM), Access IM(TM), and Outfront CRM(TM), enable communications service providers to manage all aspects of the subscriber relationship from "switch to bill" for wireless or IP networks. This includes mission critical functions including account creation, event mediation, provisioning, usage tracking, rating, billing, customer management, reporting and marketing analysis. Primal's integrated Operational Support System Suite provides a comprehensive "quick start" platform for start-up providers as well as a field proven scalability to support millions of subscribers for existing service providers. Primal's experience in managing and billing a wide variety of telephony and data services across wireless and IP networks provides a level of depth and flexibility not typically found in solutions developed specifically for a single type of service. Primal's Operational Support System products currently support more than eleven million subscribers worldwide across our current base of more than 16 customers worldwide.

     Primal's comprehensive and field proven platform, in conjunction with its open architecture, and knowledge of wireless and IP domains, facilitates the rapid development of new services that can quickly integrate with both existing and new software and hardware platforms.

     Our principal executive offices are located at 18881 Von Karman Avenue, Suite 450, Irvine, California 92612, and our telephone number at that address is
(949) 260-1500.

                                     SUMMARY


     The following summary answers certain questions you may have with respect to Avery's distribution of our common stock and highlights selected information from this registration statement that is important to you. We encourage you to read the entire registration statement.

Q:   WHAT WILL HAPPEN IN THE DISTRIBUTION?

A: Avery will distribute our common stock on the basis of one share of our common stock for each share of Avery common stock outstanding on the record date. Avery will also distribute one share of our common stock to the holders of Avery's series a, b, c, d and e preferred stock and to the holder of Avery's convertible note on an "if converted" basis. In other words, each holder of those securities will receive one share of our common stock for each share of Avery common stock that they would have held on the record date for the distribution if those securities had been converted into Avery common stock prior to that date. Avery will also exchange 6,291,345 shares of our common stock in redemption for 4,224,783 shares of Avery series g preferred stock, all of which Avery series g preferred stock is held collectively by John Faltys, Joseph R. Simrell, David Haynes, Mark
     J. Nielsen, Arun Anand, Murari Cholappadi, and Sanjay Gupta, referred to herein as the Old Primal Stockholders. After the distribution, we will be a separate company, no longer owned in any way by Avery.

Q:   WHY IS AVERY UNDERTAKING THE DISTRIBUTION?

A: Avery intends to develop and pursue business opportunities which will have, as compared to the business currently carried out by us, differences with respect to markets and capital requirements and will require a different business plan. Avery's board of directors believes that separating our software development business from Avery's intended businesses will allow each company to expand its business more rapidly, as well as pursue strategies and focus on objectives appropriate to its business. For a more detailed discussion of our reasons for the distribution, see page 18. Please note that our business will not substantially change as a result of the distribution.

Q:   DO I HAVE TO PAY  FEDERAL  INCOME  TAXES ON THE  RECEIPT  OF PRIMAL  COMMON
     STOCK?

A: You will be required to pay federal income taxes on receipt of your common stock. As a result of the distribution, each holder of Avery's common stock, Avery's series a, b, c, d and e preferred stock and Avery's convertible note will be considered to have received a taxable dividend includable in income in an amount equal to the fair market value of the shares of our common stock received in the distribution. Each holder of Avery series g preferred stock will be deemed to have received taxable income in an amount equal to the fair market value of the shares of our common stock received in redemption for the shares of Avery series g preferred stock minus the holder's tax base in such Avery series g preferred stock. Management currently estimates that such value will be $.20 per share of our common stock. However, the actual value will be determined based on an appraisal to be prepared by SE Biz Val, LLC as of the date of the distribution. See "Material Federal Income Tax Consequences of the Distribution to Primal's Stockholders."

Q:   WHERE WILL PRIMAL COMMON STOCK BE TRADED?

A:   We expect that our common stock will be traded on the OTC Bulletin Board.

Q:   WHEN WILL THE DISTRIBUTION OCCUR?

A:   We expect the distribution to occur on or about October 31, 2000.

Q:   WHAT WILL OUR BUSINESS BE AFTER THE DISTRIBUTION?

A: Following the distribution, we will continue to develop and license telecommunications software to provide customer care and billing systems, mediation systems and customer analytics systems to telecommunications carriers.

Q:   WILL WE COMPETE WITH AVERY AFTER THE DISTRIBUTION?

A: Due to the differing lines of business that each company plans to pursue, there will be no direct competition between Avery and Primal.

                                  RISK FACTORS

     Ownership of our common stock involves a high degree of risk, you should consider carefully the factors set forth below, as well as other information contained in this prospectus.

OUR LIMITED OPERATING HISTORY MAKES FINANCIAL FORECASTING AND EVALUATION OF OUR BUSINESS DIFFICULT.

     Our limited operating history makes it difficult to forecast our future operating results. We were founded in 1996. Our revenue and income potential is unproven. We received our first revenues from licensing our software and performing related services in 1999. Since we do not have a long history upon which to base forecasts of future operating results, any predictions about our future revenues and expenses may not be as accurate as they would be if we had a longer business history.

HISTORY OF LOSSES; NO ASSURANCE OF PROFITABILITY.

     In order to become profitable, we must increase our revenues. We may not be able to increase or even maintain our revenues, and we may not achieve sufficient revenues or profitability in any future period. We incurred a net loss of $1,884,375 for the six months ended June 30, 2000, net income of $280,920 and a net loss of $266,479 for the years ended December 31, 1999 and 1998. These results related to our predecessor company for the year ended December 31, 1998 and the nine months ended September 30, 1999 and our company for the three months December 31, 1999 and the six months ended June 30, 2000. We had an accumulated deficit of $925,616 as of June 30, 2000. We have not achieved profitability and expect to continue to incur losses before depreciation and amortization charges for the foreseeable future.

     In addition, we expect to increase our expenses significantly in the near term, especially sales and marketing and product development expenses. As a result, we will need to generate significant revenues from the sales of Primal Connect CCB, Access IM, and Outfront CRM to achieve and maintain profitability. We expect that we will face increased competition, which will make it more difficult to increase our revenues. Even if we are able to increase revenues, we may experience price competition that will lower our gross margins and our profitability. Another factor that will lower our gross margins is any increase in the percentage of our revenues that is derived from indirect channels and from services, both of which generally have lower margins.

     If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis.

WE NEED ADDITIONAL FINANCING TO MAINTAIN AND EXPAND OUR BUSINESS, AND FINANCING MAY NOT BE AVAILABLE ON FAVORABLE TERMS, IF AT ALL.

     We expect to incur net losses before depreciation and amortization charges for the foreseeable future. We need additional funds to expand or meet all of our operating needs. We cannot be certain that it will be available on favorable terms, if at all. Further, if we issue common stock, stockholders will experience additional dilution, which may be substantial. If we cannot raise funds on acceptable terms, we may not be able to:

o    develop or enhance our products;

o    take advantage of future opportunities; or

o    respond to customers and competition.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE IN FUTURE PERIODS AND WE MAY FAIL TO MEET EXPECTATIONS.

     Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors. In future quarters, our operating results may be below the expectations of public market analysts and investors, and the price of our common stock may fall. Factors that could cause quarterly fluctuations include:

o    Variations in demand for our products and services;

o The timing and execution of individual contracts, particularly large contracts that would materially affect our operating results in a given quarter;

o    The timing of sales of our products and services;

o Our ability to develop and attain market acceptance of enhancements to Outfront CRM, Connect CCB and Access IM and new products and services;

o    Delays in introducing new products and services;

o    New product introductions by competitors;

o    Changes in our pricing policies or the pricing policies of our competitors;

o    The mix of products and services sold;

o    The mix of sales channels through which our products and services are sold;

o    The mix of domestic and international sales;

o    Costs related to acquisition of technologies or businesses;

o The timing of releases of new versions of third-party software and hardware products that work with our products;

o Our ability to attract, integrate, train, retain and motivate a substantial number of sales and marketing, research and development, technical support and other management personnel;

o Any increase in our need to supplement our professional services organization by subcontracting to more expensive consulting organizations to help provide implementation, support and training services when our own capacity is constrained;

o    Our ability to expand our operations;

o The amount and timing of expenditures related to expansion of our operations; and

o    Global  economic  conditions   generally  as  well  as  those  specific  to
     communications carriers and other providers of Internet-based services.

     We have difficulty predicting the volume and timing of orders. For example, we expect an increasing percentage of our total revenues will come from licenses of Connect CCB, Access IM and Outfront CRM and related services, but the market for these products is in its early stages of development and is therefore unpredictable. In any given quarter, we expect our sales to involve large financial commitments from a relatively small number of customers. As a result, the cancelation or deferral of even a small number of licenses of Connect CCB, Access IM and Outfront CRM would reduce our revenues, which would adversely affect our quarterly financial performance. Significant sales may also occur earlier than expected, which could cause operating results for later quarters to compare unfavorably with operating results from earlier quarters.

     We record as deferred revenue fees from contracts that do not meet our revenue recognition policy requirements. While a portion of our revenues in each quarter is recognized from deferred revenue, our quarterly performance will depend primarily upon entering into new contracts to generate revenues for that quarter. New contracts that we enter into may not result in revenue in the quarter in which the contract was signed, and we may not be able to predict accurately when revenues from these contracts will be recognized.

     We plan to significantly increase our operating expenses to expand our sales and marketing operations, broaden our customer support capabilities, develop new distribution channels and fund greater levels of research and development. We determine our operating expenses largely on the basis of anticipated revenue trends and a high percentage of our expenses are fixed in the short term. As a result, a delay in generating or recognizing revenue could cause significant variations in our operating results from quarter-to-quarter and could result in substantial operating losses.

     Due  to  the  foregoing   factors,   we  believe  that   quarter-to-quarter
comparisons of our operating results are not a good indication of our future performance.

OUR PRODUCTS HAVE A LONG SALES CYCLE, WHICH MAKES IT DIFFICULT TO PLAN OUR EXPENSES AND FORECAST OUR RESULTS.

     It takes us between three and six months to complete the majority of our sales, but it can take us up to one year or longer. It is therefore difficult to predict the quarter in which a particular sale will occur and to plan our expenditures accordingly. The period between our initial contact with a potential customer and their purchase of our products and services is relatively long due to several factors, including:

o    The complex nature of our products;

o Our need to educate potential customers about the uses and benefits of our products;

o The purchase of our products requires significant resources on the part of a customer;

o    Our customers have budget cycles which affect the timing of purchases;

o Many of our customers require competitive evaluation and internal approval before purchasing our products;

o Potential customers may delay purchases due to announcements or planned introductions of new products by us or our competitors; and

o Many of our customers are large organizations, which may require a long time to make decisions.

     The delay or failure to complete sales in a particular quarter could reduce our revenues in that quarter, as well as subsequent quarters over which revenues for the sales would likely be recognized. If our sales cycle unexpectedly lengthens in general or for one or more large orders, it would adversely affect the timing of our revenues. If we were to experience a delay of several weeks on a large order, it could harm our ability to meet our forecasts for a given quarter.

OUR GROWTH DEPENDS ON THE COMMERCIAL ACCEPTANCE OF OUR RECENTLY INTRODUCED PRODUCTS, CONNECT CCB, OUTFRONT CRM AND ACCESS IM.

     Our future growth depends on the commercial success of Connect CCB, Outfront CRM and Access IM. We expect that our future growth will depend significantly on revenue from licenses of Connect CCB, Outfront CRM, Access IM, and related services. Our business will be harmed if our target customers do not adopt and purchase Connect CCB, Outfront CRM, and Access IM. The market for next-generation customer management and billing systems and analytical CRM software is in its early stages of development. Our future financial performance will also depend on the successful development, introduction and customer acceptance of new and enhanced versions of Connect CCB, Outfront CRM, and Access IM. We are not certain that our target customers will widely adopt and deploy Connect CCB as their customer management and billing system, or Outfront CRM as their analytical CRM solution. In the future we may not be successful in marketing Connect CCB, Outfront CRM, Access IM, or any new or enhanced products or services. Our future revenues will also depend on our customers licensing software for additional subscribers, users, or for additional call detail records. Their failure to do so could harm our business.

     Significant technical challenges arise in our business because many of our customers purchase and implement Outfront CRM in phases, deploy Outfront CRM across a variety of computer hardware platforms and integrate it with a number of legacy systems, third-party software applications and programming tools. Implementation currently requires participation by our professional services group, which has significantly limited resources. Some customers may also require us to develop costly customized features or capabilities, which increase our costs and consume our limited customer service and support resources. Also, revenues we derive from our services business have a significantly lower margin than revenues derived from licensing Outfront CRM. If new or existing customers have difficulty deploying our products or require significant amounts of our professional services support, our operating margins could be harmed.

OUR BUSINESS WILL SUFFER IF WE DO NOT INCREASE MARKET AWARENESS OF OUR PRODUCTS BY SIGNIFICANTLY EXPANDING OUR SALES CAPABILITIES.

     We sell our products primarily through our direct sales force. We must significantly expand our direct sales operations to increase market awareness of our products and increase revenue. We cannot be certain that we will be successful in these efforts. Our products and services require sophisticated sales efforts. As a result, our ability to increase our direct sales operation will depend on our ability to recruit, train, and retain top sales people with advanced sales skills and technical knowledge. There is a shortage of sales personnel with these qualifications, and competition for qualified personnel is intense in our industry.

     The introduction of our new Connect CCB, Outfront CRM and Access IM products requires us to hire new sales personnel with the skills required to sell these products. New sales personnel require training and take time to achieve full productivity. If we are unable to hire or retain qualified sales personnel, or if newly hired personnel fail to develop the necessary skills or reach productivity more slowly than anticipated, our business could be harmed.

     In addition, because we currently rely on direct sales for substantially all of our market opportunities, we may miss sales opportunities that are available through other sales distribution methods and other sources of leads, such as indirect sales channels, including system integrators, hardware platform and software applications developers and service providers, domestic and foreign resellers and value-added resellers. In the future, we intend to augment our direct sales channel through additional third-party distribution arrangements. However, there is no guarantee that we will successfully augment these arrangements or that the expansion of indirect sales distribution methods will increase revenues. We may be at a serious competitive disadvantage if we fail to enhance these indirect sales channels.

CUSTOMER SATISFACTION AND DEMAND FOR OUR PRODUCTS WILL DEPEND ON OUR ABILITY TO EXPAND OUR PROFESSIONAL SERVICES GROUP, WHICH ASSISTS OUR CUSTOMERS WITH THE IMPLEMENTATION OF OUR PRODUCTS.

     We believe that growth in our product sales depends on our ability to provide our customers with professional services to assist with support, training, consulting and initial implementation of our products and to educate third-party systems integrators in the use of our products. As a result, we plan to increase the number of professional services personnel to meet these needs. New professional services personnel will require training and take time to reach full productivity. We may not be able to attract or retain a sufficient number of highly qualified professional services personnel. Competition for qualified professional services personnel with the appropriate knowledge is intense. We are in a new market and there are a limited number of people who have the necessary skills. To meet our customers' needs for professional services, we may also need to use more costly third-party consultants to supplement our own professional services group. In addition, we could experience delays in recognizing revenue if our professional services group falls behind schedule in connecting our products to customers' systems and data sources.

WE MAY BE UNABLE TO ATTRACT NEW CUSTOMERS IF WE DO NOT DEVELOP NEW PRODUCTS AND ENHANCEMENTS.

     If we do not continue to improve our products and develop new products that keep pace with competitive product introductions and technological developments, satisfy diverse and rapidly evolving customer requirements and achieve market acceptance, we may be unable to attract new customers. For example, we are developing new applications as well as new versions of a number of our existing applications, which are scheduled for release in 2000. In particular, we are currently developing an enhanced version of Connect CCB, which we plan to introduce in the second half of 2000. The actual features and introduction date of this new version could differ materially from those anticipated as a result of a number of factors, many of which are beyond our control. We may not be successful in developing and marketing these applications and new versions, or other product enhancements and new products that respond to technological advances and market changes, on a timely or cost-effective basis. In addition, even if these products are developed and released, they may not achieve market acceptance. We have in the past experienced delays in releasing new products and product enhancements and may experience similar delays in the future. These delays or problems in the installation or implementation of our new releases may cause customers to forego purchases of our products.

MARKET ACCEPTANCE OF OUR PRODUCTS MAY SUFFER IF WE ARE UNABLE TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES IN OUR INDUSTRY.

     Rapidly changing technology and operating system standards may impede market acceptance of our products. Our new applications have been designed based upon currently prevailing Internet technology. If new Internet technologies emerge that are incompatible with our applications, our key products may become obsolete and our existing and potential customers may seek alternatives to our products. We may not be able to quickly adapt our products to any new Internet technology.

     Additionally, we have designed our products to work with databases such as Oracle. Any changes to those databases, or increasing popularity of other databases, could require us to modify our products, and could cause us to delay releasing future products and enhancements. Furthermore, software adapters are necessary to integrate our products with other systems and data sources used by our customers. We must develop and update these adapters to reflect changes to these systems and data sources in order to maintain the functionality provided by our products. As a result, uncertainties related to the timing and nature of new product announcements, introductions or modifications by vendors of operating systems, databases, customer relationship management software, web servers and other enterprise and Internet-based applications could delay our product development, increase our product development expense or cause customers to delay evaluation, purchase and deployment of our products.

FAILURE TO LICENSE NECESSARY THIRD PARTY SOFTWARE INCORPORATED IN OUR PRODUCTS MAY CAUSE DELAYS OR REDUCTIONS IN OUR SALES.

     We license third party software, which we incorporate into our products. These licenses may not continue to be available on commercially reasonable terms or at all. The loss of any such license could result in delays or reductions of our applications until equivalent software is identified, licensed and integrated or developed by us.

WE FACE INTENSE COMPETITION, WHICH COULD MAKE IT DIFFICULT TO ACQUIRE AND RETAIN CUSTOMERS.

     Our market is intensely competitive, and we expect competition to intensify in the future. Our failure to maintain and enhance our competitive position could seriously harm our business. Our customers' requirements and the technology available to satisfy those requirements are continually changing. Therefore, we must be able to respond to these changes in order to remain competitive. Our competitors vary in size and in the scope and breadth of products and services offered.

     In addition, we face potential competition from vendors of other enterprise applications as they expand the functionality of their product offerings, including companies that design software for decision support, management of customer relationships or of organizations' operational information, as well as vendors of database applications. Accordingly, it is possible that new competitors may emerge and acquire our market share.

     Some of our current and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do, and thus may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Also, many current and potential competitors have wider name recognition and more extensive customer bases that they could leverage, thereby gaining market share to our detriment. They may be able to undertake more extensive promotional activities, adopt more aggressive pricing strategies, and offer purchasers more attractive terms than we can. Our competitors may develop products that are superior to ours or that achieve greater market acceptance. In addition, current and potential competitors may establish cooperative relationships among themselves or with third parties to enhance their products to address customer needs.

     Competitive pressures may make it difficult for us to acquire and retain customers and may require us to reduce the price of our products. We cannot be certain that we will be able to compete successfully with existing or new competitors. If we fail to compete successfully against current or future competitors, our business would be seriously harmed.

WE  DEPEND  ON  OUR  INTELLECTUAL   PROPERTY,   AND  LITIGATION   REGARDING  OUR
INTELLECTUAL PROPERTY COULD HARM OUR BUSINESS.

     Our intellectual property is important to our business. Our intellectual property includes our proprietary technology, our trade secrets, patents, copyrights in our software products, and our trademarks. Our copyrights and patents are important to the protection of our software, and our trademarks are important to the protection of our company and product names. These copyrights, patents and trademarks discourage unauthorized use of our software and our company and product names and provide us with a way to enforce our rights in the event that this unauthorized use occurs. Unauthorized use or misappropriation of our intellectual property could seriously harm our business. Third parties may infringe upon our intellectual property rights, and we may be unable to detect this unauthorized use or effectively enforce our rights. Furthermore, the laws of certain countries in which we sell our products do not protect our software products and intellectual property rights to the same extent as do the laws of the United States. In addition, any legal action that we may bring to protect our intellectual property rights could be expensive and distract management from day-to-day operations.

     Our business activities may infringe upon the proprietary rights of others, and other parties may assert infringement claims against us. In addition, in the future, we may receive communications from other parties asserting that our intellectual property infringes their proprietary rights. If we become liable to any third party for infringing its intellectual property rights, we could be required to pay substantial damage awards and to develop non-infringing technology, obtain licenses or cease selling the applications that contain the infringing intellectual property. We could have to redesign our products, which could be costly and time-consuming and could substantially delay product shipments, assuming that a redesign is feasible. We may be unable to develop non-infringing technology or obtain licenses on commercially reasonable terms, if at all.

     Litigation is subject to inherent uncertainties and any of which in connection with a lawsuit could seriously harm our business. Furthermore, we could incur substantial costs in defending against any intellectual property litigation, and these costs could increase significantly if any dispute were to go to trial. Our defense of any litigation, regardless of the merits of the complaint, will likely be time-consuming, costly and a distraction for our management personnel. Publicity related to any intellectual property litigation could also harm the sale of our products.

SOFTWARE DEFECTS COULD LEAD TO LOSS OF REVENUE OR DELAY IN MARKET ACCEPTANCE FOR OUR PRODUCTS.

     Our software products are internally complex and may contain defects, especially when they are first introduced or when new versions are released. In the past we have discovered software errors in some of our products after their introduction. If we are not able to detect and correct errors in products or releases before commencing commercial shipments, we may experience loss of revenue or delays in market acceptance for our products. We continue to evaluate our products for errors following the commencement of commercial shipments and receive information from customers regarding errors they detect, as well as requests for future enhancements to our products. Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. However, all domestic and international jurisdictions may not enforce these limitations. We may encounter product liability claims in the future. Product liability claims brought against us could divert the attention of management and key personnel, could be expensive to defend and may result in adverse settlements and judgments.

WE RELY HEAVILY ON REVENUES FROM A FEW SIGNIFICANT CUSTOMERS.

     Our total revenues from our four largest customers during the year 1999 ended December 31 represented approximately 72% of total revenues. Two customers each accounted for approximately 20% or more of our total revenues in 1999. Two customers accounted for approximately 10% or more of our total revenues for the six months ended June 30, 2000. This concentration of customers can cause our revenues and earnings to fluctuate from quarter to quarter, based on such customers' requirements and the timing of their respective orders. Although we believe we have good relationships with our largest customers and have in the past received a substantial portion of our revenues from repeated business with established customers, most of our major customers have no obligation to purchase additional products or services, and these customers generally have acquired fully paid licenses to their installed systems. Therefore, there can be no assurance that any of our major customers will continue to purchase new systems, system enhancements and services in amounts similar to previous years. A significant decrease in business from any of our major customers would have a material adverse effect on our results of operations and financial condition. Additionally, the acquisition by a third party of one of our major customers could result in the loss of that customer and have a material adverse effect on our results of operations.

THE LOSS OF KEY PERSONNEL OR ANY INABILITY TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL COULD AFFECT OUR ABILITY TO SUCCESSFULLY GROW OUR BUSINESS.

     Our future success depends in large part on the continued service of our existing key management, sales and marketing, technical, product development and operational personnel, and on our ability to continue to attract, motivate and retain highly qualified employees, including technical, managerial and sales and marketing personnel. A number of key members of our management have been with us for only a short period of time. The inability to hire and retain qualified personnel or the loss of the services of key personnel could have a material adverse effect upon our current business, new product development efforts and future business prospects. There can be no assurance that we will be able to retain our key executives, senior managers and employees. If such personnel do not remain active in our business, our business operations and financial condition could be materially adversely affected.

BARRIERS TO INTERNATIONAL EXPANSION COULD LIMIT OUR FUTURE GROWTH.

     We intend to expand our international operations, but we may face significant barriers to this expansion. Our failure to manage our international operations effectively could limit the future growth of our business. International customers represented approximately 43% of our total revenue for the year ended December 31, 1999 and 27% or our total revenue for the six months ended June 30, 2000. We conduct our international sales primarily through direct sales from our offices in the United States. The expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources.

     Our international operations face numerous risks. Our products must be localized -- customized to meet local user needs -- in order to be sold in particular foreign countries. Developing local versions of our products for foreign markets is difficult and can take longer than we anticipate. We currently have limited experience in localizing products and in testing whether these localized products will be accepted in the targeted countries. In addition, we have only a limited history of marketing, selling and supporting our products and services internationally. As a result, we must hire and train experienced personnel to staff and manage our foreign operations. However, we may experience difficulties in recruiting and training an international staff. We must also be able to enter into strategic relationships with companies in international markets. If we are not able to maintain successful strategic relationships internationally or recruit additional companies to enter into strategic relationships, our future growth could be limited.

     We  also  face  certain  other  risks   inherent  in  conducting   business
internationally, such as:

o    difficulties and costs of staffing and managing international operations;

o    language and cultural differences;

o difficulties in collecting accounts receivable and longer collection periods;

o    seasonal business activity in certain parts of the world;

o    fluctuations in currency exchange rates;

o    legal and governmental regulatory requirements;

o    trade barriers; and

o    potentially adverse tax consequences.

     Any of these factors could seriously harm our international operations and, consequently, our business.

     To date, a majority of our international revenue and costs have been denominated in United States dollars. However, future international revenue and costs may be denominated in currencies other than the United States dollar. We have not engaged in any foreign exchange hedging transactions, and we are therefore subject to foreign currency risk.

WE ARE GROWING RAPIDLY, AND THE FAILURE TO MANAGE OUR GROWTH, INCLUDING EXPANSION OF OUR MANAGEMENT SYSTEMS, COULD ADVERSELY AFFECT OUR BUSINESS.

     We have grown rapidly and will need to continue to grow in all areas of operation in order to execute our business strategy. Our total number of full-time employees grew from 12 at December 31, 1998 to 99 at June 30, 2000, and we anticipate further significant increases in the number of our employees. Our growth has placed significant demands on management as well as on our administrative, operational and financial resources and controls. We expect our future growth to cause similar, and perhaps increased, strain on our systems and controls. In particular, we need to implement several new information systems. If we cannot effectively establish and improve our processes, we may not be able to manage our growth successfully or sustain and manage the growth rates we have experienced in the past.

IF WE ACQUIRE ADDITIONAL COMPANIES, PRODUCTS OR TECHNOLOGIES IN THE FUTURE, THEY COULD PROVE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE OR ADVERSELY AFFECT OUR OPERATING RESULTS.

     We intend to make other investments in complementary companies, products or technologies. We may not realize the anticipated benefits of any other acquisition or investment. The success of our acquisition program will depend on our ability to overcome substantial obstacles, such as the availability of acquisition candidates, our ability to compete successfully with other acquirers seeking similar acquisition candidates, the availability of funds to finance acquisitions and the availability of management resources to oversee the operation of acquired businesses. Furthermore, we may have to incur debt or issue equity securities to pay for any additional future acquisitions or investments, the issuance of which could be dilutive to us or our existing stockholders. In addition, our profitability may suffer because of acquisition-related costs or amortization costs for acquired goodwill and other intangible assets. We have limited resources and we can offer no assurance that we will succeed in consummating any additional acquisitions or that we will be able to integrate and manage any acquisitions successfully.

     We have no present commitments, understandings or plans to acquire other software companies.

FUTURE SALES OF OUR COMMON STOCK, INCLUDING THOSE SHARES ISSUED IN THIS OFFERING, MAY DEPRESS OUR STOCK PRICE.

     If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. In addition, such sales could create the perception in the public of difficulties or problems with our products and services. As a result, these sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

WE DO NOT INTEND TO PAY DIVIDENDS; YOU WILL NOT RECEIVE FUNDS WITHOUT SELLING SHARES.

     We have never declared or paid any cash dividends on our capital stock and do not intend to pay dividends in the foreseeable future. We intend to invest our future earnings, if any, to fund our growth. Therefore, you will not receive any funds without selling your shares.

BECAUSE SOME STOCKHOLDERS WILL TOGETHER OWN OR HAVE THE RIGHT TO VOTE 55.65% OF OUR STOCK, THE VOTING POWER OF OTHER STOCKHOLDERS MAY BE LIMITED.

     After this offering, it is anticipated that our officers, directors and five percent or greater stockholders will beneficially own or control, directly or indirectly, outstanding shares of common stock, which in the aggregate will represent approximately 55.65% of the outstanding shares of common stock. As a result, if some of these persons or entities act together, they will have the ability to control all matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any business combination. This may delay or prevent an acquisition or cause the market price of our stock to decline. Some of these persons or entities may have interests different than yours. For example, they may be more interested in selling Primal to an acquirer than other investors or may want us to pursue strategies that are different from the wishes of other investors.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY.

     Our certificate of incorporation and bylaws contain provisions, that could make it harder for a third party to acquire us without the consent of our board of directors. For example, if a potential acquirer were to make a hostile bid for us, the acquirer would not be able to call a special meeting of stockholders to remove our board of directors. The acquirer will not be able to cumulate votes at a meeting, which will require the acquirer to hold more shares to gain representation on the board of directors than if cumulative voting were permitted. In addition, Section 203 of the Delaware General Corporation Law limits business combination transactions with 15% stockholders that have not been approved by the board of directors. These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation.

THESE PROVISIONS MAY APPLY EVEN IF THE OFFER MAY BE CONSIDERED BENEFICIAL BY SOME STOCKHOLDERS.

     Our board of directors could choose not to negotiate with an acquirer that it did not feel was in the strategic interests of Primal. If the acquirer was discouraged from offering to acquire us or prevented from successfully completing a hostile acquisition by the anti-takeover measures, you could lose the opportunity to sell your shares at a favorable price.

WE BELIEVE THAT OUR COMMON STOCK WILL TRADE ONLY SPORADICALLY AND IS EXPECTED TO EXPERIENCE IN THE FUTURE, SIGNIFICANT PRICE AND VOLUME VOLATILITY, WHICH SUBSTANTIALLY INCREASES THE RISK OF LOSS TO PERSONS OWNING OUR COMMON STOCK.

     There has been no market for our common stock prior to this offering. At best, only a limited market is expected to develop for our common stock. Because of the potentially limited trading market for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

THE DISTRIBUTION WILL RESULT IN TAXABLE INCOME TO OUR STOCKHOLDERS.

     As a result of the distribution, each holder of shares of Avery common stock, Avery's series a, b, c, d, and e preferred stock and the holder of Avery's convertible note will be deemed to have received, to the extent of our current and accumulated earnings and profits, a taxable dividend includable in income in an amount equal to the value of our common stock received in the distribution. Each holder of shares of Avery series g preferred stock will be deemed to have received, to the extent of our current and accumulated earnings and profits, taxable income in an amount equal to the value of our common stock received in redemption for shares of Avery series g preferred stock minus each holder's tax basis in the shares of Avery series g preferred stock.

OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO MANAGE TECHNOLOGICAL CHANGE.

     The market for CM&B and analytical CRM software and services and Internet applications is characterized by:

o    rapid technological change;

o    frequent new product introductions;

o    changes in customer requirements; and

o    evolving industry standards.

     Future versions of hardware and software platforms embodying new technologies and the emergence of new industry standards could render our products obsolete. Our future success will depend upon our ability to develop and introduce a variety of new products and product enhancements to address the increasingly sophisticated needs of our customers.

     Our products are designed to work on a variety of hardware and software platforms used by our customers. However, our products may not operate correctly on evolving versions of hardware and software platforms, programming languages, database environments, accounting and other systems that our customers use. We must constantly modify and improve our products to keep pace with changes made to these platforms and to back-office applications and other Internet-related applications. This may result in uncertainty relating to the timing and nature of new product announcements, introductions or modifications, which may harm our business. If we fail to modify or improve our products in response to evolving industry standards, our products could rapidly become obsolete, which would harm our business.

THE TELECOMMUNICATIONS INDUSTRY IS EXPERIENCING CONSOLIDATION, WHICH MAY REDUCE THE NUMBER OF POTENTIAL CLIENTS FOR OUR SOFTWARE.

     The telecommunications industry is experiencing significant consolidation. In the future, there may be fewer potential clients requiring business and Operational Support System software and related products and services, increasing the level of competition in the industry. In addition, larger consolidated telecommunications companies have strengthened their purchasing power, which could create pressure on the prices and the margins we could realize. These companies are also striving to streamline their operations by combining different telecommunications systems and the related operations support systems into one system, reducing the number of vendors needed. Although we have sought to address this situation by continuing to market our products and services to new clients and by working with major operators to provide products and services that they need to remain competitive, we cannot be certain that we will not lose clients as a result of industry consolidation.

IF OUR CLIENTS DO NOT RECEIVE SUFFICIENT FINANCING, OUR BUSINESS MAY BE HARMED.

     Some of our clients and potential clients are new entrants to the telecommunications market and have limited or no operating histories and limited financial resources. These clients often must obtain significant amounts of financing to pay for their spectrum licenses, fund operations and to deploy their networks. We frequently work with such companies prior to their receipt of financing. If these companies fail to receive adequate financing, particularly after we have begun working with them, our results of operations may be harmed.

GOVERNMENTAL REGULATIONS THAT LIMIT THE GROWTH OF INTERNET OR TELECOMMUNICATIONS CAN REDUCE OUR POTENTIAL MARKET.

     The telecommunications carriers that constitute our clients are regulated at the federal, state and local levels. Federal and state regulations may inhibit the growth of the Internet or telecommunications industry, affect the development of Internet enhanced services of other markets, limit the number of potential clients for our services, impede our ability to offer competitive services to the Internet and telecommunications market, or otherwise have a material adverse effect on our business, financial condition, results of operations and cash flow. The Telecommunications Act of 1996, which in large measure deregulated the telecommunications industry, has caused, and is likely to continue to cause, significant changes in the industry, including the entrance of new competitors, consolidation of industry participants and the introduction of bundled wireless, wireline, data, video and other services. Those changes could in turn subject us to increased pricing pressures, decrease the demand for our products and services, increase our cost of doing business or otherwise have a material adverse effect on our business, financial condition, results of operations and cash flow.

GOVERNMENT REGULATION OF THE COLLECTION AND USE OF PERSONAL DATA COULD REDUCE DEMAND FOR OUR PRODUCTS.

     Our product, Outfront CRM, connects to and analyzes data from various applications, including Internet applications, which enable businesses to capture and use information about their customers. Government regulation, which limits our customers' use of this information, could reduce the demand for our products. A number of jurisdictions have adopted, or are considering adopting, laws that restrict the use of customer information from Internet applications. The European Union has required that its member states adopt legislation that imposes restrictions on the collection and use of personal data, and that limits the transfer of personally identifiable data to countries that do not impose equivalent restrictions. In the United States, the Children's Online Privacy Protection Act was enacted in October 1998. This legislation directs the Federal Trade Commission to regulate the collection of data from children on commercial websites. In addition, the Federal Trade Commission has begun investigations into the privacy practices of businesses that collect information on the Internet. These and other privacy-related initiatives could reduce demand for some of the Internet applications with which our products operate, and could restrict the use of our products in some e-commerce applications. This could reduce demand for our products.


                     A NOTE ABOUT FORWARD-LOOKING STATEMENTS

     The statements, other than statements of historical fact, included in this prospectus are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "seek," or "believe." We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to:

o the passage of legislation or court decisions adversely affecting the telecommunications industry;

o    competition in the telecommunications industry; and

o    the advent of new technology.

     You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we are not obligated to release publicly any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events. Important factors that could cause our actual results to differ materially from our expectations are discussed under the caption "Risk Factors" and elsewhere in this prospectus.


                                 USE OF PROCEEDS

     We will not receive any proceeds from the distribution of our common stock by Avery.

                             THE PRIMAL DISTRIBUTION

     19,660,453 shares of our common stock described in this prospectus are being registered and will be distributed by Avery to its stockholders pursuant to the terms of the distribution agreement. The board of directors of Avery has approved the distribution of all the shares of its wholly owned subsidiary, Primal, to the stockholders of Avery.

     The   distribution  of  the  Primal  shares  will  be  taxable  to  Avery's
securityholders.   See  "Material   Federal  Income  Tax   Consequences  of  the
Distribution to Primal Stockholders."

REASONS FOR THE DISTRIBUTION

     Avery intends to develop and pursue business opportunities which will have, as compared to the business currently carried out by Primal, differences with respect to markets and capital requirements and will require a different business plan. Primal's business will primarily involve the development and licensing of software used in the telecommunications industry to provide customer care systems, mediation systems and customer relationship management decision support systems to telecommunications carriers. Avery's ultimate objective is to enhance the value of its subsidiary, HBS Billing Services Company, which acts as a billing clearinghouse business for telecommunication companies. Both companies believe that separating HBS Billing Services Company's billing clearinghouse business from Primal's telecommunications software business will allow each company to expand its business more readily, as well as pursue strategies and focus on objectives appropriate to its business.

     Avery's board of directors approved the distribution for the following principal reasons.

     Investor  Understanding.  Debt and equity investors and securities analysts
     -----------------------
should be able to evaluate the financial performance of each company and their respective strategies better, thereby enhancing the likelihood that each will achieve appropriate market recognition. The stock of each of the two companies will also appeal to investors with differing investment objectives and risk tolerance, and will allow potential investors to focus their investments more directly to the areas of their primary interest.

     Management  Focus.  Primal's  telecommunications  software business and HBS
     -----------------
Billing Services Company's billing clearinghouse business have different dynamics and business cycles, serve different marketplaces and customer bases, are subject to different competitive forces and must be managed with different long-term and short-term strategies and goals. Avery believes that separating its businesses into independent public companies, each with its own management team and board of directors, is necessary to address current and future management issues and considerations that result from operating these diverse businesses within a single company. The separation will enable the management of each business to focus on that business, and to adopt and implement strategies for that business, solely with regard to the needs and objectives of that business. In addition, as a result of the separation, the management of each business will be able to devote its full attention to managing that business.

     Capital Structure.  Avery believes that the distribution will allow each of
     -----------------
the companies to organize its capital structure and allocate its resources to support the very different needs and goals of the particular business. Capital borrowings can be tailored to the specific needs of the various business units. Each business will be able to allocate its resources without considering the needs of the other businesses.

     Attracting  and Retaining Key  Employees.  Avery's and Primal's  management
     ----------------------------------------
believe that the ability to attract and retain key personnel is fundamental to their ability to establish a leadership position in their software businesses. The distribution would enable each company to establish focused equity-based compensation programs that should enable each of them to attract and retain key personnel more successfully.


RECORD DATE, EFFECTIVE DATE AND REGULATORY REQUIREMENTS

     The Avery board has tentatively set the record for the distribution as October 2, 2000. Accordingly, all Avery stockholders of record on the record date will be entitled to participate in the distribution and to receive the shares of the common stock of Primal that will be distributed. It is presently anticipated that the distribution will be effective on October 31, 2000.

     Avery does not presently believe that the approval of Avery's stockholders is required to complete the distribution of Primal to Avery's stockholders. If stockholder approval were to be required, however, Patrick J. Haynes, III, the Chairman of Avery, presently beneficially owns approximately 55% of Avery's voting securities and could approve the transaction as approved by Avery's board without the vote of any of the other Avery stockholders.

     Avery is not aware of any other regulatory filings or approvals that will be necessary to complete the distribution of Primal to Avery's stockholders as approved by Avery's board.

HISTORY OF PRIMAL TRANSACTION

     Avery acquired Primal after the close of business on September 30, 1999. The acquisition of Primal was accomplished by merging Primal Systems, Inc. into a wholly owned subsidiary of Avery and changing the name of that subsidiary to Primal Solutions, Inc. At that time, Avery issued 1,945,175 of its series f preferred stock to the seven stockholders of Primal Systems, John Faltys, Joseph
R. Simrell, David Haynes, Mark J. Nielsen, Arun Anand, Murari Cholappadi, and Sanjay Gupta. Pursuant to the Primal merger agreement, an additional 1,945,188 shares of the series f preferred stock were issued at the closing and delivered into escrow to satisfy contingent liabilities. The release of these escrowed shares was also subject to Primal's meeting certain agreed revenue tests during the 12-month period ended July 31, 2000. In addition, the Old Primal Stockholder could also receive up to an additional 4 million shares of series f preferred stock if Primal met additional agreed revenue tests during the same 12-month period.

     Assuming the revenue tests specified in the Primal merger agreement were met and all 7,890,363 shares of the series f preferred stock were issued to the Old Primal Stockholders, the Old Primal Stockholders would have owned approximately 34% of Avery common stock on a fully diluted basis. Assuming all of the 7,890,363 shares of the series f preferred stock were issued to the Old Primal Stockholders and assuming all of these shares were converted into Avery common stock, the Old Primal Stockholders would have owned approximately 43% of Avery's voting securities. These calculations assume, of course, that the Old Primal Stockholders would not exercise their repurchase right described in the following paragraph, and that no additional shares of Avery common stock would be issued upon the exercise of options and warrants or the conversion of convertible securities.

     As part of an investors rights agreement entered into at the same time as the Primal merger agreement among Avery and the Old Primal Stockholders, Avery agreed to repurchase up to 1,550,000 shares of Avery series f preferred stock at $2.50 per share from the Old Primal Stockholders if Primal met or exceeded an agreed revenue test during the same 12-month period. The Old Primal Stockholders could exercise this right during a 60-day period beginning on August 15, 2000. If this repurchase right were fully exercised, the aggregate purchase price would be $3.875 million.

     Also as part of the investors rights agreement, the Old Primal Stockholders had the right for a period of two years to designate one member on Avery's board. In addition, the Old Primal Stockholders also had the right to have a representative attend Avery board meetings in an observer capacity.

     Finally, as part of the investors rights agreement, Avery agreed to register for sale by the Old Primal Stockholders all the shares of the Avery common stock issuable upon conversion of the series f preferred stock. Avery agreed to file this registration statement under the Securities Act as soon as reasonably practicable after August 15, 2000.

A NOTE ABOUT CALCULATIONS

     The discussion that follows will make references to percentages of ownership of the outstanding common stock of Avery and Primal on a fully diluted basis. The term "fully diluted basis" is used in this discussion to refer to the outstanding common stock of Avery or Primal assuming that all outstanding options and warrants to purchase shares of the common stock of Avery or Primal are exercised and that the underlying shares of common stock are issued and outstanding, and that all securities that are convertible into or exchangeable for shares of the common stock of Avery or Primal are converted into or exchanged for shares of the common stock of Avery or Primal and that these shares of common stock are issued and outstanding. These calculations are not the same as the calculations prescribed by generally accepted accounting principles to compute earnings per share, and they are not the same as the calculations prescribed by the SEC to compute beneficial ownership percentages.

THE DISTRIBUTION AGREEMENT

     On July 31, 2000, the Primal Solutions, Inc. Preliminary Distribution Agreement was entered. The parties to the distribution agreement are as follows:

     o    Avery;

     o    Primal;

     o the Old Primal Stockholders, who are John Faltys, Joseph R. Simrell, David Haynes, Mark J. Nielsen, Arun Anand, Murari Cholappadi, and Sanjay Gupta;

     o    Thurston Group, Inc.;

     o Patrick J. Haynes, III, the Chairman of Avery and the President of Thurston Group; and

     o    Scot M. McCormick,  the Vice President and Chief Financial  Officer of
          Avery.

For convenience in the discussion that follows, we will refer to individuals by only their last names except for David Haynes, who will be referred to as D. Haynes, and Patrick J. Haynes, III, who will be referred to as P. Haynes.

     THE DISTRIBUTION; PRE-DISTRIBUTION COVENANTS

     The Distribution.  The parties agreed to use their commercially  reasonable
     ----------------
best efforts to cause the distribution of the Primal common stock to Avery's stockholders to be made as soon as is reasonably practicable and otherwise to give effect to the transactions described in the distribution agreement.

     Avery and Primal agreed to cause Primal's wholly owned subsidiary, Wireless Billing Systems, to continue to be wholly owned by Primal on the date of the distribution.

     Capitalization  of Primal on the  Distribution  Date.  The total  number of
     ----------------------------------------------------
shares of Primal common stock to be issued in the distribution transactions was calculated by dividing the sum of Avery's shares of common stock outstanding on the record date, plus the shares of Avery's common stock reserved for issuance upon the conversion of Avery's convertible securities, excluding the shares of Avery common stock reserved for the conversion of the Avery series g preferred stock, outstanding on the record date, by 68%.

     Ownership of Primal Following the Distribution.  Immediately  following the
     ----------------------------------------------
distribution, the Old Primal Stockholders will collectively own 32% of the outstanding shares of the Primal common stock, and the other securityholders of Avery will collectively own 68% of the outstanding shares of the Primal common stock. At the time of the distribution, Primal will not have outstanding any options, warrants or convertible securities.

     Ownership of Avery Following the  Distribution.  Immediately  following the
     ----------------------------------------------
distribution, the Old Primal Stockholders will collectively own shares of the Avery series g preferred stock representing 15% of the outstanding shares of the Avery common stock on a fully diluted basis, and the other securityholders of Avery will collectively own 85% of the outstanding shares of the Avery common stock.

     Closing  Condition.  It is a condition to making the  distribution  that no
     ------------------
permanent injunction or preliminary injunction or other order be entered, and not vacated, by a court or administrative agency of competent jurisdiction, in any proceeding or action, which enjoins, restrains, makes illegal or prohibits the transactions contemplated by the distribution agreement. The threat or existence of any other litigation, action or other proceeding, however, will not prevent the parties from concluding such transactions.

     PRE-DISTRIBUTION TRANSACTIONS

     Release  of Escrow  Shares.  On August 1,  2000,  all  1,945,188  shares of
     --------------------------
Avery's series f preferred stock being held in escrow were released to the Old Primal Stockholders.

     Determination  and Issuance of Additional Merger  Consideration.  Avery and
     ---------------------------------------------------------------
the Old Primal Stockholders agreed in the distribution agreement that an additional 3,236,531 shares of Avery's series f preferred stock would be issued to the Old Primal Stockholders pursuant to the earn-out provisions of the Primal merger agreement. The maximum number of shares that could have been earned under these provisions was 4 million. These 3,236,531 shares of Avery's series f preferred stock were issued to the Old Primal Stockholders on August 1, 2000.

     Exchange  of  Securities.  On August 1, 2000,  the Old Primal  Stockholders
     ------------------------
exchanged an aggregate of 7,126,894 shares of Avery's series f preferred stock for 7,126,894 of Avery series g preferred stock. The Avery series g preferred stock is identical in all respects to the series f preferred stock, except that

     o the Avery series g preferred stock will have one vote for each share of Avery common stock into which it is from time to time convertible and will vote with the holders of Avery's common stock as a single class,

     o the Avery series g preferred stock will not be entitled to participate in the distribution by Avery of the shares of the Primal common stock to Avery's securityholders, and

     o the Avery series g preferred stock will not be convertible into Avery's common stock until the earlier of the date of the distribution or the termination of the distribution agreement.

     Redemptions.  Immediately prior to the date of the distribution, Avery will
     -----------
distribute to the Old Primal Stockholders 32% of the Primal common stock in redemption of such number of shares of the Avery series g preferred stock as will leave outstanding shares of the Avery series g preferred stock that represent 15% of Avery's common stock on a fully diluted basis.

     Amendments to Investors Rights Agreement.
     ----------------------------------------

         Elimination of Repurchase Right. Avery and the Old Primal  Stockholders
         -------------------------------
amended the investors rights agreement to eliminate Avery's obligation to repurchase 1,550,000 shares of Avery's series f preferred stock at $2.50 per share, or $3.875 million, issuable upon conversion of the Avery series g preferred stock.

         Reconstitution of Primal's Board. Avery and the Old Primal Stockholders
         --------------------------------
amended the investors rights agreement to reconstitute the Primal board of directors. The new Primal board consists of a total of seven members, with two members being designated by Avery, two members being designated by Faltys, Simrell, D. Haynes and Nielsen, two members being independent members, one of which shall initially be the designee of Franklin Capital Corporation, and one member being the new chief executive officer of Primal, Bill Salway. Avery and each of Faltys, Simrell, D. Haynes and Nielsen will each use their commercially reasonable best efforts to fill the vacancy on the board for an independent member as soon as is reasonably practicable. Except as to the Franklin Capital designee, Rule 4200(a)(14) of the rules of the National Association of Securities Dealers, Inc. relating to The Nasdaq Stock Market will be used to determine whether a member of the board of directors is independent. Faltys, Simrell, D. Haynes and Nielsen will not designate Nielsen to the new Primal board, and Avery will not designate either P. Haynes or McCormick to the new Primal board. All rights to designate directors will terminate on January 27, 2002.

     On August 1, 2000, Avery, in its capacity as the sole stockholder of Primal, executed a written consent to implement the new board. The members of Primal's board are John Faltys, David Haynes, William Salway, Spencer Brown, Alan Lindauer and Norman Phipps. Messrs. Faltys and D. Haynes are the designees of Faltys, Simrell, D. Haynes and Nielsen, Mr. Brown is Franklin Capital's designee, and Messrs. Lindauer and Phipps are Avery's designees. Messrs. Brown, Lindauer, and Phipps are presently members of Avery's board.

     LOANS

     On August 1, 2000, Avery loaned $398,000 to Faltys, $377,000 to each of Simrell and D. Haynes, $287,000 to Nielsen, and $41,500 to each of Anand, Cholappadi and Gupta. The loans are non-recourse, and none of the Old Primal Stockholders will have any personal liability for their repayment in excess of the collateral pledged to secure the repayment of the loans. To secure the repayment of the loans, however, each of the Old Primal Stockholders pledged to Avery, and granted to Avery a first priority security interest in, all shares of series f preferred stock and Avery series g preferred stock beneficially owned by him on August 1 or thereafter acquired pursuant to the distribution agreement. Each of the loans bears interest at the rate of 6.6% per annum, the minimum applicable federal rate required to prevent imputed interest from being recognized for federal income tax purposes. Each of the loans is due and payable in full on August 1, 2002. From and after the distribution date, each of the Old Primal Stockholders will be permitted to sell the shares of Avery's common stock pledged as collateral to secure repayment of the loans if, and only if, all proceeds received upon any such sale are first applied to pay all accrued but unpaid interest on the loans and then to reduce the outstanding principal amount of the loans then outstanding.

     CAPITAL CONTRIBUTION TO NEW PRIMAL

     Avery will contribute to Primal $4 million to use for general corporate and working capital purposes. Avery contributed $2,000,000 of the $4,000,000 to Primal on August 1, 2000. Avery will contribute the remaining $2,000,000 of the $4,000,000 to Primal on the first to occur of October 29, 2000, or the distribution date, unless, in either case, such date is not a business day, in which case, the contribution will be made on the first business day following such date.

     TREATMENT OF AVERY'S CONVERTIBLE SECURITIES IN THE DISTRIBUTION

     The holders of Avery's series a, b, c, d and e preferred stock and the holder of Avery's convertible note will participate in the distribution on an "if converted" basis. In other words, such holders will not receive any Primal preferred stock in the distribution, and, in its place, such holders will receive one share of Primal common stock for each share of Avery common stock that such holder would have held on the record date for the distribution had such holder converted the Avery preferred stock or note held by such holder into Avery common stock on the day immediately preceding the record date.

     REGISTRATION STATEMENTS

     Distribution   Registration   Statement.   Pursuant  to  the   distribution
     ---------------------------------------
agreement, Avery agreed to cause Primal to file this registration statement to register all shares of Primal common stock to be issued in the distribution under the Securities Act and under all applicable state securities laws as soon as reasonably practicable, and agreed to use its commercially reasonable best efforts to cause this registration statement to be declared effective by the SEC and obtain permits under state securities laws. Faltys, Simrell, D. Haynes and Nielsen agreed to use their commercially reasonable best efforts to cooperate with Avery. Avery will pay all costs and expenses in connection with this registration statement. Avery agreed to cause this registration statement to comply in substance and as to form in all material respects with the requirements of the Securities Act and the rules promulgated thereunder, and agreed to provide Faltys,

Simrell, D. Haynes and Nielsen with a reasonable opportunity to review and comment upon the registration statement and any amendments thereto, and Avery will further keep Faltys, Simrell, D. Haynes and Nielsen reasonably apprised as to its status.

     Avery  Resale   Registration   Statement.   Pursuant  to  the  distribution
     ----------------------------------------
agreement, Avery will file a registration statement to register all shares of Avery common stock beneficially owned by the Old Primal Stockholders, or that they would be entitled to receive upon conversion of the Avery series g preferred stock, for resale under the Securities Act as soon as reasonably practicable after August 28, 2000, will use its commercially reasonable best efforts to cause such registration statement to be declared effective by the SEC, and will pay all related costs and expenses. Avery will cause such registration statement to comply in substance and as to form in all material respects with the requirements of the Securities Act and the rules promulgated thereunder, and will provide Faltys, Simrell, D. Haynes and Nielsen with a reasonable opportunity to review and comment upon the registration statement and any amendments thereto, and Avery will further keep Faltys, Simrell, D. Haynes and Nielsen reasonably apprized as to its status.

     Primal  Resale  Registration   Statement.   Pursuant  to  the  distribution
     ----------------------------------------
agreement, Primal will file a registration statement to register all shares of Primal common stock held by the Old Primal Stockholders for resale under the Securities Act as soon as practicable, but in no event later than 90 days after completion of the distribution, will use its commercially reasonable best efforts to cause such registration statement to be declared effective by the SEC, and will pay all related costs and expenses. Primal will cause such registration statement to comply in substance and as to form in all material respects with the requirements of the Securities Act and the rules promulgated thereunder, and will provide Faltys, Simrell, D. Haynes and Nielsen with a reasonable opportunity to review and comment upon the registration statement and any amendments thereto, and Primal will further keep Faltys, Simrell, D. Haynes and Nielsen reasonably apprized as to its status.

     IRREVOCABLE PROXIES

     On August 1, 2000, each of the Old Primal Stockholders executed and delivered to Thurston Group and its affiliates an irrevocable proxy to vote all shares of the Avery series g preferred stock owned or held by him or thereafter acquired, and all shares of the Avery common stock owned or held by him or thereafter acquired.

     On August 1, 2000, each of Thurston Group and its affiliates and P. Haynes and his affiliate, Waveland, LLC, executed and delivered to the Old Primal Stockholders an irrevocable proxy to vote all shares of Primal common stock held by them or thereafter acquired. P. Haynes, the Chairman of Avery, is an affiliate of Thurston Group.

     P. Haynes, in his capacity as Chairman of Avery, also holds a proxy to vote certain shares of Avery common stock held in escrow in connection with Avery's acquisition of its HBS Billing Services Company subsidiary. P. Haynes, in his capacity as the Chairman of Avery, granted to the Old Primal Stockholders an irrevocable proxy to vote the shares of Primal common stock distributed to the escrow agent for these shares until they are released from escrow or until they are returned to Avery pursuant to the provisions of the governing escrow agreement.

     Each of the proxies covering shares of the Primal common stock provides that any action required or permitted to be taken pursuant to the proxy by Faltys, Simrell, D. Haynes, Nielsen, Anand, Cholappadi and Gupta, including any voting of the shares covered thereby, may be so taken if the former holders of at least 66% of the issued and outstanding shares of Primal immediately prior to its acquisition by Avery approve the taking of any such action. These percentages were as follows:

     o    Faltys - 30.4861%

     o    Simrell and D. Haynes - 21.5999% each

     o    Nielsen - 16.4969%

     o    Anand, Cholappadi and Gupta - 3.2724% each

This means that Faltys and any two of Simrell, D. Haynes or Nielsen can control the voting of these proxies.

     For information regarding the number of shares covered by these proxies and the percentages of the voting securities such shares represent, please see "Stock Ownership of Directors, Executive Officers and Principal Holders."

     In  the  event  the  distribution  is  not  completed,   the  proxies  will
automatically terminate.

     EXPENSES

     Except as otherwise provided, Avery will pay all legal and accounting fees incurred by Avery, Primal and Faltys, Simrell, D. Haynes and Nielsen in connection with the distribution agreement and the distribution. Avery's liability to pay for legal and accounting fees incurred by Primal and Faltys, Simrell, D. Haynes and Nielsen, however, is limited to an aggregate of $75,000.

     NEW PRIMAL INTERIM CEO

     Bill Salway has been elected as the chief executive officer of Primal. As part of the distribution, the Primal board of directors will grant stock options to Mr. Salway to replace his Avery stock options, which will be canceled as part of the distribution.

     NEW PRIMAL INTERIM MANAGEMENT

     Until the distribution date, Primal will not employ Nielsen in any capacity without the express prior written consent of Avery, nor will Nielsen serve as a member of the Primal board of directors without the express prior written consent of Avery.

     ADJUSTMENTS  TO  AVERY'S   OPTIONS  AND   CONVERTIBLE   SECURITIES  IN  THE
DISTRIBUTION

     The  parties  agreed  that  Avery's  outstanding   options,   warrants  and
convertible securities will be adjusted to give effect to the distribution as follows:

     Incentive  Stock  Options.  All  550,777  options  intended  to  qualify as
     -------------------------
incentive stock options under Section 422 of the Internal Revenue Code and held by employees of Primal or Wireless Billing Systems will be canceled as part of the distribution, effective on and as of the distribution date.

     The option spread, whether positive or negative, at the distribution date with respect to existing Avery options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and held by employees of Avery and HBS Billing Services Company after the distribution will be preserved by adjusting the per share exercise price and the number of shares covered by each such option to reflect the distribution. Each such option will be adjusted so that

     o the per share exercise price will equal the original per share exercise price multiplied by the "Avery ratio," as described below, and

     o the number of shares of Avery common stock covered will equal the original number of shares stated in the applicable option divided by the Avery ratio.

     The "Avery ratio" is a fraction. The numerator of this fraction is 3. The denominator of this fraction is 5.

     Non-Qualified  Stock Options and Common Stock Purchase Warrants.  Nielsen's
     ---------------------------------------------------------------
options to purchase 925,000 shares of Avery common stock and Bill Salway's options to purchase 300,000 shares of Avery common stock will be canceled as part of the distribution, effective on and as of the distribution date.

     Avery's remaining outstanding options to purchase Avery common stock that were granted under Avery's 1999 flexible incentive plan and not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code, outstanding non-qualified stock options that were not granted under Avery's 1999 flexible incentive plan, and Avery's outstanding common stock purchase warrants will be adjusted to reflect the distribution. The option or warrant spread, whether positive or negative, at the distribution date with respect to such options and warrants will be preserved by adjusting the per share exercise price and the number of shares covered by each such option or warrant to reflect the distribution. Each such option or warrant will be adjusted so that

     o the per share exercise price will equal the original per share exercise price multiplied by the Avery ratio, and

     o the number of shares of Avery common stock covered will equal the original number of shares stated in the applicable option or warrant divided by the Avery ratio.

     Avery's  Convertible  Preferred  Stock.  Avery's  outstanding   convertible
     --------------------------------------
preferred stock will be adjusted to reflect the distribution by the Avery ratio. The conversion spread, whether positive or negative, at the distribution date with respect to such preferred stocks will be preserved by adjusting the per share conversion price on the distribution date to reflect the distribution. Because each series of Avery's outstanding convertible preferred stock is convertible into as many shares as is determined by dividing a fixed dollar amount by the current conversion price, and none of such series is convertible into a fixed number of shares, it is not necessary to make an adjustment regarding the number of shares to be received upon conversion. Avery's outstanding series a, b, c, d and e preferred stock will be adjusted so that the per share conversion price of each such series will equal the current per share conversion price on the distribution date multiplied by the Avery ratio.

     A different adjustment, however, is required for the Avery series g preferred stock. Because the outstanding shares of these series are supposed to be equal to, if all such shares were converted into Avery common stock, 15% of the outstanding Avery common stock on a fully diluted basis both before and after the distribution, simply multiplying the current conversion price by the Avery ratio would result in these shares being equal to more than 15% after the distribution because the number of outstanding shares of Avery common stock will not be adjusted in the distribution. Accordingly, the Avery series g preferred stock will be adjusted so that the per share conversion price of each such series will equal the current per share conversion price on the distribution date multiplied by the "Primal preferred ratio." The "Primal preferred ratio" is a fraction. The numerator of this fraction is the number of outstanding shares of Avery common stock on a fully diluted basis immediately preceding the distribution date, excluding the shares of Avery common stock reserved for issuance upon conversion of the Avery series g preferred stock. The denominator of this fraction is the number of outstanding shares of Avery common stock on a fully diluted basis on the distribution date, excluding the shares of Avery common stock reserved for issuance upon conversion of the series f preferred stock and the Avery series g preferred stock.

     Avery's  Convertible  Note.  Avery's  outstanding convertible note will be'
     --------------------------
adjusted to reflect the distribution. The conversion spread, whether positive or negative, at the distribution date with respect to such note will be preserved by adjusting the per share conversion price on the distribution date to reflect the distribution. Because the note is convertible into as many shares as the principal amount thereof divided by the present conversion price will purchase, and is not presently convertible into a fixed number of shares, it is not necessary to make an adjustment regarding the number of shares to be received upon conversion. The per share conversion price of the note will be adjusted to equal the current conversion price on the distribution date multiplied by the Avery ratio.

     RELEASES

     The parties to the distribution agreement have mutually released one another from all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which any of them now has, have ever had or may thereafter have against any of the other parties arising contemporaneously with or prior to July 31, 2000, or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to July 31, 2000. Obligations under the distribution agreement and other existing agreements are excluded from the releases.

     The parties have also agreed to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind, against any other party based upon any matter purported to be released or based upon the distribution or the other transactions contemplated by the distribution agreement. Any claim, demand or proceeding based upon a breach or alleged breach of the distribution agreement, however, are expressly excluded.

     Without in any way limiting any of the rights and remedies otherwise available to any of the parties, each of the parties agreed to indemnify and hold harmless each other from and against all loss, liability, claim, damage, including incidental and consequential damages, or expense, including costs of investigation and defense and reasonable attorneys' fees, whether or not involving third party claims, arising directly or indirectly from or in connection with the assertion by or on behalf of any of party of any claim or other matter purported to be released or based upon the distribution or the other transactions contemplated by the distribution agreement, other than any claim, demand or proceeding based upon a breach or alleged breach of the distribution agreement, which claims, demands and proceedings are expressly excluded, and the assertion by any third party of any claim or demand against any of the parties, which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of any party against such third party of any claims or other matters purported to be released or based upon the distribution or the other transactions contemplated by the distribution agreement, other than any claim, demand or proceeding based upon a breach or alleged breach of the distribution agreement, which claims, demands and proceedings are expressly excluded.

     CORSAIR GUARANTEE

     It is a condition precedent to Avery's making the distribution that Avery be fully and unconditionally released from any and all liability under its guarantee of amounts owed by Primal to Corsair Computing, or, alternatively, that an arrangement or arrangements reasonably satisfactory to Avery be made to mitigate Avery's liability under such guarantee. With respect to the foregoing, however, Avery acknowledged and agreed that one such satisfactory arrangement will be an agreement to indemnify and hold Avery harmless from and against any and all liabilities of any nature whatsoever arising from or incidental to such guarantee from Primal and Wireless Billing Systems.

     FAILURE TO COMPLETE THE DISTRIBUTION

     Avery Party or Parties at Fault. If
     -------------------------------

     o    the distribution has not occurred on or before December 31, 2000,

     o the failure of the distribution to have occurred on or before such date is due to the failure of the Avery, Thurston Group, P. Haynes and McCormick, or any one or more of the Avery, Thurston Group, P. Haynes or McCormick, to comply fully with its or his obligations under the distribution agreement or their representations and warranties in the distribution agreement are not true in all material respects, and

     o the Old Primal Stockholders have substantially complied with their respective obligations under the distribution agreement and their respective representations and warranties in the distribution agreement are true in all material respects, then Avery will forgive the loans to the Old Primal Stockholders and release the shares of Avery series g preferred stock pledged to secure the repayment of the loans.

     Faltys, Simrell or D. Haynes at Fault. If
     -------------------------------------

     o    the distribution has not occurred on or before December 31, 2000,

     o the failure of the distribution to have occurred on or before such date is due to the failure of Faltys, Simrell and D. Haynes, or any one or more of Faltys, Simrell or D. Haynes, to comply fully with their or his obligations under the distribution agreement or their or his representations and warranties in the distribution agreement are not true in all material respects, and

     o Nielsen, Anand, Cholappadi, Gupta, Avery, Thurston Group, P. Haynes and McCormick have substantially complied with their respective obligations under the distribution agreement and their respective representations and warranties in the distribution agreement are true in all material respects, then each of the Old Primal Stockholders will deliver to Avery their respective pro rata portion, based on their respective pro rata ownership of Primal immediately prior to its acquisition by Avery, of such number of shares of the Avery series g preferred stock pledged to secure the repayment of the loans as would, if converted into Avery common stock, leave outstanding shares of the Avery series g preferred stock that would equal, assuming the shares of the Avery series g preferred stock were converted into Avery common stock, 20% of the Avery common stock on a fully diluted basis.

     In addition, each of Faltys, Simrell and D. Haynes will also deliver 20,000 shares of the Avery series g preferred stock to Nielsen, Anand, Cholappadi and Gupta. These 60,000 shares of the Avery series g preferred stock will be distributed to Nielsen, Anand, Cholappadi and Gupta pro rata based on their respective pro rata ownership of Primal immediately prior to its acquisition by Avery, and, following the delivery of such shares, the loans to Nielsen, Anand, Cholappadi and Gupta will be forgiven by Avery.

     Nielsen at Fault. If
     ----------------

     o    the distribution has not occurred on or before December 31, 2000,

     o the failure of the distribution to have occurred on or before such date is due to the failure of Nielsen to comply fully with his obligations under the distribution agreement or his representations and warranties in the distribution agreement are not true in all material respects, and

     o Faltys, Simrell, D. Haynes, Anand, Cholappadi, Gupta, Avery, Thurston Group, P. Haynes and McCormick have substantially complied with their respective obligations under the distribution agreement and their respective representations and warranties in the distribution agreement are true in all material respects, then each of the Old Primal Stockholders will deliver, or cause to be delivered, to Avery their respective pro rata portion, based on their respective pro rata ownership of Primal immediately prior to its acquisition by Avery, of such number of shares of the Avery series g preferred stock pledged to secure the repayment of the loans as would, if converted into Avery common stock, leave outstanding shares of the Avery series g preferred stock that would equal, assuming the shares of the Avery series g preferred stock were converted into Avery common stock, 20% of the Avery common stock on a fully diluted basis.

     In addition, Nielsen will also deliver 60,000 shares of the Avery series g preferred stock to Faltys, Simrell, D. Haynes, Anand, Cholappadi and Gupta. These 60,000 shares of the Avery series g preferred stock will be distributed to Faltys, Simrell, D. Haynes, Anand, Cholappadi and Gupta pro rata based on their respective pro rata ownership of Primal immediately prior to its acquisition by Avery, and, following the delivery of such shares, the loans to Faltys, Simrell,
D. Haynes, Anand, Cholappadi and Gupta will be forgiven by Avery.

     Anand, Cholappadi and Gupta at Fault. If
     ------------------------------------

     o    the distribution has not occurred on or before December 31, 2000,

     o the failure of the distribution to have occurred on or before such date is due to the failure of Anand, Cholappadi and Gupta, or any one or more of Anand, Cholappadi or Gupta, to comply fully with their or his obligations under the distribution agreement or their or his representations and warranties in the distribution agreement are not true in all material respects, and

     o Faltys, Simrell, D. Haynes, Nielsen, Avery, Thurston Group, P. Haynes and McCormick have substantially complied with their respective obligations under the distribution agreement and their respective representations and warranties in the distribution agreement are true in all material respects, then the Old Primal Stockholders will deliver, or cause to be delivered, to Avery their respective pro rata portion, based on their respective pro rata ownership of Primal immediately prior to its acquisition by Avery, of such number of shares of the Avery series g preferred stock pledged to secure the repayment of the loans as would, if converted into Avery common stock, leave outstanding shares of the Avery series g preferred stock that would equal, assuming the shares of the Avery series g preferred stock were converted into Avery common stock, 20% of the Avery common stock on a fully diluted basis.

     In addition, each of Anand, Cholappadi and Gupta will also deliver 20,000 shares of the Avery series g preferred stock to the Faltys, Simrell, D. Haynes and Nielsen. These 60,000 shares of the series Avery g preferred stock will be distributed to Faltys, Simrell, D. Haynes and Nielsen pro rata based on their respective pro rata ownership of Primal immediately prior to its acquisition by Avery, and, following the delivery of such shares, the loans to Faltys, Simrell,
D. Haynes and Nielsen will be forgiven by Avery.

     More Than One Party at Fault. If
     ----------------------------

     o    the distribution has not occurred on or before December 31, 2000, and

     o the failure of the distribution to have occurred on or before such date is due to

          o    the failure of two or more, but less than all, of

               o Avery, Thurston Group, P. Haynes and McCormick or any one or more of the Avery, Thurston Group, P. Haynes or McCormick,

               o Faltys, Simrell and D. Haynes, or any one or more of Faltys, Simrell or D. Haynes,

               o    Nielsen, or

               o Anand, Cholappadi and Gupta, or any one or more of Anand, Cholappadi or Gupta,

          to comply fully with their, his or its obligations under the distribution agreement or their, his or its representations and warranties in the distribution agreement are not true in all material respects and

          o the other parties to the distribution agreement have substantially complied with their respective obligations under the distribution agreement and their respective representations and warranties in the distribution agreement are true in all material respects, then the provisions described above with respect to each of such parties will apply with respect to the parties at fault.

     If any of the parties at fault are Old Primal Stockholders, and such parties would be entitled to receive additional shares of the Avery series g preferred stock or have their loans forgiven, then such party or parties at fault will not be entitled to receive any additional shares of the Avery series g preferred stock, the additional shares of the Avery series g preferred stock will be distributed to those Old Primal Stockholders who are not at fault, pro rata based on their respective pro rata ownership of Primal immediately prior to its acquisition by Avery, and the loans to such party or parties at fault will not be forgiven by Avery.

     No Party or All Parties at Fault.  If
     --------------------------------

     o    the distribution has not occurred on or before December 31, 2000, and

     o the failure of the distribution to have occurred on or before such date is due to

          o the failure of one or more of the Old Primal Stockholders and one or more of Avery, Thurston Group, P. Haynes or McCormick to comply fully with their, his or its obligations under the distribution agreement or their, his or its representations and warranties in the distribution agreement are not true in all material respects, or

          o the occurrence of events or circumstances not within the control of any of the Old Primal Stockholders or Avery, Thurston Group,
               P. Haynes and McCormick, and

          o the Old Primal Stockholders and Avery, Thurston Group, P. Haynes and McCormick have substantially complied with their respective obligations under the distribution agreement and their representations and warranties in the distribution agreement are true in all material respects, then the Old Primal Stockholders will deliver to Avery their respective pro rata portion, based on their respective pro rata ownership of Primal immediately prior to the its acquisition by Avery, of such number of shares of the Avery series g preferred stock as would, if converted into Avery common stock, leave outstanding shares of the Avery series g preferred stock that would equal, assuming the shares of the Avery series g preferred stock were converted into Avery common stock, 20% of the Avery common stock on a fully diluted basis. Following the delivery to Avery of the shares of the Avery series g preferred stock, Avery will forgive the loans to the Old Primal Stockholders.

     Automatic  Extension.  The date on which the  distribution  and the related
     --------------------
transactions are to occur will be automatically extended to February 15, 2001, without any action on the part of any of the parties if Avery, on the one hand, and Faltys, Simrell, D. Haynes and Nielsen, on the other hand, mutually agree that it is reasonably likely that the distribution can be consummated on or before such date.

     NEW PRIMAL MANAGEMENT COMPENSATION

     From and after the distribution date, Faltys, Simrell and D. Haynes may receive such stock options as may be granted to them by the Primal board of directors.

     PRIOR AGREEMENTS STILL IN EFFECT

     Except as expressly modified by the distribution agreement, each of the other terms and provisions of the Primal merger agreement and the investors rights agreement were ratified and confirmed in all respects and remain in full force and effect in accordance with their terms.

     ISSUANCE OF NEW PRIMAL COMMON STOCK TO NIELSEN

     On the first business day following the distribution date, Primal will issue to Nielsen 250,000 shares of the Primal common stock. Nielsen agreed that the issuance of such shares is in replacement of Nielsen's options to purchase 925,000 shares of Avery common stock, which are being canceled as part of the distribution, and that the cancellation of such options is a condition precedent to the receipt of such Primal common stock. Accordingly, Nielsen agreed and consented to Avery's cancellation of Nielsen's option to purchase 925,000 shares of Avery Common Stock as provided in the distribution agreement.

     RESIGNATIONS

     Primal  Directors.  All  parties who were  directors  of Primal on July 31,
     -----------------
2000, resigned as directors of Primal, effective for all purposes on and as of such date.

     Primal Officers. All parties, other than Faltys, Simrell and D. Haynes, who
     ---------------
were officers of Primal on July 31, 2000, resigned as officers of Primal, effective for all purposes on and as of such date.

     Nielsen  as Avery  Director.  Nielsen  resigned  as a  director  of  Avery,
     ---------------------------
effective for all purposes on and as of July 31, 2000.

     ENTIRE AGREEMENT AND MODIFICATIONS

     The distribution agreement supersedes all prior agreements between the parties with respect to its subject matter, including that certain Memo dated June 2000, but specifically not including the Primal merger agreement, the investors rights agreement or the escrow agreement, except to the extent that the Primal merger agreement or the investors rights agreement are amended by the distribution agreement, and the employment agreements between Primal and each of Faltys, Simrell and D. Haynes, and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. The distribution agreement may not be amended except by a written agreement executed by the party to be charged with the amendment. With respect to the foregoing, however, any action required or permitted to be taken under the distribution agreement, other than any amendment thereof, but including voting of any proxy referred to in the distribution agreement, by Faltys, Simrell, D. Haynes and Nielsen or the Old Primal Stockholders may be so taken if the former holders of at least 66% of the issued and outstanding shares of Primal immediately prior to Primal's acquisition by Avery approve the taking of any such action, other than the amendment hereof, but including voting of any proxy referred to in the distribution agreement.

INDEMNIFICATION AGREEMENT

     Avery and Faltys, Simrell and D. Haynes entered into an indemnification agreement at the time of signing the distribution agreement. The purpose of the indemnification agreement is for Avery to indemnify Faltys, Simrell and D. Haynes for claims made by third parties relating to the distribution and related transactions and for expenses incurred by them in connection with such claims. The indemnification is intended to provide Faltys, Simrell and D. Haynes with protections similar to those provided to the directors and officers of Avery by Avery's bylaws and by the standard form of indemnification agreement to which Avery and each of its directors and officers is a party.

APPRAISAL OF PRIMAL

         SE Biz Val, LLC was retained by Avery to appraise the fair market value of Primal as of the date of its distribution to serve as a basis for establishing the amount of any taxable gain to Avery and the Primal dividend and redemption capital gain value to Avery stockholders resulting from the distribution. SE Biz Val, as a customary part of its business, is regularly engaged in the appraisal of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and appraisals for estate, corporate and other purposes.

         For purposes of the appraisal, dated September 15, 2000, the term "fair market value" was defined as the amount at which the Primal capital stock in aggregate on an OTCBB marketable minority interest basis would change hands between a willing buyer and willing seller, all having reasonable knowledge of the relevant facts and neither being under any compulsion to act, with equity to all. Furthermore, for purposes of the appraisal, SE Biz Val assumed that, after the distribution, the outstanding shares of Primal common stock will have been fully distributed, Primal common stock will be trading on an established market, and information concerning Primal of the type normally available concerning publicly-traded companies will have been widely disseminated.

         The full text of the written appraisal of Primal describes the assumptions made, matters considered and limits on the review undertaken. you are urged to read the appraisal carefully and in its entirety. The summary of the appraisal of SE Biz Val set forth in this registration statement is qualified in its entirety by reference to the full text of such opinion.

         The preparation of a corporate appraisal is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary, without considering the analysis as a whole, could create an incomplete view of the processes underlying the appraisal. In arriving at its appraisal conclusions, SE Biz Val considered the result of all relevant analyses. The analyses were prepared for the purposes of enabling SE Biz Val to render its appraisal of Primal to Avery for purposes of establishing the amount of taxable gain, if any, arising from the distribution. Analyses based upon forecasts of future results are not necessarily indicative of actual future values, which may be significantly more or less favorable than suggested by such analyses, nor should they be viewed as predictions of potential future trading prices for shares of Primal common stock.

         In connection with the appraisal, SE Biz Val made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances, including, among other things, the following:


o meeting with certain members of senior management of Avery and Primal to discuss the operations, financial condition, prospects and projected operations and financial performance of Primal;

o    visits to certain facilities and business offices of Primal;

o Avery's annual report to stockholders and annual report on Form 10-KSB for the year ended December 31, 1999, as well as other Avery filings with the Securities and Exchange Commission;

o the audited separate company financial statements for Primal's business for the three fiscal years ended December 31, 1997-99 as well as the unaudited interim financial statements for the six months ended June 30, 1999 and 2000;

o the forecasts and projections prepared by Avery's management with respect to Primal for the budget year ended December 31, 2000 and projections of potential future financial performance for the year 2001 and beyond;

o    the historical market prices and trading volume for Avery stock;

o publicly available financial data for certain companies that SE Biz Val deemed comparable to Primal;

o publicly available information concerning the general economy and the telecommunications industry; and

o    such other studies, analyses and inquiries as S Biz Val deemed appropriate.

         The financial forecasts and projections for the fiscal years ended December 31, 2000 and 2001, prepared by Avery's management with respect to Primal, were based upon the historical financial results of Primal's business and business plan through fiscal 2001. Revenues are projected to experience no substantive growth for 2000 over 1999, but are expected to grow strongly by 63% to $15.1 million in 2001. However, Primal is projected to incur net losses in both fiscal 2000 and 2001, totaling together some $6.6 million. Salaries and benefits were projected to increase each year commensurate with revenue growth. Operating expenses were projected to approximate historical levels with the exception of management's estimates of the additional general and administrative expenses expected to be incurred as a result of Primal operating as a stand-alone company. The combined federal and state income tax rate was estimated to be 40%, though with projected losses for 2000 and 2001, Primal will not be paying any material income taxes for those years. The outlook for Primal subsequent to 2001 is for strong sales growth averaging about 20% per year with profitability increasing from basic "break- even" in 2002 to a net profit margin averaging about 5% of revenues.

         SE Biz Val relied upon the financial forecasts and projections provided to it and assumed, without independent verification, that those financial forecasts and projections had been reasonably prepared and reflected the best currently available estimates of the future financial results and condition of Primal and that there had been no material change in the assets, financial condition, business or prospects of Primal since the date of the most recent financial statements made available to it. SE Biz Val did not independently verify the accuracy and completeness of the information supplied to it with respect to Primal and does not assume any responsibility with respect thereto. SE Biz Val did not make any independent appraisal of any of the properties or assets of Primal.

         As part of its analysis, SE Biz Val analyzed the trading volume of Avery's publicly traded common stock, both before and after the announcement of the distribution, Avery's common stock traded in the range of $0.50 to $5.00 per share in the year prior to such announcement. While SE Biz Val considered this trading activity in its analysis, SE Biz Val utilized an independent valuation analysis to determine the aggregate fair market value on an OTCBB marketable minority interest basis of the capital stock of Primal that will be outstanding after the distribution.

Summary of the Valuation Methods Utilized

         In determining the aggregate fair market value on an OTCBB marketable minority interest basis of the 15.7 million shares of Primal common stock that will be outstanding after the distribution, SE Biz Val considered generally accepted valuation methodologies and, after due consideration, utilized primarily; (1) the cost of capital based discounted projected cash flow ("DCF") valuation method under the Income Approach, and (2) the market based capitalization of funds valuation method (i.e., the "Public Guideline Company Method") under the Market Approach. SE Biz Val did not use any method under the Asset Approach due to the material level of unidentified going concern intangible assets employed by Primal.

         The cost of capital based discounted projected cash flow approach is one method of determining the value of an operating enterprise. This approach entailed determining the appropriate cash flows, based upon projected financial information for the enterprise. An appropriate risk adjusted discount rate for the enterprise projections is selected based upon an analysis of alternative investments. The terminal value, which is the value of the enterprise at the end of the projected period, is determined by using the single period capitalization of cash flow method. The summation of the discounted value for the projected period and the discounted value of cash flow for the terminal value determines the company's aggregate minority interest value. Similarly, to assess the fair market value of the subject stock, a discount adjustment will be made recognizing the limited marketability of the stock as it will be traded on the OTCBB.

         The market-based capitalization of funds generated from operations approach is another method of determining the fair market value of a company by determining the level of funds generated from operations which is considered to be representative of the future operating performance of the company and capitalizing this level at a selected multiple. Such comparable public companies as are available are selected for comparison purposes and a comparative risk analysis is performed. The selection of appropriate multiples for the company is made based on this comparative risk analysis and a thorough analysis of the comparable market multiples. Capitalizing the representative levels at the selected multiple determines the company's aggregate minority interest value on a "freely traded" basis. To assess the fair market value of the subject stock, a discount adjustment will be made recognizing the limited marketability of the stock as it will be traded on the OTCBB.

Results of the Discounted Projected Cash Flow Method

         In the cost of capital based discounted projected cash flow method, SE Biz Val determined Primal's minority interest common equity market capitalization value by adding (1) the present value of projected discretionary cash flow for the eight years ended December 31, 2008 net of debt service and anticipated capital expenditures, and (2) the net present value of the terminal value after eight years. Eight years of projections were required because Primal would not show any substantive profitability or dividend paying capacity until year seven, given management's view that Primal would be operated on a "survival mode" basis, growing with internally generated funds.

         The projected cash flows for the years 2000 and 2001 were based upon the financial projections provided by Primal's management, including the $4 million of additional funding to be provided by Avery prior to the distribution. The subsequent projected cash flows for the years 2002 through 2008 were based upon assumptions reviewed by Primal's management and found to be reasonable. SE Biz Val discounted these projected cash flows at an investment risk adjusted discount rate of 25%. The selected discount rate reflects the rate of return that SE Biz Val estimates would be reasonably required by providers of common equity capital to Primal to compensate such providers for the time value of their money, as well as the risks inherent in their investment. The terminal value was determined by utilizing a single period capitalization of the estimated cash flow for 2008, using the 25% discount rate and a long-term growth rate of 15% yielding a 10% capitalization rate.

         The result of these calculations was that SE Biz Val determined that the "market capitalization," or MCAP, of Primal Solutions' common equity on a freely tradeable minority interest basis was $3.1 million. SE Biz Val then took into account Primal's likely "thin" trading environment on the over-the-counter market, concluding that minority shareholders would likely suffer a further discount for lack of marketability approximating -15%. After assessing this further discount, SE Biz Val concluded that the aggregate fair market value on an OTCBB marketable minority interest basis of Primal's common equity would have a "thinly traded" MCAP value of $2.7 million.

Results of the Market Based Capitalization of Funds Method

         In employing the market based capitalization of funds valuation method, SE Biz Val examined over 120 publicly held companies involved in software-based business-to-business services provided to the telecommunications industry. From that initial review, SE Biz Val selected seven publicly held companies who most closely resembled Primal's operations historic financial performance (no one company was strictly comparable in terms of business activities). These publicly held "Guideline" companies ranged in size from $13 million in sales to over $32 million in sales for the latest available 12-month period, as compared to Primal's revenues of $11.4 million. In most cases, these companies were substantially better capitalized and had experienced stronger growth in earnings before interest and taxes, or EBIT, profits than Primal.

         We would characterize all of the guideline companies, as well as Primal, as young, relatively fast growing companies still in the "start-up" phase of their life cycles. Six of the seven guideline companies were still incurring losses (only ACE*COMM, a direct competitor of Primal and the largest guideline company, was profitable in the latest available 12 month period). Companies in this stage of their life cycle are "capital hungry" and require periodic infusions of investment capital to fund their losses and continued growth. Over the past three fiscal years, all of the seven guideline companies had received substantial equity investment funds, primarily from IPO financing, averaging almost $9 million per year, compared to Primal's 3-year average of only $1.5 million. Consequently, many of the guideline companies had large cash balances as of the valuation date, having yet "burned through" their most recent capital infusion. As a result the "Cash Burn Rate - Days Cash Available" averaged 280 days over the past 3 fiscal years compared to Primal's 3-year average of only 98 days (i.e., the time it would take to consume cash balances by all operating expenses - excluding cost of sales and interest expenses). Overall we characterized Primal's investment risk relative to the seven guideline companies as being "more risky" and therefore deserving a substantial discount to the market valuation capitalization multiples.

         Because all but one of the seven guideline companies were currently losing money, we could not use any of the valuation capitalization multiple based on earnings (i.e., the classic P/E multiple was unavailable in this case). Hence, we turned to capitalization of revenues, gross profit, cash flow, and the book value of the equity as our indicators of market value. These market capitalization multiples on trailing 12-month data of the seven publicly traded guideline companies ranged from 1.4 - 9.3 times revenues, from 1.9 - 13.6 times gross profit, 16.4 times EBITDA cash flow, and from 0.6 - 7.3 times equity book value. Most of the difference in market capitalization multiples were attributable to the strong growth outlook for the highly valued companies, versus lower growth, less profitability and weaker financial conditions of the lower valued companies.

         After performing a comparative analysis between Primal and these seven guideline companies, SE Biz Val determined that the MCAP of Primal's equity on a freely tradable minority interest basis was $4.9 million. This MCAP value reflects multiples of 0.4X latest sales, 0.7X latest gross profit, 16.6X latest EBITDA, and a 0.7X multiple of the adjusted equity book value (after adding
Avery's additional $ million of funding prior to the distribution). This valuation represented a substantial 38% "discount to the market" due to Primal's smaller size, earlier stage of its life cycle, and the need to find additional capital to fund future growth. SE Biz Val then further considered the nature of Primal's likely "thin" trading environment on the OTCBB market, concluding that minority shareholders would likely suffer a further discount for restricted marketability approximating -15%. After assessing this further discount, SE Biz Val concluded that the aggregate fair market value on an OTCBB marketable minority interest basis of Primal's equity would have a "thinly traded" MCAP value of $4.2 million.

APPRAISAL SUMMARY AND CONCLUSION

         After reviewing all of the relevant data, SE Biz Val concluded that the fair market conclusion obtained from the cost of capital based discounted projected cash flow method was more reliable than that resulting from the market based capitalization of funds valuation method (due to Primal's smaller size, earlier stage of its life cycle, uncertainty of obtaining future growth capital, overall greater investment risk, and the lack of earnings based market capitalization multiples). Hence, SE Biz Val weighted the income approach result more heavily than the market approach result, thereby concluding that the fair market value of Primal, common stock after the distribution was in the range of $0.16 to $0.20 per share, depending on the number of shares of Avery common stock outstanding at the time of the distribution. The number of Avery common shares outstanding on the distribution date will vary based on the amount of warrants and options exercised prior to the distribution date. The maximum number of Primal shares to be distributed is 19,600,453 assuming that all Avery warrants and options which will not be canceled are exercised. The minimum number of Primal shares to be distributed is 15,735,126 assuming that none of Avery's warrants and options are exercised. The schedule below presents this conclusion:


                                       PRIMAL SOLUTIONS, INC.

                         RECONCILIATION OF FAIR MARKET VALUES - COMMON STOCK

                              CONCLUSION OF FMV ROUNDED TO $0.01/SHARE


                                         AGGREGATE FMV         WEIGHTING              WTD SUM
                                         -------------         ---------              -------
                     Income Approach       2,650,000              70%                1,855,000
                     Market Approach       4,160,000              30%                1,248,000
                      Asset Approach          nm                   nm                    nm
                                                                               ----------------------
                                                                     Subtotal       $3,103,000
                                                                               ----------------------
Maximum PER SHARE FMV (ROUNDED TO $.01)   15,735,126 SHS           EQUALS          $0.20/SHARE
                                        --------------                              -----------
Minimum PER SHARE FMV (ROUNDED TO $.01)   19,660,453 SHS           EQUALS          $0.16/SHARE

                       RESULTANT AGGREGATE FAIR MARKET VALUE       EQUALS           $3,146.956
                                                                                    ----------


         Therefore, based upon the investigation, premises, provisos, and relevant analyses outlined above, as of September 15, 2000, SE Biz Val's independent objective opinion of the fair market value on an OTCBB marketable minority interest basis of the capital stock of Primal is to be reasonably stated in the amount of $3.1 million, or a maximum of $0.20 and a minimum of $0.16 per share based on a minimum of 15,735,126 and 19,660,453 shares of common stock issued and outstanding after the distribution, respectively. If necessary, SE Biz Val will update its appraisal of the fair market value of the Primal common stock received as of the distribution date.

         In accordance with its engagement letter, SE Biz Val has addressed its report solely to the board of directors of Avery for their use in connection with their review and evaluation of the distribution. Neither the report nor the underlying financial analysis may be relied upon by any person other than the members of the board of directors of Avery without the prior written consent of SE Biz Val. Accordingly, under the terms of the engagement letter and the report, no Avery or Primal shareholder or any other person may rely or allege reliance on SE Biz Val's report or analysis in any manner. Notwithstanding SE Biz Val's assertion that only the board of directors may rely on its report, a court of competent jurisdiction would need to resolve the validity of any such defense if presented with such issue. In any event, the resolution of such issue would have no effect on the rights and responsibilities of the board of directors under state law or on the rights and responsibilities of either SE Biz Val or the board under federal securities laws. Pursuant to its engagement letter, SE Biz Val will receive a fee of $25,000 upon the delivery of its appraisal and Avery has agreed to indemnify SE Biz Val for certain liabilities which may arise out of the rendering of SE Biz Val's appraisal.

ACCOUNTING TREATMENT

         As part of the distribution, Avery will restate its consolidated financial statements to reflect Primal as a discontinued operation. Because the distribution is comprised of an ongoing business, the distribution will be recorded at historical value.

         MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION TO
                              PRIMAL'S STOCKHOLDERS

         The following discussion summarizes the material U.S. federal income tax consequences of the distribution that affect our stockholders and does not address all of the aspects of federal income taxation that may be relevant to our stockholders. This discussion is based on current provisions of the Internal Revenue Code of 1986, existing, temporary and proposed Treasury regulations promulgated thereunder and current administrative rulings and court decisions, all of which are subject to change. No assurance can be given that future legislation, regulations, administrative rulings and court decisions will not significantly change these authorities, possibly with retroactive effect. Stockholders should note that this discussion is not binding on the Internal Revenue Service or the courts and that Primal has not sought, and does not intend to seek, a ruling from the IRS as to any of the federal income tax consequences to our stockholders of the distribution, and no opinion of counsel has been, or will be, rendered to us or our stockholders with respect to any of the federal income tax consequences of the distribution. The following discussion summarizes the material U.S. federal income tax issues raised by the distribution and does not reflect either the special circumstances that may be relevant to a particular stockholder or the effect of the distribution under the tax laws of any state, local or foreign jurisdiction.

         As previously discussed, Avery has authorized the distribution of Primal to its stockholders. Avery will be required to recognize gain on the distribution to the extent of the excess, if any, of the fair market value of Primal common stock over its adjusted basis in the hands of Avery. In order to determine such fair market value for this purpose, an appraisal of Primal will be made by SE Biz Val, LLC as of the date of the distribution. SE Biz Val has provided an appraisal of Primal as of September 15, 2000, of $3.1 million or $.20 per share based on a minimum of 15,735,126 shares of Primal common stock outstanding after the distribution (which is based on the number of shares of Avery common stock outstanding on September 15, 2000, of 8,753,886 plus assumed conversion of all preferred stock (excluding shares of series f and Avery series g preferred stock) and convertible debt, which total 15,735,126 shares. Therefore, based on the SE Biz Val appraisal, the maximum fair market value of Primal would be $.20 per share. The final per share value of the Primal common stock will be determined as of the distribution payment date and will depend on the valuation of Primal as of such date and the actual number of shares of Primal common stock issued in the distribution. If necessary, SE Biz Val will update its appraisal of the fair market value of the Primal common stock received in the distribution as of the distribution payment date.

         For federal income tax purposes, the distribution of our common stock to the Avery stockholders will be treated as a dividend to the extent of Avery's current and accumulated earnings and profits. To the extent the distribution is not a dividend, the distribution should be treated as a return of capital to the stockholders that is to be applied against, and in reduction of, the adjusted basis of the Avery stock. If the distribution exceeds the adjusted basis of the Avery stock, the excess will be taxed as a capital gain.

         Avery stockholders that are corporations generally will qualify for the 70% corporate dividends-received deduction subject to satisfaction of the requisite minimum holding period and other applicable requirements. If the dividend is an "extraordinary dividend," as defined by Section 1059(c) of the Internal Revenue Code, a corporate stockholder generally will be required to reduce its basis in its Avery common stock by the amount of the dividends-received deduction it was allowed. An "extraordinary dividend" with respect to common stock is one in which the amount of such dividend equals or exceeds 10% of the stockholder's adjusted basis in its Avery common stock (5% in the case of stock which is preferred as to dividends) and the corporate stockholder had not held the Avery common stock for more than two years as of August 10, 2000 (the date the distribution was first announced publicly).

         Each stockholder's basis in the shares of Primal common stock he or she receives will be equal to the fair market value of these shares on the date of the distribution. Each stockholder's holding period for tax purposes under the Internal Revenue Code for the shares of Primal common stock received in the distribution will begin on the day after the date of the distribution.

         Payments to a stockholder in connection with the distribution may be subject to "backup withholding" at a rate of 31%, unless the stockholder is a

         o corporation or comes within certain exempt categories and, when required, demonstrates this fact, or

         o provides a correct tax identification number to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide a correct tax identification number may be subject to penalties imposed by the IRS. Any amount withheld as backup withholding does not constitute an additional tax and will be creditable against the stockholder's federal income tax liability provided the required information is provided to the IRS.

         Payment to foreign stockholders may be subject to withholding on the portion of the distribution treated as a dividend for U.S. income tax purposes.

         Because individual circumstances may differ, each stockholder should consult such stockholder's own tax advisor concerning the summary of the material U.S. federal income tax consequences set forth above to determine the applicability of the rules discussed above and the particular tax effects to such stockholder of the distribution, including the application and effect of state, local, foreign and other income tax laws and changes thereto.


                               MARKET INFORMATION

         There is currently no public trading market for our securities. No amount of our authorized common stock is subject to outstanding options or warrants to purchase, or securities convertible into, our common stock.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with our consolidated financial statements and related notes and the other financial information included elsewhere in this prospectus.

SELECTED FINANCIAL INFORMATION LINE ITEM EXPLANATIONS

         Primal's revenues are primarily derived from the sale of software licenses and related services to telecommunications and Internet carriers. Primal's revenues are derived from 16 customers located throughout the world.

         System revenues consist of software license fees charged to Primal's customers for their use of its software. Software license fees include one time and recurring license charges, and license upgrade charges for Primal's customer management and billing, intelligent switch mediation, and customer analytics products. Software license fees are volume sensitive and generally are based on the number of subscribers, call records, or number of users.

         Service revenues are generated by Primal providing services relating to its software products. These services include maintenance fees, installation services, training, and custom software development.

         Revenues from sales of software licenses, which generally do not contain multiple elements, are recognized upon shipment of the related product if the requirements of the American Institute of Certified Public Accountants Statement of Position 97-2, as amended ("SOP 97-2"), are met. If the requirements of SOP 97-2, including evidence of an arrangement, client acceptance, a fixed or determinable fee, collectibility or vendor-specific objective evidence about the value of an element, are not met at the date of shipment, revenue recognition is deferred until such items are known or resolved. Revenue from post-contract customer support is deferred and recognized ratably over the term of the contract. Revenues from services are recognized as the services are performed under the agreements.

         Primal believes that future license revenues will be generated from three sources: license fees from new customers; license fees for new products to existing customers; and growth in the subscriber base, call record volume and/or number of software users of its existing customers, which will lead to increased revenue from these volume-based licenses.

         System cost of revenues includes hardware costs and software license fees paid to third-parties under equipment resale and technology license arrangements.

         Service cost of revenues includes all costs associated with the customer service organization, including staffing expenses, travel, communications costs, and other support costs related with installing, training, providing help desk services, and customization for Primal's software products.

         Operating expenses are comprised of sales and marketing costs, research and development, and general and administrative costs.

         Sales and marketing costs include salaries and benefits, commissions, trade shows, advertising and promotional and presentation materials.

         Research and development costs consist of salaries and benefits and other support costs.

         General and administrative costs consist of general management and support personnel salaries and benefits, information systems costs, legal and accounting fees, travel and entertainment costs and other support costs.

         Depreciation and amortization expenses are incurred with respect to certain assets, including computer hardware, software, office equipment, furniture, goodwill and other intangibles. Asset lives range between three and fifteen years.

         Since the components of "Other income, net" change on a period to period basis, the items included in this line are explained in the analysis below.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000

         The following table sets forth selected income statement lines in thousands of actual dollars. The 1999 figures are for Primal System, Inc., which is the predecessor company. The 2000 figures are for Primal Solutions, Inc., which is the successor company.

STATEMENT OF OPERATIONS DATA

                                                                    SIX MONTHS ENDED
                                                                         JUNE 30
                                                        -----------------------------------------
                                                                       1999                  2000
                                                               (Predecessor)           (Successor)
REVENUES:
System revenue                                               $          712        $        1,180
Service revenue                                                       3,073                 2,888
                                                        -----------------------------------------
Total Revenues                                                        3,785                 4,068
                                                        -----------------------------------------
COST OF REVENUES:
System revenue                                                           46                    92
Service revenue                                                       2,423                 1,944
                                                        -----------------------------------------
Total cost of revenues                                                2,469                 2,036
                                                        -----------------------------------------
GROSS MARGIN                                                          1,316                 2,032
                                                        -------------------  --------------------
OPERATING EXPENSES:
Research and development                                                405                 1,885
Sales and marketing                                                     657                 1,257
General and administrative                                            1,047                 1,364
                                                        -----------------------------------------
Total operating expenses                                              2,109                 4,506
                                                        -----------------------------------------
INCOME (LOSS) FROM OPERATIONS                                          (793)               (2,474)
INTEREST AND OTHER EXPENSE                                              (32)                  (78)
                                                        -----------------------------------------
INCOME (LOSS) BEFORE INCOME TAXES                                      (825)               (2,552)
INCOME TAX PROVISION (BENEFIT)                                            1                  (668)
                                                        -----------------------------------------
NET INCOME (LOSS)                                            $         (826)      $        (1,884)
                                                        =========================================


TOTAL REVENUE

         Total revenue increased to $4.1 million for the six months ended June 30, 2000, from $3.8 million for the six months ended June 30, 1999.

         System revenue increased to $1.2 million, or 29% of total revenues, for the six months ended June 30, 2000, from $0.7 million, or 19% of total revenues, for the six months ended June 30, 1999. The increase in the dollar amount of system revenues resulted primarily from an increase in license renewals and upgrades.

         Service revenue decreased to $2.9 million, or 71% of total revenues, for the six months ended June 30, 2000, from $3.1 million, or 81% of revenues, for the six months ended June 30, 1999. The net decrease in the dollar amount of service revenues resulted from a decrease in customization revenues and an increase in maintenance contract revenues. The relative amount of service revenue as compared to system revenue has varied based on the volume of license fees for software solutions compared to the volume of license fees for additional users and additional subscribers, which generally do not require services. In addition, the amount of services we provide for a software solution can vary greatly depending on the solution which has been licensed, the complexity of the customer's information technology environment, the resources directed by the customers to their implementation projects, the number of users and subscribers licensed and the extent to which consulting organizations provide services directly to customers.

COST OF REVENUES

         Total cost of revenues decreased to $2.0 million, or 50% of total revenues, for the six months ending June 30, 2000, from $2.4 million, or 65% of total revenues, for the six months ended June 30, 1999. The increased percentage in 1999 was due to the higher than expected installation costs related primarily to one customer.

         Cost of system revenue consists primarily of computer hardware resale and license fees paid to third parties under technology license arrangements and have not been significant to date. The increase in system cost of revenue as a percentage of system revenue from 6% of revenues for the six months ended June 30, 1999, to 8% of revenues for the six months ended June 30, 2000 is primarily due to the sales mix of software license versus hardware and third party products.

         Cost of service revenue consists primarily of the costs of consulting and customer service and support. Cost of service revenue decreased to $1.9 million, or 67% of service revenue, for the six months ending June 30, 2000 from $2.4 million, or 79% of service revenues, for the six months ending June 30, 1999. The gross margins in 2000 increased to expected levels and were not impacted by any higher than expected installation costs as experienced in 1999.

RESEARCH AND DEVELOPMENT

         Research and development expenses consist primarily of personnel, and related costs associated with our product development efforts. Research and development expenses increased to $1.9 million, or 46% of total revenues, for the six months ended June 30, 2000, from $0.4 million, or 11% of total revenues for the six months ended June 30, 1999. The increase is primarily due to increased staffing around our Outfront CRM software product and our continuing efforts to upgrade our Connect CCB product. We believe that investment in product development is essential to our future success and expect that the absolute dollar amount of research and development expenses will increase in future periods.

SALES AND MARKETING

         Sales and marketing expenses consist primarily of employee salaries, benefits and commissions, and the cost of trade shows, seminars, promotional materials and other sales and marketing programs. Sales and marketing expenses increased to $1.3 million, or 31% of total revenues, for the six months ending June 30, 2000, from $0.7 million, or 17% of total revenues, for the six months ending June 30, 1999. The increase in dollar amount is primarily due to an increase in the number of direct sales, pre-sales support and marketing employees. We expect the dollar amount of sales and marketing expenses to continue to increase due to the planned growth of our sales force, and expected increases in marketing programs and promotional efforts around our products.

GENERAL AND ADMINISTRATIVE

         General and administrative expenses consist primarily of employee salaries and related expenses for executive, finance, administrative, facilities and information services personnel. General and administrative expenses expenses increased to $1.4 million ,or 34% of total revenues for the six months ending June 30, 2000 from $1.0 million, or 28% of total revenues for the six months ended December 31, 1999 due to the additional goodwill amortization from the Avery acquisition. We expect general and administrative expenses to increase in absolute dollars in future periods.

INTEREST AND OTHER EXPENSE, NET

         Other expense increased to $78,000 for the six months ending June 30, 2000, from $32,000 for the six months ending June 30, 1999. The increase is primarily due to an increase in interest expense related to a note payable to Corsair Communications, Inc.

INCOME TAX PROVISION

         The income tax provision for the six months ended June 30, 1999 consisted of minimum state taxes due to the operating loss for the period. The income tax benefit for the six months ended June 30, 2000 was due to the carryback of previously recorded income taxes due the operating loss for the period.

OTHER

         Depreciation and amortization expense included in the results of operations for the six months ended June 30, 1999 and 2000 was $147,000 and $544,000, respectively.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999

         The following table sets forth selected income statement lines in thousands of actual dollars. The Statement of Operations Data is derived from our audited calendar 1999 and 1998 financial statements. The 1998 figures are for Primal System, Inc., which is the predecessor company. The 1999 figures are for Primal Solutions, Inc., which is the successor company, for the three months ended December 31, 1999 and for Primal Systems, Inc. for the 9 months ended September 30, 1999.

STATEMENT OF OPERATIONS DATA
                                                                      Year Ended
                                                                      December, 31,
                                                       -----------------------------------------
                                                                      1998                  1999
REVENUES:
System revenue                                            $          1,459         $       2,782
Service revenue                                                          -                 8,357
                                                       -----------------------------------------
Total revenues                                                       1,459                11,139
                                                       -----------------------------------------
COST OF REVENUES:
System revenue                                                       1,044                   104
Service revenue                                                          -                 4,480
                                                       -----------------------------------------
Total cost of revenue                                                1,044                 4,584
                                                       -----------------------------------------
GROSS MARGIN                                                           415                 6,555
                                                       -----------------------------------------
OPERATING EXPENSES:
Research and development                                               276                 1,331
Sales and marketing                                                    191                 1,539
General and administrative                                             182                 2,589
                                                       -----------------------------------------
Total operating expenses                                               649                 5,459
                                                       -----------------------------------------
INCOME (LOSS) FROM OPERATIONS                                         (234)                1,096
INTEREST AND OTHER EXPENSE                                             (31)                 (146)
                                                       -----------------------------------------
INCOME (LOSS) BEFORE INCOME TAXES                                     (265)                  950
INCOME TAX PROVISION                                                    (1)                 (669)
                                                       -----------------------------------------
NET INCOME LOSS                                             $         (266)       $          281
                                                       =========================================

TOTAL REVENUE

         Total revenue increased to $11.1 million for the year ended December 31, 1999, from $1.5 million for the year ended December 31, 1998.

         System revenue increased to $2.8 million, or 25% of total revenues, for the year ended December 31, 1999, from $1.5 million, or 100% of total revenues, for the year ended December 31, 1998. The increase in the dollar amount of system revenues resulted primarily from an increase in license renewals and upgrades.

         Service revenue increased to $8.4 million, or 75% of total revenues, for the year ended December 31, 1999. There was no service revenue in 1998. The increase in the service revenue resulted primarily from the increase in number of licenses sold to new customers. The relative amount of service revenue as compared to system revenue has varied based on the volume of license fees for software solutions compared to the volume of license fees for additional users and additional subscribers, which generally do not require services. In addition, the amount of services we provide for a software solution can vary greatly depending on the solution which has been licensed, the complexity of the customer's information technology environment, the resources directed by the customers to their implementation projects, the number of users and subscribers licensed and the extent to which consulting organizations provide services directly to customers.

COST OF REVENUES

         Total cost of revenue increased to $4.6 million, or 41% of total revenues, for the year ended December 31, 1999, from $1.0 million, or 72% of total revenues, for the year ended December 31, 1998.

         Changes in system cost of revenue as a percentage of system revenues from 1998 to 1999 are a result of changes in Primal's business model. In 1998, cost of revenue was primarily the cost of third party database software which was resold. In 1999, the revenue stream changed from selling third party software to selling software developed by Primal. In 1999, cost of system revenue consists primarily of computer hardware resale and license fees paid to third parties under technology license arrangements and were not significant.

         Cost of service revenue consists primarily of the costs of consulting and customer service and support. Service revenue and cost of revenue increased in 1999 due to the expansion of our business.

RESEARCH AND DEVELOPMENT

         Research and development expenses consist primarily of personnel, and related costs associated with our product development efforts. Research and development expenses increased to $1.3 million, or 12% of total revenues, for the year ended December 31, 1999, from $0.3 million, or 19% of total revenues for the year ended December 31, 1998. The increase is primarily due to increased staffing for our Outfront CRM software product and upgrading our Connect CCB product. We believe that investment in product development is essential to our future success and expect that the absolute dollar amount of research and development expenses will increase in future periods.

SALES AND MARKETING

         Sales and marketing expenses consist primarily of employee salaries, benefits and commissions, and the cost of trade shows, seminars, promotional materials and other sales and marketing programs. Sales and marketing expenses increased to $1.5 million, or 14% of total revenues, for the year ended December 31, 1999, from $0.2 million, or 13% of total revenues, for the year ended December 31, 1998. The increase in dollar amount is primarily due to an increase in the number of direct sales, pre-sales support and marketing employees. We expect the dollar amount of sales and marketing expenses to continue to increase due to the planned growth of our sales force, and expected increases in marketing programs and promotional efforts around our products.

GENERAL AND ADMINISTRATIVE

         General and administrative expenses consist primarily of employee salaries and related expenses for executive, finance, administrative, facilities and information services personnel. General and administrative expenses increased to $2.6 million, or 23% of revenue for the year ended December 31, 1999 from $0.2 million, or 12% of revenue for the year ended December 31, 1998. The increase in dollar amount was primarily attributable to an increase in the number of executive, finance, information services, facilities, and administrative employees due to expansion of our business and an increase in goodwill amortizaion. We expect general and administrative expenses to increase in absolute dollars in future periods.

INTEREST AND OTHER EXPENSE, NET

         Other expense increased to $146,000 for the year ended December 31, 1999, from $31,000 for the year ended December 31, 1998. The increase is primarily due to in increase in interest expense related to a note payable to Corsair Communications, Inc.

INCOME TAX PROVISION (BENEFIT)

         We generated a loss in 1998 and since the utilization of these losses in future periods could not be assured, no income tax benefits were recorded for the year ended December 31, 1998. The income tax provision of $669,000 for 1999 was computed based on the income generated during the three months ended December 31, 1999 after the Avery acquisition. The provision was computed as if Primal was a separate tax payer.

OTHER

         Depreciation and amortization expense included in the results of operation for 1998 and 1999 was $14,000 and $426,000, respectively.

LIQUIDITY AND CAPITAL RESOURCES

         Our cash balance decreased to $156,000 at June 30, 2000, from $1,711,000 at December 31, 1999, primarily due to operating requirements offset slightly by Avery's advances and addition to paid in capital. Our working capital deficit at June 30, 2000 was $966,000 compared to $245,000 as of December 31, 1999. The decrease in working capital is primarily due to a $1,555,000 decrease in cash, a $863,000 increase in deferred revenue and a $93,000 increase in accounts payable and accrued expenses offset by a $824,000 increase in trade receivables, a $247,000 increase in prepaid items and other current assets and a decrease in income taxes payable of $668,000. Net cash used in operating activities was $2,112,000 for the six months ending June 30, 2000, as compared to cash provided by operating activities of $1,391,000 for 1999.

         We generated cash from the repayment of advances to Avery of $360,000 and an additional investment of $751,000 during 2000, whereas during 1999, we advanced Avery funds of $370,000. We also received cash of $401,000 from the Avery acquisition.

         We acquired property and equipment valued at $615,000 during 2000 and $871,000 during 1999. Of the $615,000 and $871,000 in property and equipment acquired in 2000 and 1999, $438,000 and $12,000 were acquired through capital leases for computer equipment and software.

         Our cash balance increased to $1,711,000 at December 31, 1999, from $28,000 at December 31, 1998, primarily due to operating activities offset by decreases resulting from investing and financing activities. Our working capital deficit at December 31, 1999 was $245,000 compared to a $80,000 as of December 31, 1998. Net cash provided by operating activities was $3,198,000 for the year ended December 31, 1999, as compared to cash used in operating activities of $105,000 for 1998. The net cash provided by operating activities during 1999 was primarily due to a $1,012,000 decrease in accounts receivable, a $1,242,000 increase in accounts payable and accrued liabilities, a $458,000 decrease in other assets and net income of $281,000. The net cash used by operating activities during 1998 was primarily due to a $266,000 net loss, a $101,000 increase in accounts receivable and prepaid expenses offset by a $174,000 increase in accounts payable and accrued liabilities.

         We used cash in investing activities of $828,000 during 1999 versus $3,000 during 1998, by purchasing property and equipment for $860,000 in cash and advancing funds to Avery of $370,000. These uses of cash were offset by $401,000 of cash received from the Avery acquisition.

         We used cash in financing activities of $286,000 in 1999 versus cash provided by financing activities of $96,000 in 1998. During 1999, we repaid long-term borrowings by $301,000 while during 1998 borrowed an additional $100,000.

         As of June 30, 2000, our principal sources of liquidity include $4.0 million in additional paid in capital by Avery, half of which we received in August of 2000 with the remainder to be received in October of 2000, $156,000 of cash and cash equivalents, and cash generated from operations. We believe that existing cash balances, cash flow from operations and available sources of financing will be sufficient to support our working capital requirements through at least the second quarter of 2001. We are actively seeking bridge and permanent financing. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. We cannot assure you that any financing arrangements will be available in amounts or on terms acceptable to it in the future.

RECENTLY ISSUED ACCOUNTING PROCEDURES

         In 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which Primal is required to adopt effective in its fiscal Year 2001. SFAS No. 133 will require Primal to record all derivatives on the balance sheet at fair value. Primal does not currently engage in hedging activities but will continue to evaluate the effects of adopting SFAS No. 133. Primal will adopt SFAS No. 133 in its fiscal Year 2001.

         In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC and was effective the first fiscal quarter of fiscal years beginning after December 15, 1999, and requires companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation in accordance with Accounting Principles Board opinion No. 20, Accounting Changes. Subsequently, SAB No. 101A and No. 101B were issued to delay the implementation of SAB No. 101. It will be effective for Primal in the fourth quarter of fiscal 2001. Primal is currently evaluating the impact, if any, SAB No. 101 will have on its financial position or results of operations.

                                    BUSINESS

BUSINESS OVERVIEW

         Primal develops, markets and supports customer management and billing software, commonly referred to as CM&B, customer analytics software, and intelligent switch mediation software to support the converging requirements of wireless, voice over Internet protocol, commonly referred to as VoIP, and data communications service providers. Service providers using Internet protocol, commonly referred to as IP, networks transmit voice and data communications using the IP either over the Internet, or private networks, while wireless telecommunications operators utilize radio frequency to transmit and receive cellular and messaging communications.

         Primal's Operational Support System, or OSS Suite, comprised of Connect CCB(TM), Access IM(TM), and Outfront CRM(TM), enable communications service providers to manage all aspects of the subscriber relationship from "switch to bill," for wireless or IP networks. This includes mission critical functions including account creation, event mediation, provisioning, usage tracking, rating, billing, customer management, reporting and marketing analysis. Primal's integrated OSS Suite provides a comprehensive "quick start" platform for start-up providers as well as a field proven scalability to support millions of subscribers for existing service providers. Primal's experience in managing and billing a wide variety of telephony and data services across wireless and IP networks provides a level of depth and flexibility not typically found in solutions developed specifically for a single type of service. Primal's OSS products currently support more than eleven million subscribers worldwide across our current base of more than 16 customers worldwide.

         Primal's comprehensive and field proven platform, in conjunction with its open architecture, and knowledge of wireless and IP domains, facilitates the rapid development of new services that can quickly integrate with both existing and new software and hardware platforms.

INDUSTRY BACKGROUND

         The growth of the global telecommunications market has been explosive, with revenues for the industry more than doubling every year since 1996, which was the year the local exchange market was deregulated by the Telecommunications Act of 1996. In addition to the events in the United States, there have been similar deregulation and privatization trends in Canada, Latin America, Europe and Asia, which have increased competition worldwide by allowing new entrants into the market.

         These vast changes in the communications environment, particularly the growth of Internet usage and other data services, have spawned a new generation of integrated communications service providers, or ICPs, that bundle a variety of communications services. This merging of formerly separate services, known as convergence, has created the framework for new market entrants and incumbent providers to aggressively move toward multi-service market offerings. Today's ICPs can be incumbent service providers, such as AT&T, Worldcom, Sprint and BellSouth, who historically offered a single service but are adding cable television, wireless telephony, Internet access or other services, as well as new market entrants, such as Level 3 Communications and Qwest Communications International and other emerging regional ICPs.

         As customers seek the best value for these new communications services, the rate of customer turnover, or "churn," has increased dramatically. To win new and retain existing customers, ICP are striving to distinguish themselves from their competitors by focusing on rapid new service deployment, increased and highly focused marketing activities, attractive new rate programs and creative discounting and bundling. The business systems needed to support these efforts are required to provide an unprecedented level of flexibility and scalability.

CURRENT INDUSTRY TRENDS

         The emerging IP and wireless market place for IP based services is set to attain explosive growth over the next 5 years, based on the opportunity to bring low cost, traditional and enhanced voice and data services to businesses and consumers alike. For example, VoIP, a segment of this market, is expected to grow from 600 million billable minutes in 1999 to 2.4 billion billable minutes in 2000, with a 300% per year growth there after. These services allow ICPs to offer stand alone, additional or convergent services either to attract new customers or "lock in" existing subscribers with robust and competitive solutions.

         IP services are comprised of voice and data communications transmitted in IP packets over public or private Internet networks. Additional bandwidth availability allows ICPs to offer additional enhanced services such as:

         o        VoIP;

         o        unified messaging/communications;

         o        video streaming;

         o        on-demand internet content (education, documentation, etc.);

         o        mobile commerce

         o        wireless Internet service provider; and

         o personal computer to personal computer telephony (click to phone, etc.)

         The technology engaged in IP networks offers superior bandwidth and price/performance over traditional circuit switched telephone networks and allow both existing and emerging ICPs to offer highly competitive services that benefit from low cost deployment.

         Several network manufacturers, notably Cisco, Nortel and Lucent Technologies, are providing bridge technology to provide both fixed wireline providers and wireless service providers the ability to capitalize on IP networks. These manufacturers introduction of gateway products that convert wireless and wireline voice and data traffic into IP packets is now resulting in a convergent marketplace where ICPs can offer a range of competing services.

         The result is demand for OSS software products that can manage and leverage traditional circuit switched telephone networks, wireless, and IP technology in a variety of combinations to offer robust and innovative services to both businesses and consumers. Emerging service providers are utilizing combinations to provide better, more flexible and cost effective service offerings. Some examples include:

         o        VoIP - lower cost for local and long distance services;

         o unified messaging - A central message center for voice mail, fax, email, local, long distance and wireless communications; and

         o WAP Access to IP services - hand held device access to email, voicemail, fax, service ordering, content and other services.

         Emerging third generation technology solutions for wireless networks combined with IP gateways offer a multitude of new opportunities for ICPs to fully embrace mobile commerce as a mainstream service offering. Third generation networks offer vastly improved bandwidth over traditional analog and digital networks which make advanced mobile services a reality providing real time unwired access to wireless, IP, internet and visual networks.

         These emerging markets invite unique combinations for convergent service offerings which bridge network technologies and further fuel growth in the communications industry.

COMMUNICATIONS OPERATIONAL SUPPORT SYSTEMS

         At the heart of a ICP business is its operation support systems. These systems play a mission-critical role in the organization because they manage such key functions as activating a customer's service, tracking and billing for usage, and managing the provider-customer relationship. Limitations in a provider's information system can increase the provider's operating costs, as well as prevent it from offering new services or marketing programs. Inflexible systems impair the service provider's competitiveness and financial performance.

         Three key components of a service provider's business systems include:

         o        customer management and billing system;

         o        network mediation; and

         o        customer analytics.

CUSTOMER MANAGEMENT AND BILLING SYSTEMS

         Customer management and billing systems, commonly referred to as CM&B systems, are critical components of any ICPs infrastructure because they enable the execution of key business functions including customer relationship management, service activation, marketing and rate plan development, and tracking and billing for usage.

         Today, an intensely competitive telecommunications market typically offers very little differentiation in basic voice and data services. Sophisticated customer management and billing software can provide a competitive advantage as service providers attempt to differentiate themselves by providing superior features, like mobile commerce, volume discounting, innovative rate plans, and online bill presentment and payment.

         As providers of IP-based services continue to expand their service offerings, and as wireless service providers continue to offer Internet-based services over mobile devices, they will increasingly need products that allow them to monitor and bill their subscribers based on the type and content of services provided over either, or both networks. As a result, we believe this trend will increase the demand for sophisticated customer management and billing products with broad capabilities in both IP and wireless markets.

         Traditional CM&B systems are typically:

         o Designed to support a particular type of service provider, such as either IP or wireline, or wireless only. As a result, they generally are unable to support multiple services or convergent networks efficiently;

         o        Require  system   integration   with  third  party   mediation
                  products;

         o Designed to support a specific size of network. Therefore, these systems can be very costly to accommodate a growing subscriber base and a more diverse product offering;

         o Limited to periodic or "batch-oriented" processing, and cannot provide the real-time processing typically required by providers of IP-based services. Conversely, these systems may also be designed for real-time processing only, which often requires excessive hardware to provide reasonable processing capabilities; and

         o Are unable to provide the flexibility necessary to introduce new products and service across convergent networks.

         Service providers offering voice and data over IP and/or IP-wireless convergent services typically require CM&B solutions that:

         o Can handle authentication, authorization and customer management needs in real-time in order to determine the types of services to which the subscriber is entitled, as well as any applicable limits to the availability of the services;

         o Provide interoperability with the IP telecommunications equipment of major manufacturers in order to accommodate IP network infrastructures that are composed of equipment of multiple vendors;

         o Provide interoperability with the wireless telecommunications equipment of major manufacturers in order to accommodate wireless network infrastructures that are composed of equipment of multiple vendors;

         o Can be easily scaled to support changes in the size and configuration of a VoIP provider's system; and

         o Can be easily adapted to support emerging products and services.

CUSTOMER ANALYTICS

         Customers continue to have greater freedom of choice for their communications needs and, consequently, core communications services have become commodities in this highly competitive market. As customers seek the best value for communications services, the rate of customer turnover, or "churn," has increased dramatically. As a result, service providers must find new ways to distinguish themselves from their competitors to win new customers as well as retain their existing customers. Service providers are seeking to acquire new customers by focusing on rapid new service deployment, increased and focused marketing activities, attractive new rate programs and creative discounting.

         Customer intelligence is required for enterprises to develop customer-focused business models founded on a comprehensive understanding of individual customer relationships. Traditionally, businesses have managed these relationships by functional departments, such as marketing, sales and customer support, and customer information has been isolated within these departments. In contrast, competition today dictates that service providers must integrate customer isolated within these departments. In contrast, competition today dictates that service providers must integrate customer information across functional departments to maximize the value of the entire customer lifecycle, from initial identification through acquisition and retention. By using real time and historic customer intelligence to personalize the subscriber relationship, service providers can maximize loyalty and profitability throughout the customer lifecycle.

         Traditional operational support systems such as CM&B and mediation systems capture large volumes of important customer and operational data. This increase in data sources makes the challenge of integrating and analyzing the information generated throughout the customer lifecycle more difficult. The sheer volume and variety of customer data, however, creates a competitive opportunity for businesses that can effectively integrate, analyze and act on this information. Traditionally, businesses tried to analyze this valuable data by piecing together generic products that addressed narrow and discrete analytical needs. These products include data extraction tools to access data, online analytical processing tools to analyze and model data, data mining technologies to identify patterns in data, and report generators to present the information. Piecing together these disparate tools to create a piecemeal system typically requires significant amount of time and system integration, resulting in a solution that is difficult to maintain and poorly suited to quickly adapt to new business requirements.

         Historically, the ICP has also been challenged to translate the data and reporting into actions quickly to ensure the customer needs are met in a manner that best supports their retention and profitability. The ability to automate these actions to ensure their timely execution is critical to developing and retaining longstanding relationships with the customer.

         With the increase in competition in the communications market brought on by deregulation and technology increases, service providers are challenged continually to acquire more customers and, to maximize profitability, retain them. We believe that today's carriers are looking for ways to differentiate themselves from the competition by personalizing their service to customers and understanding individual behavior patterns. We also believe that what is fundamentally needed is the ability to gather information from various business operations into one database, and proactively use that data to address important issues including customer valuation, retention, revenue assurance and marketing campaign effectiveness.

MEDIATION

         Mediation software plays a key role in any ICP's infrastructure. These mission critical systems are designed to enable the collection and aggregation of network usage, traffic and transaction data from network elements, such as routers, switches, firewalls, servers and gateways. These systems also synthesize the data into the information and formats required by the billing, customer care, price modeling, customer retention, fraud management, service level verification and other operations and business support systems of the service providers.

         Service providers can use this real-time data to offer and charge appropriately for network services based on factors, such as usage time, transactions, events, content or volume. These network services include voice telephony, web hosting, application renting, video conferencing, movies/video on demand, audio over IP, unified messaging, network games, virtual private networking, voice-mail, fax over IP, e-mail and file transfers. This detailed network information can also be used to support customer relationship management, customer retention and fraud management applications.

         Mediation software also serves to act as a buffer for the downstream applications. Should any of these downstream systems be down or offline, the mediation platform must store the event records until the systems are back up.

         Mediation platforms are also critical in the context of introducing additional services. The flexibility and speed at which interfaces can be provided to new network elements has a serious impact on the service provider's ability to introduce new services and subsequently bill and collect revenues.

THE PRIMAL SOLUTION

         Primal's OSS Suite - Connect CCB, Access IM, and Outfront CRM, are specifically designed to meet the complex, mission-critical provisioning, customer management, reporting and marketing needs of providers of VoIP and wireless communications. Our real time "switch to bill" solution is designed for flexibility and scalability and addresses the business critical needs for highly efficient, reliable, and integrated OSS systems.

         Connect CCB, Access IM, and Outfront CRM are designed to enable service providers to capture the key business benefits:

         "Switch to Bill" -  Integrated  Solution.  Connect  CCB,  Access IM and
         ----------------------------------------
         Outfront  CRM  have  been  designed  as a  next-generation,  convergent software solution to provide the key OSS requirements for mediation, customer management, billing, and customer analytics for providers of VoIP and wireless communications services. Primal's OSS Suite is one of the few products designed for VoIP and wireless communications that offers complete "switch to bill" functionality. This integrated approach:

         o Increases revenues by shortening the initial time required for a new market entrant to launch its business by reducing system integration requirements and implementation time frames.

         o Provides broad functionality to support a broader range of services including voice and data over wireless networks, voice and data over IP networks, as well as convergent services such as mobile commerce and wireless Internet services.

         o        Simplifies  the  operational   support   topology  within  the
                  information system infrastructure resulting in more efficient system management.

         o Simplifies the vendor-customer relationship by having a single point of customer support for problems rather than a number of vendors trying to decide who is responsible for addressing a particular issue.

         o        Ensures a smooth product upgrade across multiple product sets.

         Reduced  Costs.  Connect  CCB,  Access IM, and  Outfront  CRM provide a
         --------------
         complete OSS solution from the network element layer to customer payment, providing a comprehensive suite of functions and the ability to offer multiple, convergent communications services within a single, unified invoice. In addition, Connect CCB is available in pre-configured "quick start" packages, which enable providers to launch services rapidly with minimal system implementation costs. Subscribers may access their services and billing information and make payments over the Internet, which reduces the degree of costly person-to-person service required to satisfy a customer. Outfront CRM extends the versatility of Connect CCB and Access IM by providing an integrated customer analytics capability to assist in identifying high-value customers, high-margin products and services, and improving customer retention through better personalized service. This comprehensive "switch to bill" solution also reduces the costs associated with licensing and maintenance.

         Improved customer service and customer  retention.  Connect CCB, Access
         -------------------------------------------------
         IM, and Outfront CRM enable a service provider to offer superior customer relationships, thus increasing customer retention. With Connect CCB, service providers can easily tailor their offerings across multiple services, create flexible invoices for all segments of their customer bases, and provide cross-service volume discounting. In addition, Connect CCB enables a customer service representative to provide superior customer care and responsiveness through real-time access to all necessary subscriber account information. Customers are also able to access their own account information 24 hours per day over the Internet. Outfront CRM integrates information from numerous points of customer interaction, or touch points, by pulling information from multiple data sources and transforming it into a standard format that can be analyzed. Our software then analyzes this reformatted information to provide a comprehensive understanding of the customer lifecycle from initial identification through acquisition and retention. Our products then allow businesses to translate this analysis into specific actions such as targeting profitable customers, personalizing customer interactions and identifying opportunities to sell complementary or higher-end products and services. By integrating, analyzing and acting on valuable customer information, our products enable businesses to build long-lasting and profitable customer relationships.

         Interoperability. Currently there are few homogenous telecommunications
         ----------------
         networks. Primal's OSS Suite is interoperable with the telecommunications equipment of most leading manufacturers including Cisco, Lucent, Nortel, Motorola, and Alcatel. This broad interoperability enables our customers to use networks composed of equipment from multiple manufacturers. It also allows providers to upgrade network equipment without significant impact to mediation and CM&B systems. In addition, Connect CCB, Access IM, and Outfront CRM were also designed as next-generation OSS software platforms, enabling seamless integration with other applications in a service provider's enterprise operations environment. Our standards-based, open application programming interfaces allow Primal's products to interoperate with other software programs without writing custom interfaces.

         Flexibility.  Primal's OSS Suite of products are modular,  table driven
         -----------
         software products designed for both wireless and IP service providers. As a result, each service provider is able to tailor its deployment of Connect CCB, Access IM, and Outfront CRM to its specific business model. In addition, the service provider can utilize this flexibility to quickly introduce new offerings without the need for extensive customization.

         Scalability.  This  architecture  is benchmarked and customer proven to
         -----------
         scale well into the millions of subscribers. Providers are able to distribute database information and processing across multiple servers, which minimizes the impact of a server failure and maximizes system availability and reliability.

THE PRIMAL STRATEGY

         Our strategy is to establish Primal's Connect CCB and Access IM, coupled with Outfront CRM, as the OSS solution of choice for VoIP and wireless-IP convergent communications providers. Key elements of this strategy are:

         Establish Market Leadership Position
         ------------------------------------

         Our objective is to establish our position as a leader in this emerging market to establish Primal as the vendor of choice for providers of voice over IP and convergent IP-wireless communications services. We intend to take advantage of our technological leadership, deep product functionality, strategic partnerships, significant customer relationships, sales and marketing efforts and scalable business model to establish, retain, and grow a widespread base of satisfied customers.

         Target Leading Providers Worldwide
         ----------------------------------

         The scalability, flexibility, and deep functionality of our products and services enables us to target high growth providers of VoIP and wireless-IP convergent services.

         Build a high-ROI Business Model
         -------------------------------

         The scalability and comprehensive functionality of our products, combined with our strategic partnerships, are designed to allow us to achieve and maintain a high margin, rapid growth business.

         Leverage Strategic Partnerships and Alliances
         ---------------------------------------------

         We have established a program of strategic partnerships and alliances with current and emerging industry leaders, such as Cisco Systems, Inc., Nortel Networks, Intertech, Sun Microsystems, SilverStream and Group One Software. We believe that our partnership strategy provides us with a resource multiplier that leverages our own internal capabilities.

         Customer Relationships
         ----------------------

         Our strategy is to maximize opportunities for long-term revenue growth by targeting service providers with excellent growth prospects and developing strong business relationships. Primal currently enjoys strong relationships with our current customers, allowing a continuing stream of additional sales opportunities through the addition of subscribers, add-on component sales, additional service revenues and maintenance and support agreements.

 PRIMAL'S PRODUCTS AND SERVICES

         Product Overview
         ----------------

         Primal's OSS Suite - Connect CCB, Access IM, and Outfront CRM, are specifically designed to meet the complex, mission-critical provisioning, customer management, reporting and marketing needs of providers of VoIP and wireless communications. Our real time "switch to bill" solution is designed for flexibility and scalability and addresses the business critical needs for highly efficient, reliable, and integrated OSS systems.

         Connect CCB is a next-generation CM&B software platform that provides integration of complex, mission-critical functions such as account and service provisioning, customer management, rating, billing and payment processing. Connect CCB's design gives service providers the ability to rapidly and cost effectively deploy a convergent service offering -- including multiple, usage-based services, such as mobile commerce, VoIP and wireless internet services. It provides for a single, unified invoice accessible and payable by the subscriber over the Internet. Connect CCB's flexible, distributed architecture supports the Windows NT and Unix operating systems. Its industry standard-based APIs allow rapid integration with a variety of operational and business support systems.

         Access IM directly interfaces with switches, gateways, and enhanced service platforms. It collects, reformats, routes, and guarantees delivery in real time of data to one or more business applications. It is capable of handling multiple input and output devices simultaneously, including different switch types, network elements, services, systems, and all of their different protocols. Access IM's interface software provides an extensible tool for interfacing with every major wireless communications switch or network element. It currently supports interfaces from Cisco, Nortel, Lucent, Motorola, Glenayre, and Alcatel. Its architecture is designed to be highly configurable, enabling automated processes and eliminating significant manual intervention.

         Outfront CRM provides customer and business intelligence necessary for service providers to develop customer-focused business models founded on a comprehensive understanding of individual customer relationships. It collects customer information across functional departments, normalizes it, and provides analysis capabilities to provide insight into individual behavior patterns and business issues including customer valuation, retention, profitability, revenue assurance and marketing campaign effectiveness. Once this customer intelligence has been developed, the service provider can initiate the necessary or appropriate actions to ensure that customer needs are met in a manner that best supports their retention and profitability.

         In addition to licensing the above components together in a product suite, clients may, if desired, acquire licenses to separate modules.

PRICING

         Primal has structured the pricing of its products to accommodate its target customer segments, which range from start-ups to large communications carriers with millions of subscribers. Primal typically prices its products on a per subscriber basis or per call detail record basis, with customary volume discounts for the upfront purchase of a large number of licenses. Supplemental purchases of additional components are also priced the same basis, while maintenance and support contracts are priced as a percentage of the associated license revenues. Primal's initial sales of licenses and associated services, maintenance and support generally range from the low hundreds of thousands to several million dollars.

CUSTOMER SERVICE AND TECHNICAL SUPPORT

         Our customer services are designed to provide customers with superior support while giving them the tools and knowledge they need to independently run their day-to-day operations. We provide the following services:

         Professional   consulting  services.   Primal  provides  a  variety  of
         -----------------------------------
professional consulting services to assist customers in the implementation, modification and customization of Primal's OSS product suite. We work with customers to establish business models and processes that utilize Primal's products to increase their market power and lower their operating costs.

         Training.  We offer  training  programs for system  operators,  billing
         --------
administrators and supervisors of customer service representatives. Our training programs are designed to provide customers with the tools and education they need to be able to train their own personnel for maximum effectiveness.

         Maintenance.  We have a  comprehensive  maintenance and support program
         -----------
that provides customers with timely and high-quality maintenance and support services for our products. These services are generally provided under maintenance agreements between our customers and us. These agreements entitle our customers to multiple levels of telephone technical support for prompt and professional response to customer questions or problems and maintenance. We also provide customer self-service capabilities 24 hours per day through our on-line maintenance tracking system.

         Third-party  software  and  hardware  fulfillment.  When our  customers
         -------------------------------------------------
require it, we provide a complete solution by offering third-party software and hardware products they may need to rapidly implement their systems. We provide enabling platform products, such as the Windows NT operating system and Sun Microsystems hardware that complement and integrate with the Primal OSS Suite.

MARKETING AND SALES

         Marketing
         ---------

         Our marketing programs are focused on creating awareness, interest and preference for our products and services. We engage in a variety of marketing activities, including:

         o        Identifying industry trends;

         o Providing industry updates to Company management and other key personnel;

         o        Developing and supporting strategic marketing alliances;

         o Conducting seminars and participating in trade shows and other special events;

         o        Creating and placing advertisements;

         o        Creating direct mail and direct response programs;

         o        Conducting ongoing public and press relations programs;

         o        Creating, managing and maintaining our web site;

         o Participating in key trade organizations and partnership programs with industry leaders; and

         o        Establishing   and  maintaining   close   relationships   with
                  recognized industry analysts;

         Sales
         -----

         Our sales strategy is focused on targeting established and emerging VoIP and wireless-IP convergent service providers, including carriers. Through our direct sales approach, we have developed relationships with service providers through a problem-solving sales process and work closely with them to define and determine how our products can fulfill their needs. Through our indirect sales channel approach, we have developed relationships with leading manufacturers of wireless and IP network infrastructure that can provide joint and independent sales opportunities. In addition, we have developed relationships with professional services providers focused on the telecommunications market that can recommend and influence sales opportunities. In addition, we have developed relationships with other leading communications-focused companies that offer products complementary to ours, and who can sell our products jointly with their solutions.


         Due to the sophisticated nature of our products and services as well as the rapid growth and rate of technological change in the marketplace, the duration of a sales cycle can range anywhere from 30 days to over one year. We intend to gradually increase the size of our direct sales organization while also focusing on the ongoing development of the indirect sales channel through our marketing alliances.

         Another key aspect of our sales plan is leveraging our existing customer base. Our customers include several industry leaders and many emerging leaders. We plan to continue to provide excellent service and responsiveness, and continue to develop understanding of their changing requirements. As our customers grow organically or through acquisition, our business should grow with them.

STRATEGIC PARTNERSHIPS

         We have established a program of strategic partnerships and alliances with current and emerging industry leaders, such as Cisco Systems, Nortel Networks, Intertech, Sun Microsystems, SilverStream and Group One Software. We believe that our partnership strategy provides us with a resource multiplier that leverages our own internal capabilities. For example, we have agreed to participate in the Cisco's new world Ecosystem program. This partner program was established to facilitate a network of vendors of complementary products and services that are interoperable with Cisco equipment and each other, resulting in a series of comprehensive solutions being offered to ICPs.

COMPETITION

         The  markets  in  which  we  compete  are  relatively  new,   intensely
competitive, highly fragmented and rapidly changing. We expect this trend to continue and intensify and direct competition to increase accordingly.

         Our products compete on the basis of functionality, performance, scalability, extensibility, ease of integration and cost of ownership. The principal competitive factors in our market include responsiveness to the needs of our customers, product features, timeliness of implementation, quality and reliability of products, price, project management capability and technical expertise. We believe that our product features and our pricing strategy offer our customers significant reasons to buy from us.

         We believe that our ability to compete depends primarily on how well we can anticipate market trends, develop effective strategies and execute those strategies. We perform in depth competitive analysis to identify our competition, to understand their sales plans and to develop and implement strategies to defeat their plans. This analysis includes examining the performance of the competition, including:

         o        The technology level of their products;

         o        Their pricing;

         o        Customer satisfaction criteria; and

         o Success criteria on hiring, motivating and retaining key personnel.

         Primal faces competition from providers of traditional CM&B software such as Amdocs (which has recently acquired Solect Technology) and Kenan Systems Corporation, a subsidiary of Lucent Technologies Inc., as well as emerging providers of Internet-specific billing software, such as Portal Software, Daleen Technologies, Mind CTI, and Belle Systems.

         Our analytical CRM product, Outfront CRM, faces competition from providers of pre-packaged and services-based analysis solutions, such as E.piphany, Lightbridge, Broadbase, and Athene Software, and from in-house development efforts by potential customers using traditional and generic decision support tools.

         Our intelligent mediation product, Access IM, faces competition from providers of circuit-based mediation solutions, such as Acecomm, MSI, and Comptel, and from IP-based mediation product companies such as Narus and Xacct.

         We also may compete with other organizations, such as service bureaus and the internal information technology departments of large communications companies, who may elect to develop functionalities such as those provided by our product in-house rather than buying them from outside suppliers.

         A number of our competitors have long operating histories, large customer bases, substantial financial, technical, sales and marketing resources, and significant name recognition. No competitor is dominant, and none of companies with whom we directly compete holds more than a 10% share of the market.

         We anticipate continued growth and competition in the communications industry and the entrance of new competitors into the billing and customer care software market, and that the market for our products will remain intensely competitive. In addition, as we expand, we will market our products and services to prospects in geographic markets and industry segments that we do not currently serve. Upon our entrance into these markets, we expect to encounter new competitors, who may possess substantial resources and significant market experience.

RESEARCH AND DEVELOPMENT

         Our research and develop organization is responsible for developing new software products, product architecture, core technologies, product testing, quality assurance and ensuring the compatibility of our products with hardware, switch network, and software platforms. In addition, this organization supports some pre-sales and customer support activities. Our research and development organization is divided into teams based around our products, Connect CCB, Outfront CRM, and Access IM. In addition, our professional services staff helps our research and development organization identify potential new product features.

TECHNOLOGY

         Primal's OSS Suite of products was developed using an open architecture philosophy. Industry standards-based application programming interfaces, or APIs, enables efficient integration with other software applications. This design philosophy also utilizes object oriented programming techniques, which enables the design and implementation of software based on reusable business objects rather than complex business code. Our multi-layered, or N-tier, architecture provides for implementing the solutions in a distributed environment. This allows different modules to be installed on different servers, providing for efficient software management and scalability. This capability permits a service provider to scale as its level of business grows without the need for system re-designs or wholesale hardware replacement. Servers can be added to only the modules that require additional processing capability. Our architecture allows service providers to purchase the entire suite of products, or only those applications they may require at the time. In addition, Primal's OSS Suite of products have been developed with the knowledge of the importance of interoperability with a wide variety of other hardware platforms. These interfaces can typically be developed very quickly due to our unique switch interface software, which is designed to facilitate introduction of new network elements with a minimum of custom programming. This efficiency offers our customers a distinct competitive advantage.

CUSTOMERS

         Our typical customers are providers of multiple communications services including local, long distance, messaging and wireless voice communications, Internet access and other data communications services. We believe our customers benefit from our product's design for multiple, convergent services, as well as scalability, flexibility, and interoperability. As of June 30, 2000, Primal products are installed in over 16 markets, and support more than 11 million subscribers. The average number of subscribers per client is over 600,000. Our smallest client has over 12,000 subscribers, and we have four clients with over 1 million subscribers.

         As of June 30,  2000,  we had over 16 customers  worldwide,  including:
British Telecom, Metrocall, BellSouth International, Hutchison Orange, Alltel, Motorola, and Western Wireless.

         Although Primal's customers include both small and large providers of communications services, a substantial portion of Primal's license and service revenues in any given quarter has, and is expected to continue to be, generated from a limited number of customers with large financial commitment contracts. As a result, if a contract is canceled or deferred or an anticipated contract does not materialize, our revenues would be materially adversely affected.

INTELLECTUAL PROPERTY

         Primal relies upon a combination of patent, copyright, trade secret and trademark law to protect its intellectual property. Primal currently has two U.S. patents related to its billing technology. In addition, Primal has eleven U.S. registered trademarks and five U.S. trademark applications pending. While Primal relies on patent, copyright, trade secret and trademark law to protect its technology, Primal believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements and reliable product maintenance are more essential to establishing and maintaining a technology leadership position. There can be no assurance that others will not develop technologies that are similar or superior to Primal's technology.

         Primal generally enters into confidentiality or license agreements with its employees, consultants and corporate partners, and generally controls access to and distribution of its software, documentation and other proprietary information. Despite Primal's efforts to protect proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use its products or technology or to develop products with the same functionality as Primal's products. Policing unauthorized use of its products is difficult, and Primal cannot be certain that the steps it has taken will prevent misappropriation of its technology, particularly in foreign countries where the laws may not protect proprietary rights as fully as do the laws of the United States. In addition, certain of Primal's license agreements require it to place the source code for its products into escrow. Such agreements generally provide that these parties will have a limited, non-exclusive right to use this code if
(1) there is a bankruptcy proceeding by or against Primal, (2) Primal ceases to do business without a successor or (3) Primal discontinues providing maintenance and support.

         Substantial litigation regarding intellectual property rights exists in the software industry. Primal expects that software products may be increasingly subject to third-party infringement claims as the number of competitors in its industry segments grows and the functionality of products in different industry segments overlaps. Some of Primal's competitors in the market for CM&B software may have filed or may intend to file patent applications covering aspects of their technology that they may claim Primal's technology infringes. Primal cannot be certain that any of these competitors will not make a claim of infringement against it with respect to its products and technology.

         Primal's success and ability to compete are substantially dependent upon its internally developed technology. However, portions of our products incorporate software developed and maintained by third-party software vendors, such as operating systems, tools and database vendors. Primal may have to rely on third-party software vendors and developers to a larger degree in future products. Although Primal believes it could find other sources for these products, any significant interruption in the supply of these products could adversely impact Primal's sales unless and until it can secure another source.

EMPLOYEES

         As of September 22, 2000, Primal, and its subsidiary Primal Billing Solutions, had 107 full-time employees, including 3 executive officers, 10 sales and marketing personnel, 73 technical and operations personnel, 10 accounting, administrative and support personnel, and 11 customer service representatives and related support personnel. Neither Primal's nor Primal Billing Solutions' employees are represented by a union. Primal and Primal Billing Solutions each believe that their relationship with their employees is good. The loss of the services of one or more of Primal's key employees could harm its business. Primal's future success also depends on its continuing ability to attract, train and retain highly qualified technical, sales and managerial personnel.
Competition for such personnel is intense, particularly in the Orange County, California area where Primal is headquartered, due to the limited number of people available with the necessary technical skills and understanding of the communications and Internet industries, and there can be no assurance that Primal can retain or attract key personnel in the future.

PROPERTIES

         Primal  leases   approximately   27,000  square  feet  of  general  and
administrative office space in Irvine, California. Primal's monthly rent is approximately $39,000. Primal's lease expires in April 2001.

         Primal believes that the facilities it currently leases are not sufficient to meet its needs after the expiration of the current lease term. Primal believes it may require up to 14,000 additional square feet of office space after that time and is currently seeking facilities totaling 41,000 square feet in the same geographic area as Irvine, California.

                               LEGAL PROCEEDINGS

         Primal is not currently a party to any material legal proceeding.


                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth certain information regarding the executive officers and directors of Primal as of September 22, 2000:


Name                  Age      Position
----                  ---      --------
William Salway        61       Chief Executive Officer, President, Chief
                               Operating Officer, and Director
Joseph R. Simrell     42       Chief Financial Officer, Vice President Finance
                               and Administration, and Secretary
John Faltys           35       Chief Technology Officer and Executive Vice
                               President, and Chairman of the Board of Directors
David Haynes          35       Vice President Marketing, and Director
Michael Fowler        37       Senior Director of Product Development
Stephen Combe         35       Senior Director of Product Management
Roger Thornton        55       Senior Director of Sales
Spencer L. Brown      35       Director
J. Alan Lindauer      61       Director
Norman M. Phipps      40       Director

         William L. Salway. Mr. Salway joined Primal in February 1999 as Vice President and General Manager, and became President and Chief Operating Officer in January 2000. From 1997 to January 1999, Mr. Salway served as President and Chief Operating Officer of GDI, Inc., an information technology company. From 1989 to 1997, Mr. Salway served as

President of Cair Systems, a software products company focused on the insurance industry. From 1986 to 1989, Mr. Salway served as President of DP Communications Corp., a telecommunications consulting company. Prior to 1986, Mr. Salway held various management positions at CTEL, Inc., United Technologies Corp., Lexar Corp., Citibank, and RCA Corp.

         Joseph R. Simrell. Mr. Simrell joined Primal in January 1999 as Chief Financial Officer and Vice President of Finance and Administration. From August 1997 to December 1998, Mr. Simrell served as an outside consultant to Primal. From November 1991 to July 1997, Mr. Simrell served as Executive Vice President and Chief Financial Officer of GDI, Inc. Prior to 1991, Mr. Simrell held various management positions at BellSouth, InteGroup, and SCI.

         John Faltys. Mr. Faltys founded Primal in November 1996 and has been Chief Technology Officer and a Director since its inception. In addition, Mr. Faltys served as President from inception to September 1999. Prior to founding Primal, Mr. Faltys was Vice President of Software Development for GDI, Inc., an information technology company, from November 1991 to September 1996.

         David Haynes. Mr. Haynes joined Primal in August 1997 as Vice President of Sales and has served as Vice President of Marketing since May 2000. From May 1997 to September 1997, Mr. Haynes served as Senior Business Development Manager, at Deloitte & Touche Consulting Group/DRT Systems, a consulting firm. From January 1995 to April 1997, Mr. Haynes was Director of Sales at GDI. From December 1988 to January 1995, Mr. Haynes was one of the founding associates of ITX Technologies, a software company.

         Michael G. Fowler. Mr. Fowler joined Primal via the asset acquisition with Corsair Communications, Inc. in February 1999. While at Corsair Communications, Mr. Fowler served as Senior Director of Development for the Billing and Mediation product lines from August 1989 to January 1999. Since January 2000, Mr. Fowler has served as Senior Director of Development of Primal. From December 1987 to August 1989, Mr. Fowler served as Senior Support Specialist of Televideo Systems, an information technology company. From July 1981 to July 1987, Mr. Fowler served as Product Manager and Dealer Marketing Manager of Integrity Business Software, a software company.

         Stephen Combe. Mr. Combe joined Primal in November 1998 as Senior Director of Product Management. From April 1994 to November 1998, Mr. Combe served as Director of Development of Subscriber Computing, Inc., a software company. From February 1992 to April 1994, Mr. Combe served as Development Manager of CSC Intellicom. From July 1990 to February 1992, Mr. Combe served as a Senior Consultant for Oracle.

         Roger Thornton. Mr. Thornton joined Primal in May 2000 as Senior Director of Sales. From September 1998 to April 2000, Mr. Thornton served as Vice President Sales, North America for USHA Communications Technology, a technology company. From August 1996 to September 1998, Mr. Thornton served as National Account Manager of Illuminet, a wireless company. From February 1993 to August 1996, Mr. Thornton served as Northern Regional Manager, Business Development of U.S. Intelco Networks, a wireless company. Prior to February 1993, Mr. Thornton held various management positions at U.S. West Marketing Resources Group, National Photographers Company and The Group Incorporated, Realtors.

         Spencer L. Brown. Mr. Brown has served as a director of Primal since August 2000, as a director of Avery since 1996, and has been Senior Vice President of Franklin Capital since November 1995, Secretary of Franklin Capital since October 1994 and was Vice President of Franklin Capital from August 1994 to November 1995. From September 1993 to July 1994 Mr. Brown was an attorney with the firm of Wilson, Elser, Moskowitz, Edelman & Dicker, and from September 1991 to September 1993, he was an attorney with the firm of Weil, Gotshal & Manges LLP. Mr. Brown is the son of Mr. Stephen L. Brown, the Chairman and Chief Executive Officer of Franklin.

         J. Alan Lindauer. Mr. Lindauer has served as a director of Primal since August 2000 and as a director of Avery since November 1995. Mr. Lindauer also currently serves as President of Waterside Capital and has served as President of Waterside Management, Inc., a business consulting firm, since 1986. Mr. Lindauer has also served as a director of Commerce Bank of Virginia from 1986 to 1996 and served as chair of its Loan Committee, Norfolk Division, and a member of the Executive, Trust, Marketing, Compensation, and Mergers & Acquisition Committees. Mr. Lindauer served as a director of Citizens Trust Bank from 1982 to 1985 as well as a member of its Trust and Loan Committees. Mr. Lindauer founded Minute-Man Fuels in 1963 and managed Minute-Man Fuels until 1985.

         Norman M. Phipps. Mr. Phipps has served as a director of Primal since August 2000 and as a director of Avery since November 1995. Mr. Phipps is also a director of LogiMetrics, Inc., a company primarily involved in the manufacture of infrastructure equipment for the wireless broadband telecommunications market. Since July 2000, Mr. Phipps has served as Senior Vice President of Administration of LogiMetrics. Mr. Phipps has served as the President and Chief Operating Officer of LogiMetrics from April 1997 until July 2000, and also as interim Chief Financial Officer from March 1998 until July 2000. From May 1996 to April 1997, Mr. Phipps served as Chairman of the Board and Acting President of LogiMetrics. Mr. Phipps has served as a principal of two private investment firms, Phipps, Teman & Company, L.L.C. (from January 1994 to December 1997) and CP Capital Partners (from January 1991 to December 1993).

COMPENSATION OF DIRECTORS

         Each member of our board receive a one-time warrant to purchase 50,000 shares of common stock at an exercise price determined by our board at the time of issuance. The non-employee directors of Primal will also receive an annual stipend of $10,000, and $1,000 for each meeting attended, plus reimbursement of travel expenses.

EXECUTIVE COMPENSATION

         The following table sets forth certain information with respect to the compensation of our Chief Executive Officer and our four next most highly compensated executive officers who earned more than $100,000 for the fiscal year ended December 31, 1999.

Summary Executive Compensation Table

                                                        FISCAL YEAR
            NAME AND PRINCIPAL POSITION                  ENDED             SALARY ($)            BONUS ($)

William Salway                                            1999              135,000               $72,250
         Chief Executive Officer and President
John Faltys                                               1999              144,800               $78,788
         Chief Technology Officer and
         Executive Vice President
David Haynes                                              1999              124,800               $76,882
         Vice President Marketing and
         Business Development
Joseph R. Simrell                                         1999              124,800               $76,882
         Chief Financial Officer and Vice
         President of Finance and
         Administration

EMPLOYMENT AGREEMENTS

         Effective October 1, 1999, Mr. Salway entered into an employment agreement with Primal. Under his employment agreement, Mr. Salway will serve as our President and Chief Operating Officer, subject to the power of the Board of Directors to elect and remove officers of Primal. The employment agreement, which expires October 1, 2000, has been renewed until December 31, 2002. Mr. Salway will serve as Chief Executive Officer in addition to his current titles. Mr. Salway's initial base salary under the renewed agreement is $200,000 annually. In addition, Mr. Salway is entitled to receive bonuses based on performance goals established by the Board, to receive stock options, to participate in applicable incentive plans established by Primal, participate in Primal's hospitalization and major medical plans, or, at his option, be reimbursed for amounts paid by Mr. Salway for comparable coverage, rental of living accommodations in the Irvine, California area, monthly auto allowance, and such other bonuses as the Board may determine in its sole discretion. Mr. Salway also will receive a stock grant equal to 2% of the fully diluted shares of Primal on the date of distribution, and ten-year stock options equal to 2% of the fully diluted shares of Primal on the date of distribution. The strike price for the stock options will be determined on the date of grant. Primal will be responsible for the tax impact to Mr. Salway for the stock grant on the date of distribution.

         Effective September 30, 1999, Mr. Faltys entered into an employment agreement with Primal. Under his employment agreement, Mr. Faltys will serve as Executive Vice President and Chief Technology Officer of Primal, subject to the power of the Board of Directors to elect and remove officers of Primal. The employment agreement expires September 30, 2001. Mr. Faltys' initial base salary is $144,800 annually. In addition, Mr. Faltys is entitled to receive bonuses based on performance goals established by the Board, to receive stock options, to participate in applicable incentive plans established by Primal, participate in Primal's hospitalization and major medical plans, or, at his option, be reimbursed for amounts paid by Mr. Faltys for comparable coverage, and such other bonuses as the Board may determine in its sole discretion.

         Effective September 30, 1999, Mr. Simrell entered into an employment agreement with Primal. Under his employment agreement, Mr. Simrell will serve as Vice President of Finance and Administration and Chief Financial Officer of Primal, subject to the power of the Board of Directors to elect and remove officers of Primal. The employment agreement expires September 30, 2001. Mr. Simrell's initial base salary is $124,800 annually. In addition, Mr. Simrell is entitled to receive bonuses based on performance goals established by the Board, to receive stock options, to participate in applicable incentive plans established by Primal, participate in Primal's hospitalization and major medical plans, or, at his option, be reimbursed for amounts paid by Mr. Simrell for comparable coverage, and such other bonuses as the Board may determine in its sole discretion.

     Effective September 30, 1999, Mr. Haynes entered into an employment agreement with Primal. Under his employment agreement, Mr. Haynes will serve as Vice President of Sales of Primal, subject to the power of the Board of Directors to elect and remove officers of Primal. The employment agreement expires September 30, 2001. Mr. Haynes' initial base salary is $124,800 annually. In addition, Mr. Haynes is entitled to receive bonuses based on performance goals established by the Board, to receive stock options, to participate in applicable incentive plans established by Primal, participate in Primal's hospitalization and major medical plans, or, at his option, be reimbursed for amounts paid by Mr. Haynes for comparable coverage, and such other bonuses as the Board may determine in its sole discretion.

         The employment agreements with Mr. Salway, Mr. Faltys, Mr. Simrell, and Mr. Haynes contain certain covenants by such employees not to compete with the business of Primal. A state court may determine not to enforce, or only partially enforce, these covenants.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

NOTES PAYABLE TO OFFICERS

         From January 1998 through December 1999, Faltys, Simrell, and D. Haynes advanced funds to the Company to provide working capital as needed. The notes payable aggregate to $170,575 and $165,146 at December 31, 1999 and 1998, respectively. The notes bear interest at a rate of 6% per annum (effective rate at 10%). The principal and interest is payable in quarterly installments with all unpaid principal and interest due on September 30, 2001.

DISTRIBUTION AGREEMENT LOANS

         On August 1, 2000, Avery loaned $398,000 to Faltys, $377,000 to each of Simrell and D. Haynes, $287,000 to Nielsen, and $41,500 to each of Anand, Cholappadi and Gupta. The loans are non-recourse, and none of the old Primal Stockholders will have any personal liability for their repayment in excess of the collateral pledged to secure the repayment of the loans. To secure the repayment of the loans, however, each of the old Primal Stockholders pledged to Avery, and granted to Avery a first priority security interest in, all shares of Avery series f preferred stock and Avery series g preferred stock beneficially owned by him on August 1 or thereafter acquired pursuant to the distribution agreement. Each of the loans bears interest at the rate of 6.6% per annum, the minimum applicable federal rate required to prevent imputed interest from being recognized for federal income tax purposes. Each of the loans is due and payable in full on August 1, 2002. From and after the distribution date, each of the old Primal Stockholders will be permitted to sell the shares of Avery's preferred stock pledged as collateral to secure repayment of the loans if, and only if, all proceeds received upon any such sale are first applied to pay all accrued but unpaid interest on the loans and then to reduce the outstanding principal amount of the loans then outstanding.

                   LIMITATION OF LIABILITY AND INDEMNIFICATION

SECTION 145 OF THE DELAWARE GENERAL CORPORATION LAW

         Section 145(a) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145(b) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145(c) provides that to the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with such defense.

         Section 145(d) provides that any indemnification under subsections (a) and (b) of Section 145, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination:

     o by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum;

     o by a committee of such directors designated by majority vote of such directors, even though less than a quorum;

     o if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or

     o    by the stockholders.

     Section 145(e) provides that expenses, including attorneys' fees, incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or for such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses, including attorneys' fees, incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

CERTIFICATE OF INCORPORATION

     Our certificate of incorporation provides that a director shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, unless the breach involves

     o    a breach of the director's duty of loyalty to us or our stockholders,

     o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     o liability for unlawful dividend payments or stock purchases or redemptions, or

     o a transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation provides that we shall indemnify all persons whom we may indemnify to the fullest extent permitted by law.

BYLAWS

     Our bylaws generally make mandatory the provisions of Section 145 of the Delaware General Corporation Law discussed above, including the advancement of expenses reasonably incurred in defending a claim prior to its final resolution, and provide that our directors and officers will at all times be indemnified to the maximum extent permitted by law.

INDEMNIFICATION AGREEMENTS

     We intend to enter into indemnification agreements with each of our directors and executive officers. These agreements provide our directors and executive officers with indemnification to the maximum extent permitted by law. These agreements also include provisions requiring advancement of expenses, establishing procedures and standards for resolving claims, and providing for indemnification following a change of control of our company.

D&O INSURANCE

     We intend to have a directors' and officers' liability insurance policy to insure our directors and officers against losses resulting from wrongful acts committed by them in their capacities our directors and officers, including liabilities arising under the Securities Act.

SEC POLICY ON INDEMNIFICATION

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
                              AND PRINCIPAL HOLDERS

     The table following sets forth information regarding the beneficial ownership of common stock for each person who is known by us to be the beneficial owner of more than five percent of our voting securities, for each of our directors and named executive officers, and all of our directors and executive officers as a group. Unless otherwise indicated in the footnotes, each person named below has sole voting and investment power over the shares indicated.

     All information is as of the distribution date. As of such date, 19,660,453 shares of common stock will be outstanding.

For purposes of this table, a person is deemed to be the "beneficial owner" of the number of shares of common stock that such person has the right to acquire within 60 days of the date of this prospectus through the exercise of any option, warrant or right, through the conversion of any security, through the power to revoke a trust, discretionary account, or similar arrangement, or through the automatic termination of a trust, discretionary account or similar arrangement.


NAME OF BENEFICIAL OWNER                             NUMBER OF SHARES      PERCENT OF CLASS
------------------------                             ----------------      ----------------
Franklin Capital Corporation (1)                     1,645,938                   8.4%
Thurston Group, Inc. (2)                             1,775,917 (3)               9.0%
Patrick J. Haynes, III (4)                           3,388,877 (5)              17.2%
Mark J. Nielsen  (6)                                 3,939,984 (8) (11)         20.0%
J. Alan Lindauer (7)                                   783,700 (8)               4.0%
Stephen L. Brown (9)                                 1,770,938 (10)              9.0%
Spencer L. Brown (9)                                 1,742,188 (10)              8.9%
David Haynes                                         4,747,801 (11)             24.1%
Joseph R. Simrell                                    4,747,801 (11)             24.1%
John Faltys                                          5,306,863 (11)             27.0%
Arun Anand                                           3,594,755 (11)             18.3%
Murari Cholappadi                                    3,594,755 (13)             18.3%
Sanjay Gupta                                         3,594,755 (13)             18.3%
William Salway                                             N/A                   N/A
Michael Fowler                                             N/A                   N/A
Stephen Combe                                              N/A                   N/A
Roger Thornton                                             N/A                   N/A
Norman M. Phipps                                        55,000                   0.2%
All executive officers and directors as a group     10,625,599                  18.3%
-------------------------------------------------------------------------------------------

(1) The business address for this person is 450 Park Avenue, 10th Floor, New York, NY 10022.

(2) The business address for this person is 190 South LaSalle Street, Suite 1710, Chicago, IL 60603.

(3)  The ultimate beneficial owner of these shares is Patrick J. Haynes, III.

(4) The business address for this person is 190 South LaSalle Street, Suite 1710, Chicago, IL 60603.

(5) This includes 1,085,917 shares beneficially owned by the Thurston Group, Inc., 566,286 shares beneficially owned by Waveland, LLC, and 836,664 shares beneficially owned by Bank One, Texas, N.A., for which Mr. Haynes holds an irrevocable proxy.

(6) The business address for this person is 18881 Von Karman Avenue, Suite 450, Irvine, CA 92612.

(7) The business address for this person is 300 Main Street, Suite 1380, Norfolk, VA 23510.

                                       62

(8) Includes 616,000 shares beneficially owned by Waterside Capital Corporation of which Mr. Lindauer is the President.

(9) The business address for this person is 450 Park Avenue, 10th Floor, New York, NY 10022.

(10) Includes   1,733,338   shares   beneficially   owned  by  Franklin  Capital
     Corporation, of which Stephen L. Brown is Chairman of the Board and Chief Executive Officer and Spencer L. Brown is Senior Vice President.

(11) Includes 3,388,877 shares beneficially owned by Patrick J. Haynes, III, Waveland, LLC, and Thurston Group, Inc., proxies for which have been given collectively to the Old Primal Stockholders.

VOTING CONTROL

     As part of the distribution agreement providing for Avery to distribute all the shares of its, Primal to Avery's securityholders, Thurston Group, Inc. acquired a proxy to vote 7,126,894 shares of Avery's series g voting preferred stock.

     In consideration for the grant of a proxy to vote the 7,126,894 shares of Avery's series g voting preferred stock, Thurston Group and Patrick J. Haynes III, and each of their affiliates, including Waveland, LLC, a limited liability company wholly owned by Mr. Haynes, granted to the original seven stockholders of Primal, John Faltys, Joseph R. Simrell, David Haynes, Mark J. Nielsen, Arun Anand, Murari Cholappadi, and Sanjay Gupta, an irrevocable proxy to vote all the shares of the Primal common stock that any of them will receive in the distribution of the Primal common stock to the stockholders of Avery as contemplated by the distribution agreement. If the distribution were effective today, and assuming Mr. Haynes and his affiliates do not exercise any of their options or warrants to purchase any shares of Avery's common stock, the proxy granted to the former Primal stockholders would cover an aggregate of 3,610,255 shares, or approximately 22.6%, of the Primal common stock that would be outstanding following the distribution and the issuance of 250,000 additional shares of the Primal common stock to Mr. Nielsen as contemplated by the distribution agreement. As more fully described elsewhere in this prospectus, the former Primal stockholders will also receive 32% of the Primal common stock as part of the distribution, calculated before the issuance of 250,000 additional shares of the Primal common stock to Mr. Nielsen as contemplated by the distribution agreement. If the distribution were effective today, and assuming the 250,000 additional shares of the Primal common stock were issued to Mr. Nielsen as contemplated by the distribution agreement, the former Primal stockholders would have the right to vote or to direct the voting of an aggregate of 8,895,385 shares, or approximately 55.7%, of the Primal common stock outstanding after the distribution.

     Each of the proxies covering shares of the Primal common stock provides that any action required or permitted to be taken pursuant to the proxy by John Faltys, Joseph R. Simrell, David Haynes, Mark J. Nielsen, Arun Anand, Murari Cholappadi and Sanjay Gupta, including any voting of the shares covered thereby, may be so taken if the former holders of at least 66% of the issued and outstanding shares of Primal immediately prior to its acquisition by Avery approve the taking of any such action. These percentages were as follows:

     o    John Faltys - 30.4861%

     o    Joseph R. Simrell and David Haynes - 21.5999% each

     o    Mark J. Nielsen - 16.4969%

     o    Arun Anand, Murari Cholappadi and Sanjay Gupta - 3.2724% each

This means that Mr. Faltys and any two of Messrs. Simrell, David Haynes or Nielsen can control the voting of these proxies.

     In the event the distribution is not completed, all the proxies will automatically terminate.

                          DESCRIPTION OF CAPITAL STOCK

     Our amended and restated articles of incorporation authorize 40,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of September 22, 2000, Primal had 1,000 shares of common stock issued and outstanding. All of these shares are owned by Avery.

COMMON STOCK

     Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote of the outstanding shares present at a stockholders' meeting is required for most actions to be taken by stockholders. Our directors are elected by a plurality. The holders of the common stock do not have cumulative voting rights. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so. The common stock bears no preemptive rights, and is not subject to redemption, sinking fund or conversion provisions.

     Holders of common stock are entitled to receive dividends if, as and when declared by our board of directors out of funds legally available for dividends, subject to the dividend and liquidation rights of any series of preferred stock that may be issued in the future and subject to any dividend restriction contained in any credit facility which Primal may enter into in the future. Any dividends declared with respect to shares of common stock will be paid pro rata in accordance with the number of shares of common stock held by each stockholder.

PREFERRED STOCK

     Primal has no present intention to issue any shares of its preferred stock.


                       WHERE YOU CAN FIND MORE INFORMATION

     Prior to the date of this prospectus, we were not required to file any reports with the Securities and Exchange Commission. After the date of this prospectus, however, we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. In addition, our complete registration statement with all exhibits is filed with the SEC.

     You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov.
                       -------------------

     Please note that our registration statement, of which this prospectus is only a part, contains additional information about us. In addition, our registration statement includes numerous exhibits containing information about us. Copies of our complete registration statement may be obtained from the SEC by following the procedures described above.

                                     EXPERTS

The Consolidated Financial Statements of Primal Solutions, Inc. as of December 31, 1998 (Predecessor), the year ended December 31, 1998 (Predecessor), the nine months ended September 30, 1999 (Predecessor), as of December 31, 1999 (Successor) and the three months ended December 31, 1999 (Successor) included in this prospectus and registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon such report of such firm given upon their authority as experts in accounting and auditing.

                             PRIMAL SOLUTIONS, INC.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page

Independent Auditor's Report.................................................F-2

Financial Statements:

Consolidated Balance Sheets at December 31, 1998 (Predecessor) and 1999
(Successor) and June 30, 2000 (Successor) (unaudited)........................F-3

Consolidated Statements of Operations for the year ended December 31, 1998 (Predecessor) the nine months ended September 30, 1999 (Predecessor), the three months ended December 31, 1999 (Successor) and the six months ended
June 30, 1999 (Predecessor) (unaudited) and 2000 (Successor)
(unaudited)..................................................................F-4

Consolidated Statements of Capital for the year ended December 31, 1998 (Predecessor) and 1999 (Successor) and the six months ended June 30, 2000
(Successor) (unaudited)......................................................F-5

Consolidated Statements of Cash Flows for the year ended December 31, 1998 (Predecessor), the nine months ended September 30, 1999 (Predecessor), the three months ended December 31, 1999 (Successor) and the six months ended
June 30, 1999 (Predecessor) (unaudited) and 2000 (Successor)
(unaudited)..................................................................F-6

Notes to Consolidated Financial Statements...................................F-7

INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
Primal Solutions, Inc.


We have audited the consolidated balance sheets of Primal Systems, Inc. and subsidiary (Predecessor) as of December 31, 1998 and of Primal Solutions, Inc. and subsidiary (a wholly owned subsidiary of Avery Communications, Inc.) (the Company) (Successor) as of December 31, 1999, and the related consolidated statements of operations, capital and cash flows for the year ended December 31, 1998 (Predecessor), the nine-month period ended September 30, 1999 (Predecessor), and the three-month period ended December 31, 1999 (Successor). These consolidated financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Predecessor and its subsidiary at December 31, 1998 and of the Successor and its subsidiary at December 31, 1999, and the results of their operations and their cash flows for the year ended December 31, 1998 (Predecessor), the nine-month period ended September 30, 1999 (Predecessor), and the three-month period ended December 31, 1999 (Successor), in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP


Costa Mesa, California
March 10, 2000

                                                           PRIMAL SOLUTIONS, INC.
                                                        CONSOLIDATED BALANCE SHEETS

                                                              December 31,                  June 30, 2000
                                                       ----------------------------  -----------------------------
                                                           1998          1999         (successor)    Pro forma
                                                        (predecessor)  (successor)           (unaudited)

ASSETS

CURRENT ASSETS:
Cash and cash equivalents                               $    28,375  $   1,710,996   $     156,481  $   4,156,481
Accounts and notes receivable, net of
  allowance for doubtful accounts of $6,261
  (1998), $102,580 (1999), and $111,526 (2000)              177,414        993,406       1,808,870      1,808,870
Prepaid expenses and other current assets                    35,029        366,088         613,030        613,030
                                                        ------------ --------------  -----------------------------

    Total current assets                                    240,818      3,070,490       2,578,381      6,578,381

PROPERTY AND EQUIPMENT, net                                  42,149      1,608,845       2,019,616      2,019,616

RECEIVABLE FROM AVERY
  COMMUNICATIONS, INC.                                            -        370,000          10,463         10,463

GOODWILL, net                                                     -      4,563,581       4,224,034      7,799,034

OTHER ASSETS                                                  1,553         61,552          61,375         61,375
                                                        ------------ --------------  -----------------------------

                                                        $   284,520  $   9,674,468   $   8,893,869  $  16,468,869
                                                        ============ ==============  =============================
LIABILITIES AND STOCKHOLDERS'
  EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable                                          $ 178,279      $ 346,932       $ 266,679      $ 266,679
Accrued liabilities                                          43,614        287,182         554,412        554,412
Accrued salaries and benefits                                54,217        427,261         332,912        332,912
Income taxes payable                                                       667,809
Deferred revenue                                                  -      1,023,605       1,886,298      1,886,298
Stockholder settlement liability                             33,000              -
Current portion of Corsair note payable                           -        384,919         238,841        238,841
Current portion of capital lease obligations                 11,866         89,577         204,364        204,364
Current portion of note payable to officer,
net of discount                                                  -         88,333          60,699         60,699
                                                        ------------ --------------  -----------------------------

    Total current liabilities                               320,976      3,315,618       3,544,205      3,544,205

CAPITAL LEASE OBLIGATIONS, less
  current portion                                             3,633         62,046         241,284        241,284

NOTE PAYABLE TO AVERY                                       100,000              -

NOTES PAYABLE TO OFFICERS,
  net of discount                                           165,146         82,242          68,635         68,635

NOTE PAYABLE TO CORSAIR                                          -      1,645,866       1,604,275      1,604,275
                                                        ------------ --------------  -----------------------------

      Total liabilities                                     589,755      5,105,772       5,458,399      5,458,399

COMMITMENTS AND CONTINGENCIES
  (Notes 3, 4 and 10)

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred   stock,   $.01   par   value,
 5,000,00 shares authorized as pro forma
Common stock,  zero, $0.10 and $0.10 par
 value,   50,000,000,   1,000  and  1,000
 shares authorized, 8,956,003, 1,000, and
 1,000 shares issued and  outstanding  as
 of December 31, 1998, 1999, and June 30,
 2000,  respectively;  pro forma $.01 par
 value, 40,000,000 shares authorized,
 20,410,453 shares outstanding                             $ 61,098           $ 10            $ 10      $ 222,715
Additional paid-in capital                                        -      3,609,927       4,361,076     11,713,371
Retained earnings (deficit)                                (366,333)       958,759        (925,616)      (925,616)
                                                        ------------ --------------  -----------------------------

      Total stockholders' equity (deficit)                 (305,235)     4,568,696       3,435,470     11,010,470
                                                        ------------ --------------  -----------------------------

                                                          $ 284,520    $ 9,674,468     $ 8,893,869   $ 16,468,869
                                                        ============ ==============  =============================

          See accompanying notes to consolidated financial statements.

                                                           PRIMAL SOLUTIONS, INC.
                                                   CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                Three
                                                               Nine months      months     Six months    Six months
                                               Year ended         ended         ended        ended         ended
                                               December 31,    September 30, December 31,   June 30,      June 30,
                                                  1998             1999         1999          1999          2000
                                              (predecessor)   (predecessor)  (successor)  (predecessor)  (successor)
                                                                                          -----------------------------
                                                                                                  (unaudited)

REVENUES:
System revenue                                 $ 1,458,924     $ 1,143,034   $ 1,639,314     $ 711,742    $ 1,179,785
Service revenue                                                  5,448,364     2,908,389     3,073,444      2,888,011
                                                ----------      ----------    ----------    ----------     ---------

  Total revenue                                  1,458,924       6,591,398     4,547,703     3,785,186      4,067,796

COST OF REVENUES                                 1,044,344       3,515,082     1,069,108     2,468,583      2,036,257
                                                ----------      ----------    ----------    ----------     ---------

GROSS MARGIN                                       414,580       3,076,316     3,478,595     1,316,603      2,031,539

OPERATING EXPENSES:
Research and development                           276,029         787,359       543,525       405,322      1,884,951
Sales and marketing                                191,317       1,107,410       431,856       657,600      1,256,861
General and administrative                         181,809       1,777,178       811,860     1,046,892      1,364,053
                                                ----------      ----------    ----------    ----------     ---------

  Total cost and expenses                          649,155       3,671,947     1,787,241     2,109,814      4,505,865
                                                ----------      ----------    ----------    ----------     ---------

INCOME (LOSS) FROM OPERATIONS                     (234,575)       (595,631)    1,691,354      (793,211)    (2,474,326)

INTEREST AND OTHER EXPENSE,
   net                                             (31,104)        (81,408)      (64,786)      (31,665)       (77,858)
                                                ----------      ----------    ----------    ----------     ---------

 INCOME (LOSS) BEFORE
  INCOME TAXES                                    (265,679)       (677,039)    1,626,568      (824,876)    (2,552,184)

INCOME TAX PROVISION
  (BENEFIT)                                            800             800       667,809           800        (667,809)
                                                ----------      ----------    ----------    ----------     ---------

NET INCOME  (LOSS)                              $ (266,479)     $ (677,839)   $ 958,759     $ (825,676)  $ (1,884,375)
                                                ==========      ==========    ==========    ==========     =========

Basic and diluted net income (loss) per
  share                                                                         $ 958.76                  $ (1,884.38)

Weighted average basic and diluted
  common shares outstanding                                                        1,000                        1,000

Pro forma basic and diluted net income
  (loss) per share                                                                $ 0.05                      $ (0.09)

Pro forma weighted average basic and
  diluted common shares outstanding                                           20,410,453                   20,410,453




See accompanying notes to consolidated financial statements.

                                                           PRIMAL SOLUTIONS, INC.
                                                    CONSOLIDATED STATEMENTS OF CAPITAL

                                                                                                                          TOTAL
                                                        COMMON STOCK                 ADDITIONAL          RETAINED     STOCKHOLDERS'
                                              --------------------------------         PAID-IN           EARNINGS        EQUITY
                                                   SHARES               AMOUNT         CAPITAL          (DEFICIT)      (DEFICIT)

PRIMAL SYSTEMS, INC. (PREDECESSOR)

BALANCE, December 31, 1997                       1,636,000             $ 8,000      $       -          $ (99,854)      $ (91,854)

Common stock issued to officers and
  consultants for services                       7,320,003              53,098                                            53,098
Net loss                                                                                                (266,479)       (266,479)
                                               -----------           ---------      ---------       --------------    -----------

BALANCE, December 31, 1998                       8,956,003              61,098                          (366,333)       (305,235)

Exercise of stock options                        2,042,693              15,801                                            15,801
Net loss                                                                                                (677,839)       (677,839)
                                               -----------           ---------      ---------       --------------    -----------

BALANCE, September 30, 1999                     10,998,696            $ 76,899      $       -        $ (1,044,172)    $ (967,273)
                                               ===========           =========      =========       ==============    ===========

PRIMAL SOLUTIONS, INC.
(SUCCESSOR)

BALANCE, October 1, 1999                        10,998,696            $ 76,899      $       -       $ (1,044,172)     $ (967,273)

Cancellation of equity accounts due to
  acquisition                                  (10,998,696)            (76,899)                        1,044,172         967,273
Contributed capital                                  1,000                  10      3,609,927                          3,609,937
Net income                                                                                              958,759         958,759
                                               -----------           ---------      ---------       --------------    -----------

BALANCE, December 31, 1999                           1,000                  10      3,609,927            958,759       4,568,696

UNAUDITED:
Capital contribution                                                                  751,149                            751,149

Net loss                                                                                              (1,884,375)     (1,884,375)
                                               -----------           ---------      ---------       --------------    -----------

BALANCE, June 30, 2000                               1,000                $ 10    $ 4,361,076          $ (925,616)   $ 3,435,470
                                                    ======               =====   ============         ============  ===========




See accompanying notes to consolidated financial statements.

                                                           PRIMAL SOLUTIONS, INC.
                                                  CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  THREE
                                                               NINE MONTHS        MONTHS       SIX MONTHS   SIX MONTHS
                                                  YEAR ENDED      ENDED           ENDED          ENDED         ENDED
                                                 DECEMBER 31,  SEPTEMBER 30,   DECEMBER 31,     JUNE 30,      JUNE 30,
                                                     1998          1999            1999           1999          2000
                                                (PREDECESSOR)  (PREDECESSOR)    (SUCCESSOR)   (PREDECESSOR)  (SUCCESSOR)
                                                                                              -----------------------------
                                                                                                      (UNAUDITED)

CASH FLOWS FROM OPERATING
  ACTIVITIES:
Net income (loss)                                $ (266,479)    $ (677,839)      $ 958,759      $ (825,676)  $ (1,884,375)
Adjustments to reconcile net
  income (loss) to net cash
  provided by (used in) operating activities:
    Depreciation and amortization                    14,257        232,512         192,642         147,640        543,730
    Common stock for services                        53,098
    Amortization of loan payable discount            15,070          5,300             727           3,533          2,926
    Provision for doubtful accounts                   6,261        170,392          57,271          98,989          8,946
    Changes in operating assets and
      liabilities:
        Accounts receivable                         (79,167)        14,695         997,320         553,983       (824,410)
        Prepaid expenses and other current
          assets                                    (21,685)      (155,385)       (152,265)       (112,784)      (246,942)
        Other assets                                   (347)        76,613         381,107         (90,193)           177
        Accounts payable, accrued expenses,
          and income taxes                          173,501        403,850         837,662         375,701       (575,181)
        Deferred revenue                                         1,095,644      (1,241,005)      1,240,197        862,693
                                                -----------    -----------      -----------    -----------    -----------

        Net cash provided by (used in)
          operating activities                     (105,491)     1,165,782       2,032,218       1,391,390     (2,112,436)

CASH FLOWS FROM INVESTING
  ACTIVITIES:
Purchases of property and equipment                  (3,327)      (559,611)       (299,879)       (101,741)      (177,064)
(Repayment from) advance to Avery
  Communications, Inc.                                                            (370,000)       (246,000)       359,537
Cash acquired                                                                      401,081         261,984
                                                -----------    -----------      -----------    -----------    -----------

        Net cash provided by (used in)
          investing activities                       (3,327)      (559,611)       (268,798)        (85,757)       182,473

CASH FLOWS FROM
  FINANCING ACTIVITIES:
Borrowings on long-term obligations                 100,000
Payments on long-term obligations                    (3,847)      (249,266)        (52,424)       (154,569)      (375,701)
Capital contributions                                                                                             751,149
Exercise of employee stock options                                  15,801
                                                -----------    -----------      -----------    -----------    -----------

        Net cash provided by (used in)
          financing activities                       96,153       (233,465)        (52,424)       (154,569)       375,448
                                                -----------    -----------      -----------    -----------    -----------

NET INCREASE (DECREASE) IN
  CASH AND CASH EQUIVALENTS                       $ (12,665)     $ 372,706     $ 1,710,996     $ 1,151,064   $ (1,554,515)

CASH AND CASH EQUIVALENTS,
  beginning of period                                41,040         28,375                          28,375      1,710,996
                                                -----------    -----------      -----------    -----------    -----------

CASH AND CASH EQUIVALENTS,
  end of period                                    $ 28,375      $ 401,081     $ 1,710,996     $ 1,179,439      $ 156,481
                                                ===========    ===========      ===========    ===========    ===========

SUPPLEMENTAL  DISCLOSURES
  OF CASH FLOW INFORMATION -
  Cash paid during the period for:
    Interest                                       $ 30,412      $ 105,050        $ 67,265        $ 45,334      $ 111,355
                                                ===========    ===========      ===========    ===========    ===========
    Income taxes                                      $ 800          $ 800             $ -           $ 800          $ 800
                                                ===========    ===========      ===========    ===========    ===========

NONCASH INVESTING IN
FINANCING ITEMS
Acquisition of property through
  capital lease                                                                   $ 12,000                      $ 437,890
                                                                              ============                    ===========
Issuance of note payable to Corsair                            $ 2,238,242                     $ 2,238,242
                                                              ============                     ===========
Assets acquired, net of cash                                   $ 4,581,889     $ 9,003,167     $ 4,581,889
                                                              ============    ============     ===========
Liabilities assumed                                            $ 2,343,647     $ 5,393,230     $ 2,343,647
                                                              ============    ============     ===========
Capital contributions - Issuance of
   Avery stock and transaction costs                                           $ 3,609,937
                                                                              ============


See accompanying notes to consolidated financial statements.

                             PRIMAL SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations - Primal Systems, Inc. (Primal or the Predecessor) was incorporated on June 28, 1996, to provide computer software programming, customization, program maintenance and product marketing for a variety of software languages and platforms. Primal also designs, develops, and supports an integrated suite of client/server and browser-based software solutions focusing on customer acquisition and retention in the telecommunications industry, primarily utilizing decision support software and internet technologies. Effective October 1, 1999, Primal was acquired by Avery Communications, Inc. (Avery) and changed its name to Primal Solutions, Inc. (the Successor) (Predecessor and Successor, collectively, the Company). Accordingly, the financial statements as of December 31, 1999 and for the three months then ended reflect the operations of the successor company, Primal Solutions, Inc. The financial statements as of December 31, 1998, for the nine months ended September 30, 1999, and the year ended December 31, 1998, reflect the operations of the predecessor company, Primal Systems, Inc.

In August 2000, the Board of Directors of Avery approved the distribution of Primal Solutions, Inc. (the Distribution). Under the terms of the Distribution agreement with the Company, each common shareholder of Avery on the record date of the Distribution will receive one share of Primal common stock for each share of Avery's common stock held on that date. In addition, owners of shares of Avery's Series A, B, C, D, or E convertible preferred stock will receive Primal common stock, in the amount of the preferred stock's common stock equivalent for each share of Avery preferred stock held on the record date of the distribution. The Distribution will be accounted for at historical cost.

The valuation of the Company stock to be distributed will be determined through an independent appraisal of the Company business. The Distribution will be a taxable transaction for federal income tax purposes. As part of the transaction, the original Primal owners, have agreed to receive 15% and 32% of Avery and the Company, respectively, on a fully diluted basis.

Pro Forma Information - The pro forma balance sheet as of June 30, 2000, reflects the resolution of certain contingencies from the original purchase of Primal by Avery, and the effects of the distribution agreement as further discussed in Note 10. Such agreements will result in a maximum amount of 20,410,453 shares of common stock to be outstanding.

Basis of Presentation - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

                             PRIMAL SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Information - The information set forth in these financial statements as of June 30, 2000 (Successor) and for the six months ended June 30, 1999 (Predecessor) and June 30, 2000 (Successor) is unaudited and reflects all adjustments, consisting only of normal recurring adjustments, that, in the opinion of management, are necessary to present fairly the information presented herein. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.

Acquisition by Avery - In March 1999, Primal and a wholly owned subsidiary of Avery entered into a merger agreement. Pursuant to this agreement, Primal was purchased effective after the close of business on September 30, 1999. Pursuant to the merger agreement, Avery issued 3,890,373 shares of Avery's convertible preferred stock in exchange for all of the issued and outstanding shares of Primal. Of this amount, 1,945,188 shares are held in escrow, to be issued to Primal's shareholders based upon the operating performance of Primal, as defined. Based on the high likelihood of meeting the performance thresholds required for the shares escrowed, all of the 3,890,373 shares issued were included in the initial consideration for the transaction. Upon the meeting of certain additional operating performance thresholds by Primal, the Primal shareholders could have received up to a maximum of 4,000,000 additional shares of Avery convertible preferred stock as additional consideration for the merger which will be recognized as additional purchase price when performance is assured. In addition, upon Primal's satisfaction of certain operating performance levels, as defined, certain shareholders of Primal had the right in September through October 2000 to require Avery to repurchase up to 1,550,000 shares of Avery common stock issued upon the conversion of Avery preferred stock received in the merger for the purchase price of $2.50 per share. The Company recorded the acquisition under the purchase method of accounting. The value of the preferred stock issued of $3,404,076 was recorded on the financial statements of the Company. The purchase price, which included transaction costs of $356,845, was allocated to acquired assets of $4,421,356, assumed liabilities of $5,393,230, and $4,732,795 of goodwill, which is being amortized over seven years. See Note 10 for information on the subsequent resolution of the contingencies discussed above.

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of Primal Solutions, Inc. (Successor), Primal Systems, Inc. (Predecessor), and their wholly owned subsidiary, Wireless Billing Systems. All significant intercompany accounts and transactions have been eliminated.

Cash Equivalents - The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

                             PRIMAL SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property and Equipment - Property and equipment are stated at cost. Depreciation and amortization are provided on the straight-line method over the following estimated useful lives:

Computer and office equipment                   5 years
Furniture and fixtures                          7 years
Leasehold improvements                          Shorter of the estimated  useful
                                                life or life of the lease

Long-Lived Assets - The Company accounts for the impairment and disposition of long-lived assets in accordance with Statement of Financial Accounting Standards
(SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of. In accordance with SFAS No. 121, long-lived assets to be held are reviewed for events or changes in circumstances which indicate that their carrying value may not be recoverable. The Company's policy is to review such assets annually for any impairment and there was no impairment of the value of such assets at December 31, 1998 and 1999.

Intangible Assets - Goodwill (net of accumulated amortization of $169,214 at December 31, 1999 and $508,761 at June 30, 2000) is amortized on a straight-line basis over seven years. At least annually, management reviews intangible assets for possible impairment based on several criteria, including, but not limited to, sales trends, undiscounted operating cash flows and other operating factors. Based upon its most recent assessment, there was no impairment at December 31, 1999.

Software Licenses, Services and Post-Contract Customer Support - Revenues from sales of software licenses (systems revenue), which generally do not contain multiple elements, are recognized upon shipment of the related product if the requirements of SOP 97-2, as amended, are met. If the requirements of SOP 97-2, including evidence of an arrangement, client acceptance, a fixed or determinable fee, collectibility or vendor-specific objective evidence about the value of an element are not met at the date of shipment, revenue recognition is deferred until such items are known or resolved. Revenue from service and post-contract customer support is deferred and recognized ratably over the term of the contract.

Software Programming and Customization Services - Revenues are recognized as services are performed under the agreements and are included in system revenue in the accompanying financial statements.

                             PRIMAL SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Software Development Costs - Costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs would be capitalized in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed. Because the Company believes that its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no software development costs have been capitalized as of December 31, 1998, 1999, and June 30, 2000.

401(k) Plan - The Company has a contributory 401(k) plan which covers substantially all employees. The Company has not made any contributions to the plan, but is permitted to make discretionary contributions.

Income Taxes - Subsequent to the acquisition effective October 1, 1999, the Successor will be included in the consolidated tax returns of Avery Communications, Inc. and, under the terms of a tax sharing arrangement, will record any income taxes as if it were a separate company. Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. This statement requires the recognition of deferred tax assets and liabilities to reflect the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance related to a deferred tax asset is recorded when it was more likely than not that some portion or all of the deferred tax asset will not be realized. A full valuation allowance for deferred tax assets has been provided at December 31, 1998, 1999, and June 30, 2000.

Stock-Based Compensation - The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees.

Concentration of Credit Risk - The Company sells its products primarily to large commercial companies. Credit is extended based on an evaluation of the Customer's financial condition, and collateral is generally not required. The Company also evaluates its credit customers for potential credit losses.

For the years ended December 31, 1998 and 1999, and the six months ended June 30, 1999 and 2000, three, two and four and two customers had revenues greater than 10% of total revenues.

Fair Value of Financial Instruments - The recorded amounts of financial assets and liabilities at December 31, 1998, 1999, and June 30, 2000, approximate fair value, based on the Company's incremental borrowing rate or due to the relatively short period of time between origination of the instruments and their expected realization.

                             PRIMAL SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

For the year ended December 31, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. There was no difference between the net income
(loss) and the comprehensive net income (loss) for the year ended December 31, 1998, the nine-month period ended September 30, 1999, the three-month period ended December 31, 1999, and the six months ended June 30, 1999 and 2000.

The Company has adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. In accordance with SFAS No. 131, the Company has disclosed in Note 9 the required information about the Company's operating segments.

In 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Company is required to adopt effective in its fiscal Year 2001. SFAS No. 133 will require the Company to record all derivatives on the balance sheet at fair value. The Company does not currently engage in hedging activities but will continue to evaluate the effects of adopting SFAS No. 133. The Company will adopt SFAS No. 133 in its fiscal Year 2001.

In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC and was effective the first fiscal quarter of fiscal years beginning after December 15, 1999, and requires companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation in accordance with Accounting Principles Board opinion No. 20, Accounting Changes. Subsequently, SAB No. 101A and No. 101B were issued to delay the implementation of SAB No. 101. It will be effective for the Company in the fourth quarter of fiscal 2001. The Company is currently evaluating the impact, if any, SAB No. 101 will have on its financial position or results of operations.

Net Income (Loss) Per Share and Pro Forma Net Income (Loss) Per Share - The Company has computed net income (loss) per share in accordance with SFAS No. 128, Earnings Per Share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by including other common stock equivalents, including stock options, if any, in the weighted average number of common shares outstanding for a period, if dilutive.

                             PRIMAL SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pro forma basic and diluted net income (loss) per share was computed by dividing the net income (loss), adjusted for the additional goodwill amortization, by the weighted average shares outstanding for the applicable periods, adjusted for the distribution ratios. These pro forma results are not indicative of future amounts.


2.      PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                                   December 31,                    June 30,
                                                          ---------------------------------          2000
                                                                  1998            1999           (unaudited)

Computer and office equipment                                   $53,141        $1,524,626          $2,116,389
Furniture and fixtures                                           11,573            87,802             110,814
Leasehold improvements                                               -             19,848              19,848
                                                            -----------       -----------         -----------
                                                                 64,714         1,632,276           2,247,051
Less accumulated depreciation and
  amortization                                                  (22,565)          (23,431)           (227,435)
                                                            -----------       -----------         -----------

Property and equipment, net                                     $42,149        $1,608,845          $2,019,616
                                                            ===========       ===========         ===========

Amortization of equipment purchased under capitalized lease obligations is included in depreciation expense. Maintenance and repairs are charged to expense as incurred. Renewals and improvements of a major nature are capitalized. Included in property and equipment is equipment under capital leases of $46,605 at December 31, 1998, $209,782 at December 31, 1999, and $647,672 at June 30,
2000.

Accumulated depreciation related to equipment under capital leases amounted to $19,684, $13,111, and $34,471 at December 31, 1998, 1999, and June 30, 2000,
respectively.

                             PRIMAL SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.      LEASE COMMITMENTS

The Company leases office space and certain equipment under various non-cancelable operating and capital leases. Future minimum lease payments required under the operating and capital leases as of December 31, 1999 are as follows:

                                                          OPERATING        CAPITAL
                                                            LEASES          LEASES

Year ending December 31:
  2000                                                    $466,419        $107,010
  2001                                                     155,473          42,910
  2002                                                         -            28,261
                                                         ---------        --------
    Total minimum lease payments                         $ 621,892         178,181
Less amount representing interest                        =========          26,558
                                                                          --------

Present value of minimum lease payments                                    151,623
Less current portion at December 31, 1999                                   89,577
                                                                          --------

Long-term obligation at December 31, 1999                                 $ 62,046
                                                                          ========


Rent expense under such leases was $23,664,  $343,620,  $147,266,  $226,250, and
$235,185 for the year ended December 31, 1998, the nine-month period ended September 30, 1999, the three-month period ended December 31, 1999, and the six months ended June 30, 1999 and 2000, respectively.


4.      NOTE PAYABLE TO AVERY

At December 31, 1998, Primal had a note payable for $100,000 to Avery Communications, Inc. (Avery) (Note 1). The note payable was collateralized by substantially all of Primal's assets and bore interest at 10%. During 1999, all amounts outstanding under the agreement were fully repaid.

                             PRIMAL SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.      NOTES PAYABLE TO OFFICERS

Certain officers of the Company have advanced funds to the Company to provide working capital as needed. The notes payable aggregate to $165,146, $170,575, and $129,334 at December 31, 1998, 1999, and June 30, 2000, respectively, and are net of discounts of $12,119, $6,091, and $3,166 at December 31, 1998, 1999,
and June 30, 2000, respectively. The notes bear interest at a rate of 6% per annum (effective rate at 10%). The principal and interest is payable in quarterly installments with all unpaid principal and interest due on September 30, 2001.

Maturities of the notes payable to officers as of December 31, 1999 are as follows:

2000                                                      $ 88,333
2001                                                        88,333
Less discount                                               (6,091)
                                                        ----------

                                                           170,575
Less current portion                                       (88,333)
                                                        ----------

Long-term portion                                         $ 82,242
                                                        ==========


6.      INCOME TAXES

For three months ended December 31, 1999, the provision for income taxes is comprised of current federal and state taxes of $819,011 partially offset by a deferred benefit of $151,202. For the year ended December 31, 1998, and the nine months ended September 30, 1999, the provision for income taxes is comprised of current state taxes of $800 and $800, respectively. The benefit for income taxes for the six months ended June 30, 2000 reflects the carryforward of the income tax provision for the three months ended December 31, 1999 due to the Company's net loss.

The major reconciling items between computed "expected" tax benefits are state taxes, net of federal income tax benefit, and the change in the valuation allowance.

                             PRIMAL SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The tax effects of temporary differences used in determining the Company's deferred tax assets and liabilities are presented below at December 31, 1999 and 1998:

                                                     1999            1998

Deferred tax assets:
  Net operating losses                           $ 377,727       $ 128,653
  Nondeductible amortization                        65,864
  Bad debt allowance                                39,802           2,744
  Accrued vacation                                  42,180           6,032
  Other                                              2,714          39,495
                                                 ---------       ---------

    Total deferred tax assets                      528,287         176,924
Less valuation allowance                          (528,287)       (176,924)
                                                 ---------       ---------

Net deferred tax asset/liability                 $       -       $       -
                                                 =========       =========

The valuation allowance was increased by $128,122 during the year ended December 31, 1998, and $351,363 during the nine months ended September 30, 1999.

As of December 31, 1999, the Company has a net operating loss (NOL) carryforward for federal tax purposes of $969,139, which will expire in the years 2011 through 2014, and an NOL carryforward for California purposes of $979,814, which will expire in 2005.

As a result of the acquisition of Primal by Avery (Note 1), the Company's annual use of Primal's net operating losses will be limited under section 382 of the Internal Revenue Code to approximately $285,000 annually.


7.      STOCK OPTION PLAN

On December 2, 1998, Primal adopted a stock option plan (the Plan) pursuant to which the Company's Board of Directors may grant stock options to officers and key employees. The Plan authorizes grants of options to purchase up to 2,999,606 shares of authorized but unissued common stock. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. For participants who own shares representing more than 10% of the voting shares of Primal, stock options are granted with an exercise price equal to 110% of the stocks' fair market value at the date of grant. Stock options have a contractual life of 10 years. Shares vest on a pro rata basis and become fully exercisable from 18 to 60 months from the date of grant.

                             PRIMAL SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 1998, there were 644,413 shares available for grant under the Plan. The per share fair value of stock options granted during 1998 was not significant on the date of grant using the Black-Scholes option-pricing model, with risk-free interest rates ranging from 4.45% to 4.52% and expected lives of one to five years and no volatility or dividends during the expected term.

The Company applies APB No. 25 for its Plan. Accordingly, no compensation cost has been recognized in the financial statements for stock options as the fair market value of the stock approximated the exercise price. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's pro forma net income (loss) would not have significantly differed from reported net income (loss).

                                                                               WEIGHTED
                                                               PRICE OF         AVERAGE
                                             OPTIONS            OPTION          EXERCISE
                                           OUTSTANDING          GRANTS           PRICE

BALANCE, December 31, 1997                        -         $              -    $       -

Granted                                   2,355,193         $ 0.0133-$0.0151    $  0.0150
                                         ----------

BALANCE, December 31, 1998                2,355,193

Canceled                                 (2,355,193)                           $  0.0150
                                         ----------
BALANCE, December 31, 1999 and
  June 30, 2000 (unaudited)                       -
                                         ==========

There were no options exercisable at December 31, 1998.

Effective with the merger with Avery (Note 1), options for 310,000 shares of Primal stock were converted to 109,627 options of Avery Communications, Inc. common stock (54,815 options were granted with the remaining options to be granted based on achieving certain operating levels, as defined) with an exercise price of $0.875 per share. The remaining options to employee stockholders were canceled as part of the merger transaction. Subsequent to the merger, Avery granted 441,150 options (Avery Options) with an exercise price of $1.625 per share to employees of the Company. The Avery Options were subsequently canceled in connection with the Distribution (Note 1). Upon the adoption of a new stock option plan by Primal Solutions, Inc., new options will be issued to the Company's employees with canceled Avery options.

                             PRIMAL SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.      ASSET ACQUISITION

On February 4, 1999, Corsair Communications, Inc. and its wholly owned subsidiary, Subscriber Computing, Inc., sold substantially all of the assets relating to Subscriber's Communication Resource Manager billing system and Intelligent Message Router to Wireless Billing Systems, a newly-formed and wholly owned subsidiary of Primal Systems, Inc. As consideration for the agreement, the Company paid Corsair $2,238,242 by issuing a note payable to Corsair. The note payable bears interest at 10% and is secured by substantially all the Company's property and equipment. Principal and interest are payable monthly with all unpaid principal and interest due May 2001. Principal payments of $384,919 and $1,645,866 are due during 2000 and 2001, respectively. The Company recorded the assets at fair value of $4,581,889 and assumed liabilities of $2,343,647 in addition to the note payable to Corsair.


9.      SEGMENT AND GEOGRAPHIC INFORMATION

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the Company's chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The operating segments of the Company are managed separately because each segment represents a strategic business unit that offers different products or services.

The Company's reportable operating segments include Systems and Services. The Systems operating segment develops and markets the Company's integrated suite of client/server and browser-based software solutions. The Services segment provides after-sale support for software products, programming, maintenance, customization, and consulting services related to the Company's products and a variety of software languages and platforms.

The Company does not separately allocate operating expenses to these segments, nor does it allocate specific assets to these segments. Therefore, segment information reported includes only revenues, cost of revenues, and gross margin as this information is the only information provided to the chief operating decision maker.

                             PRIMAL SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Operating segment data for the year ended December 31, 1998, the nine-month period ended September 30, 1999, the three-month period ended December 31, 1999, and the six months ended June 30, 1999 and 2000, was as follows:

                                                    SYSTEMS                  SERVICES                   TOTAL

Year ended December 31, 1998:
  Revenues                                        $ 1,458,924              $         -              $ 1,458,924
  Cost of revenues                                  1,044,344                                         1,044,344
                                                 ------------             ------------              -----------

    Gross margin                                    $ 414,580              $         -                $ 414,580
                                                 ============             ============              ===========

Nine-month period ended September 30, 1999:
  Revenues                                        $ 1,143,034              $ 5,448,364              $ 6,591,398
  Cost of revenues                                     59,967                3,455,115                3,515,082
                                                 ------------             ------------              -----------

    Gross margin                                  $ 1,083,067              $ 1,993,249              $ 3,076,316
                                                 ============             ============              ===========

Three-month period ended December 31, 1999:
  Revenues                                        $ 1,639,314              $ 2,908,389              $ 4,547,703
  Cost of revenues                                     44,494                1,024,614                1,069,108
                                                 ------------             ------------              -----------

    Gross margin                                  $ 1,594,820              $ 1,883,775              $ 3,478,595
                                                 ============             ============              ===========

Six months ended June 30, 1999 (unaudited):
  Revenues                                          $ 711,742              $ 3,073,444              $ 3,785,186
  Cost of revenues                                     45,593                2,422,990                2,468,583
                                                 ------------             ------------              -----------

    Gross margin                                    $ 666,149                $ 650,454              $ 1,316,603
                                                 ============             ============              ===========

Six months ended June 30, 2000 (unaudited):
  Revenues                                        $ 1,179,785              $ 2,888,011              $ 4,067,796
  Cost of revenues                                     92,307                1,943,950                2,036,257
                                                 ------------             ------------              -----------

    Gross margin                                  $ 1,087,478                $ 944,061              $ 2,031,539
                                                 ============             ============              ===========

                             PRIMAL SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenues are attributed to geographic areas based on the location of the entity to which the products or services were sold. Revenues, gross profit, income
(loss) from operations and long-lived assets concerning principal geographic areas in which the Company operates as follows:

                                              United          Asia /
                                              States         Pacific          Europe             Total
                                          --------------------------------------------------------------------
Year ended December 31, 1998:
       Revenues                              $ 1,458,924       $       -     $         -          $ 1,458,924
       Gross profit                              414,580               -               -              414,580
       Income (loss) from operations            (234,575)              -               -             (234,575)
       Long-lived assets                          42,149               -               -               42,149

Nine months ended September 30, 1999:
       Revenues                              $ 4,238,985       $ 852,190     $ 1,500,223          $ 6,591,398
       Gross profit                            1,997,023         361,255         718,038            3,076,316
       Income (loss) from operations            (364,438)       (113,484)       (117,709)            (595,631)
       Long-lived assets                       1,308,966               -               -            1,308,966

Three months ended December 31, 1999:
       Revenues                              $ 2,133,956     $ 1,852,647       $ 561,100          $ 4,547,703
       Gross profit                            1,623,686       1,425,580         429,329            3,478,595
       Income (loss) from operations             785,044         697,492         208,818            1,691,354
       Long-lived assets                       1,608,845               -               -            1,608,845

Six months ended June 30,1999 (unaudited):
       Revenues                              $ 2,475,230       $ 238,465     $ 1,071,491          $ 3,785,186
       Gross profit                              865,133          57,230         394,240            1,316,603
       Income (loss) from operations            (514,528)        (75,688)       (202,995)            (793,211)
       Long-lived assets                       1,346,301               -               -            1,346,301

Six months ended June 30, 2000 (unaudited):
       Revenues                              $ 2,949,904       $ 577,947       $ 539,945          $ 4,067,796
       Gross profit                            1,477,598         272,030         281,911            2,031,539
       Income (loss) from operations          (1,789,987)       (368,158)       (316,181)          (2,474,326)
       Long-lived assets                       2,019,616               -               -            2,019,616

                             PRIMAL SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.     SUBSEQUENT EVENTS

On July 31, 2000, certain contingencies relating to the original purchase of Primal by Avery (Note 1) were resolved and resulted in the issuance of an additional 1,250,000 shares of common stock and the recording of additional goodwill of $3,575,000 related to the Purchase. The additional goodwill resulted from the attainment by Primal of certain revenue and net loss targets and from the satisfaction of the conditions relating to the repurchase of Avery shares from former Primal shareholders described below.

An incremental 1,250,000 shares of Avery Series F preferred stock were issued to former Primal shareholders valued at $1.00 per share which resulted in $1,250,000 of additional goodwill. Additionally, the excess value of the $2.50 per share repurchase right over the $1.00 fair value of the 1,550,000 shares resulted in $2,325,000 of goodwill. The total additional goodwill amounts are recorded in the pro forma balance sheet as of June 30, 2000.

As discussed in Note 1, the Board of Directors of Avery, in August 2000, approved the distribution of the Company as a separate public company. In connection with the Distribution, certain agreements with the Company and the former Primal shareholders were agreed to as follows: Avery agreed to provide $4,000,000 of cash to the Company, which is reflected as a capital contribution in the June 30, 2000 pro forma balance sheet. The former Primal shareholders waived the repurchase right discussed above and an additional 1,986,531 shares of Avery Series F preferred stock will be issued to those shareholders. The former chief executive officer of Avery and a former Primal shareholder agreed to cancel options to purchase 925,000 shares of Avery common stock in return for the issuance of 250,000 shares of common stock of the Company's post distribution. The new chief executive officer of Primal also agreed to cancel options to purchase 300,000 shares of Avery common stock in exchange for the issuance of approximately 400,000 shares of the Company after the distribution. Such actual share amounts will be determined at the date of distribution. Both of the option cancellation and share issuance transactions have been reflected in the Primal pro forma balance sheet of June 30, 2000 as an equity adjustment. Also as part of the distribution, Company employees who had options to purchase shares of Avery common stock were canceled and new options will be issued in a new Company stock option plan based, primarily, on the valuation of the Company by an independent appraisal and 100,000 shares of common stock will be issued to certain employees as part of the distribution agreement.

                                    * * * * *

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

Delaware General Corporation Law

     Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145(c) of the DGCL provides that to the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in
Section 145. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Certificate of Incorporation

     Our Certificate of Incorporation,  as amended,  a copy of which is filed as
Exhibit 3.1 to the Registration Statement, provides that a director shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, unless the breach involves (i) a breach of the director's duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) liability for unlawful dividend payments or stock purchases or redemptions or (iv) for a transaction from which the director derived an improper personal benefit. The Amended Certificate of Incorporation provides that we will indemnify all persons whom we may indemnify to the fullest extent permitted by the DGCL.

Amended and Restated Bylaws

     Our Amended and Restated Bylaws, a copy of which is filed as Exhibit 3.2 to the Registration Statement, provide that each person who at any time is or was one of our directors, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a "Proceeding"), by reason of the fact that such person is or was one of our directors, or is or was serving at our request as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, whether the basis of a Proceeding is alleged action in such person's official capacity or in another capacity while holding such office, shall be indemnified and held harmless by us, against costs, charges, expenses (including without limitation, court costs and attorneys' fees), judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred or suffered by such person in connection with a Proceeding, so long as a majority of a quorum of disinterested directors, the stockholders or legal counsel through a written opinion do not determine that such person did not act in good faith or in a manner he reasonably believed to be in or not opposed to the our interests of Primal, and in the case of a criminal Proceeding, such person had reasonable cause to believe his conduct was unlawful. The Amended and Restated Bylaws also contain certain provisions designed to facilitate receipt of such benefits by any such persons, including the prepayment of any such benefits.

Indemnification Agreements

     We have entered into Indemnification Agreements pursuant to which we will indemnify certain of our directors and officers against judgments, claims, damages, losses and expenses incurred as a result of the fact that any director or officer, in his capacity as such, is made or threatened to be made a party to any suit or proceeding. Such persons will be indemnified to the fullest extent now or hereafter permitted by the DGCL. The Indemnification Agreements also provide for the advancement of certain expenses to such directors and officers in connection with any such suit or proceeding.

Insurance

     We have a directors' and officers' liability insurance policy to insure our directors and officers against losses resulting from wrongful acts committed by them in their capacities as directors and officers of Primal, including liabilities arising under the Securities Act.

Item 25.  Other Expenses of Issuance and Distribution

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Commission registration fee.

     SEC registration fee............................ $     830.46
     Blue Sky fees and expenses......................    20,000.00
     Accounting fees and expenses....................    30,000.00
     Printing and engraving expenses.................    30,000.00
     Legal fees and expenses.........................    75,000.00
     Registrar and transfer agent's fees.............     3,000.00
     Miscellaneous fees and expenses.................     5,000.00
                                                      -------------
       Total......................................... $ 163,830.46
                                                      =============


     Item 27. Exhibits



EXHIBIT
NUMBER                           DESCRIPTION OF DOCUMENT
------                           -----------------------

2.1 Primal Solutions, Inc. Preliminary Distribution Agreement (the "Distribution Agreement"), dated July 31, 2000, by and among Avery Communications, Inc., a Delaware corporation, Primal Solutions, Inc., a Delaware corporation, John Faltys, Joseph R. Simrell, David Haynes, Mark J. Nielsen, Arun Anand, Murari Cholappadi, Sanjay Gupta, Thurston Group, Inc., a Delaware corporation, Patrick J. Haynes, III and Scot M. McCormick (filed as Exhibit 2.1 to Avery's Form 8-K dated August 31, 2000 (the "Primal Form 8-K") and incorporated by reference herein)

2.2 Form of Non-Recourse Promissory Note, which is attached as Exhibit 5-A to the Distribution Agreement (filed as Exhibit 2.2 to the Primal Form 8-K and incorporated by reference herein)

2.3 Form of Pledge Agreement, which is attached as Exhibit 5-B to the Distribution Agreement (filed as Exhibit 2.3 to the Primal Form 8-K and incorporated by reference herein)

2.4 Form of Irrevocable Proxy for Thurston Group, Inc., Patrick J. Haynes III and their affiliates relating to the common stock of Primal, which is attached as Exhibit 9-A to the Distribution Agreement (filed as Exhibit 2.4 to the Primal Form 8-K and incorporated by reference herein)

2.5 Form of Irrevocable Proxy for the Old Primal Stockholders relating to the common stock of Avery, which is attached as Exhibit 9-B to the Distribution Agreement (filed as Exhibit 2.5 to the Primal Form 8-K and incorporated by reference herein)

2.6 Indemnification Agreement, dated July 31, 2000, by and between Avery Communications, Inc., a Delaware corporation, John Faltys, Joseph R. Simrell, and David Haynes (filed as Exhibit 2.6 to the Primal Form 8-K and incorporated by reference herein)

3.1 Amended and Restated Certificate of Incorporation (to be filed by amendment)

3.2      Amended and Restated Bylaws

4.1      Amended  and  Restated  Certificate  of  Incorporation  (to be filed as
         Exhibit 3.1 hereto and incorporated by reference herein)

4.2 Amended and Restated Bylaws (attached as Exhibit 3.2 hereto and incorporated by reference herein)

5.1      Opinion of Winstead Sechrest & Minick P.C. (to be filed by amendment)

EXHIBIT
NUMBER                           DESCRIPTION OF DOCUMENT
------                           -----------------------

10.1 Agreement and Plan of Merger, dated as of March 19, 1999, by and among Avery Communications, Inc., ACI Telecommunications Financial Services Corporation, Primal Systems Inc., Mark J. Nielsen, John Faltys, Joseph
         R. Simrell and David Haynes (the "Primal Merger  Agreement")  (filed as
         Exhibit 2.5 to Avery's Registration Statement on Form SB-2 (Registration No. 333-65133) and incorporated by reference herein)

10.2 Form of Director and Officer Indemnification Agreement (to be filed by amendment)

10.3     Employment Agreement for William Salway

10.4     Employment Agreement for John Faltys

10.5     Employment Agreement for Joseph R. Simrell

10.6     Employment Agreement for David Haynes

21.1     Subsidiaries of Registrant

23.1     Consent of Deloitte & Touche

23.2 Consent of Winstead Sechrest & Minick P.C. (to be filed as Exhibit 5.1 hereto and incorporated by reference herein)

24.1 Power of Attorney (included on signature page of this Registration Statement as originally filed)

27.1     Financial Data Schedule for Fiscal Year Ended December 31, 1999

27.2     Financial Data Schedule for Six Months Ended June 30, 2000


Item 28.  Undertakings

Commission Policy on Indemnification

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Primal pursuant to the foregoing provisions, or otherwise, Primal has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Primal will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Chicago, State of Illinois, on September 22, 2000.

                                        PRIMAL SOLUTIONS, INC.


                                        By:   /s/ Joseph R. Simrell
                                           -------------------------------------


     Each person whose signature appears below constitutes and appoints William Salway, John Faltys and Joseph R. Simrell and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign on his behalf individually and in each capacity stated below any amendment, (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


SIGNATURE                                   TITLE                                  DATE
---------                                   -----                                  ----
/s/ William Salway        Chief Executive Officer, President,               September 22, 2000
    --------------
                          Chief Operating Officer, and Director
                          (Principal Executive Officer)
/s/ John Faltys           Chief Technology Officer, Executive               September 22, 2000
    -----------
                          Vice President, Chairman of the Board
                          of Directors and Director
/s/ Joseph R. Simrell     Chief Financial Officer, Vice President           September 22, 2000
    -----------------
                          of Finance and Administration, and
                          Secretary (Principal Financial and
                          Accounting Officer)
/s/ David Haynes          Vice President of Marketing and                   September 22, 2000
    ------------
                          Director
/s/ Spencer Brown         Director                                          September 22, 2000
    -------------
/s/ J. Alan Lindauer      Director                                          September 22, 2000
   -----------------
/s/ Norman Phipps         Director                                          September 22, 2000
    -------------

                                INDEX TO EXHIBITS


EXHIBIT
NUMBER                         DESCRIPTION OF DOCUMENT
------                         -----------------------

2.1 Primal Solutions, Inc. Preliminary Distribution Agreement (the "Distribution Agreement"), dated July 31, 2000, by and among Avery Communications, Inc., a Delaware corporation, Primal Solutions, Inc., a Delaware corporation, John Faltys, Joseph R. Simrell, David Haynes, Mark J. Nielsen, Arun Anand, Murari Cholappadi, Sanjay Gupta, Thurston Group, Inc., a Delaware corporation, Patrick J. Haynes, III and Scot M. McCormick (filed as Exhibit 2.1 to Avery's Form 8-K dated August 31, 2000 (the "Primal Form 8-K") and incorporated by reference herein)

2.2 Form of Non-Recourse Promissory Note, which is attached as Exhibit 5-A to the Distribution Agreement (filed as Exhibit 2.2 to the Primal Form 8-K and incorporated by reference herein)

2.3 Form of Pledge Agreement, which is attached as Exhibit 5-B to the Distribution Agreement (filed as Exhibit 2.3 to the Primal Form 8-K and incorporated by reference herein)

2.4 Form of Irrevocable Proxy for Thurston Group, Inc., Patrick J. Haynes III and their affiliates relating to the common stock of Primal, which is attached as Exhibit 9-A to the Distribution Agreement (filed as Exhibit 2.4 to the Primal Form 8-K and incorporated by reference herein)

2.5 Form of Irrevocable Proxy for the Old Primal Stockholders relating to the common stock of Avery, which is attached as Exhibit 9-B to the Distribution Agreement (filed as Exhibit 2.5 to the Primal Form 8-K and incorporated by reference herein)

2.6 Indemnification Agreement, dated July 31, 2000, by and between Avery Communications, Inc., a Delaware corporation, John Faltys, Joseph R. Simrell, and David Haynes (filed as Exhibit 2.6 to the Primal Form 8-K and incorporated by reference herein)

3.1 Amended and Restated Certificate of Incorporation (to be filed by amendment)

3.2      Amended and Restated Bylaws

4.1      Amended  and  Restated  Certificate  of  Incorporation  (to be filed as
         Exhibit 3.1 hereto and incorporated by reference herein)

4.2 Amended and Restated Bylaws (attached as Exhibit 3.2 hereto and incorporated by reference herein)

5.1      Opinion of Winstead Sechrest & Minick P.C. (to be filed by amendment)

10.1 Agreement and Plan of Merger, dated as of March 19, 1999, by and among Avery Communications, Inc., ACI Telecommunications Financial Services Corporation, Primal Systems Inc., Mark J. Nielsen, John Faltys, Joseph
         R. Simrell and David Haynes (the "Primal Merger  Agreement")  (filed as
         Exhibit 2.5 to Avery's Registration Statement on Form SB-2 (Registration No. 333-65133) and incorporated by reference herein)

10.2 Form of Director and Officer Indemnification Agreement (to be filed by amendment)

10.3     Employment Agreement for William Salway

10.4     Employment Agreement for John Faltys

EXHIBIT
NUMBER                         DESCRIPTION OF DOCUMENT
------                         -----------------------

10.5     Employment Agreement for Joseph R. Simrell

10.6     Employment Agreement for David Haynes

21.1     Subsidiaries of Registrant

23.1     Consent of Deloitte & Touche

23.2 Consent of Winstead Sechrest & Minick P.C. (to be filed as exhibit 5.1 hereto and incorporated by reference herein)

24.1 Power of Attorney (included on signature page of this Registration Statement as originally filed)

27.1     Financial Data Schedule for Fiscal Year Ended December 31, 1999

27.2     Financial Data Schedule for Six Months Ended June 30, 2000